EXHIBIT 2.7

EXECUTION COPY

FIFTH AMENDED AND RESTATED
REVOLVING TERM CREDIT AGREEMENT

CELESTICA INC. AND THE SUBSIDIARIES SPECIFIED AS
DESIGNATED SUBSIDIARIES HEREIN,
as Borrowers

- and -

CIBC WORLD MARKETS,
as Co-Lead Arranger and Bookrunner

- and -

RBC CAPITAL MARKETS,
as Co-Lead Arranger and Co-Syndication Agent

- and -

CANADIAN IMPERIAL BANK OF COMMERCE,
as Administrative Agent

- and -

BANC OF AMERICA SECURITIES LLC
as Co-Syndication Agent

- and -

THE FINANCIAL INSTITUTIONS NAMED IN SCHEDULE A,
as Lenders

UP TO U.S.$200,000,000
REVOLVING TERM CREDIT FACILITY

Made as of April 7, 2009

i

(continued)

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FIFTH AMENDED AND RESTATED
REVOLVING TERM CREDIT AGREEMENT

MADE as of April 7, 2009.

B E T W E E N:

CELESTICA INC.,
a corporation incorporated under the laws of the Province of Ontario,

- and -

THE SUBSIDIARIES OF CELESTICA INC. SPECIFIED HEREIN AS DESIGNATED SUBSIDIARIES,

- and -

CIBC WORLD MARKETS,
as Co-Lead Arranger,

- and -

RBC CAPITAL MARKETS,
as Co-Lead Arranger and Co-Syndication Agent,

- and -

CANADIAN IMPERIAL BANK OF COMMERCE,
a Canadian chartered bank, as Administrative Agent,

- and -

BANC OF AMERICA SECURITIES LLC
as Co-Syndication Agent

- and -

THE FINANCIAL INSTITUTIONS NAMED IN SCHEDULE
A, as Lenders.

WHEREAS Celestica Inc., the Subsidiaries of Celestica Inc. designated therein as Designated Subsidiaries, CIBC World Markets, as Joint-Lead Arranger, RBC Capital Markets, as Joint-Lead Arranger and Co-Syndication Agent, Canadian Imperial Bank of Commerce as Administrative Agent, Banc of America Securities LLC, as Co-Syndication Agent and the financial institutions named therein as the Lenders are parties to a Fourth Amended and Restated Revolving Term Credit Agreement dated as of April 12, 2007 (the “Existing Credit Agreement”), which amended and restated a Third Amended and Restated Revolving Term Credit Agreement dated as of June 4, 2004 between Celestica Inc., the Subsidiaries of Celestica Inc. designated therein as Designated Subsidiaries, Canadian Imperial Bank of Commerce, as the Administrative Agent,

CIBC World Markets as, Joint-Lead Arranger, RBC Capital Markets, as Joint-Lead Arranger and Co-Syndication Agent, Banc of America Securities LLC as Co-Syndication Agent, The Bank of Nova Scotia, as Documentation Agent, and the financial institutions named therein as the Lenders which amended and restated a Second Amended and Restated Revolving Term Credit Agreement dated as of December 17, 2002 (as amended by the First Amendment to Second Amended and Restated Revolving Term Credit Agreement dated as of October 31, 2003 and by the Second Amendment to Second Amended and Restated Revolving Term Credit Agreement dated as of March 30, 2004) between Celestica Inc., the Subsidiaries of Celestica Inc. designated therein as Designated Subsidiaries, The Bank of Nova Scotia as the Administrative Agent, CIBC World Markets, as Joint-Lead Arranger and Syndication Agent, RBC Capital Markets and Banc of America Securities LLC, as Joint-Lead Arrangers and Co-Documentation Agents, and the financial institutions named therein as the Lenders, which amended and restated an Amended and Restated Revolving Term Credit Agreement dated as of June 8, 2001 among Celestica Inc., the Subsidiaries of Celestica Inc. designated therein as Designated Subsidiaries, The Bank of Nova Scotia, as the Administrative Agent, the Canadian Facility Agent, the U.S. Facility Agent and the U.K. Facility Agent and the financial institutions named therein as the Lenders, which amended and restated a Credit Agreement among Celestica Inc., the Subsidiaries of Celestica Inc. designated therein as Designated Subsidiaries, The Bank of Nova Scotia as the Administrative Agent, the Canadian Facility Agent, the U.S. Facility Agent and the U.K. Facility Agent and the financial institutions named therein as the Lenders dated as of April 22, 1999;

AND WHEREAS the parties hereto wish to amend and restate the Existing Credit Agreement on the terms set forth herein;

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the premises, the covenants herein contained and other valuable consideration, the parties hereto agree as follows:

ARTICLE 1
INTERPRETATION

1.1                               Definitions

In this Agreement:

“Acceptance Note” means a non-interest bearing promissory note of a Borrower substantially in the form of Schedule L delivered to a Lender in the circumstances set out in Section 4.7(a);

“Acquired Indebtedness” means Indebtedness of any Person (i) which is outstanding at the time that such Person becomes a Restricted Subsidiary or is amalgamated with, or merged with or into, a Borrower or a Restricted Subsidiary; or (ii) which is outstanding at the time that assets of a Person are acquired by a Borrower or a Restricted Subsidiary and the obligation for repayment of which is assumed by such Borrower or Restricted Subsidiary in connection with the acquisition of such assets;

“Additional Compensation” has the meaning specified in Section 5.2;

“Administrative Agent” means Canadian Imperial Bank of Commerce when acting in its capacity as administrative agent hereunder;

“Advance” means a Prime Rate Advance, a Bankers’ Acceptance Advance, a LIBOR Advance, or a Base Rate Canada Advance made by the Lenders or a Lender, as applicable, or the issuance of a Letter of Credit and “Advances” means all of them;

“Affected Lender” has the meaning specified in Section 5.4(b);

“Affiliate” means an affiliated body corporate and, for the purposes of this Agreement, (i) one body corporate is affiliated with another body corporate if one such body corporate is the Subsidiary of the other or both are Subsidiaries of the same body corporate or each of them is controlled by the same Person and (ii) if two bodies corporate are affiliated with the same body corporate at the same time, they are deemed to be affiliated with each other; for greater certainty for the purposes of this definition, “body corporate” shall include a Canadian chartered bank;

“Agents” means the Administrative Agent and the Co-Syndication Agents and “Agent” shall mean any one of them;

“Agreement” means this agreement and all Schedules attached hereto as the same may be amended, restated, replaced or superseded from time to time;

“Applicable Law” means, with respect to any Person, property, transaction or event, all applicable laws, statutes, rules, regulations, codes, treaties, conventions, judgments, orders, awards or determinations of courts, arbitrators or mediators, and decrees in any applicable jurisdiction which are binding on such Person, property, transaction or event;

“Applicable Margin” shall have the meaning specified in Schedule C;

“Approved Credit Rating Agency” means any one of Standard & Poor’s, Moody’s and any other similar agency agreed to by Celestica and the Administrative Agent;

“Arm’s Length” has the meaning ascribed thereto under the Income Tax Act (Canada) in effect as of the date hereof;

“Assenting Lender” has the meaning specified in Section 5.4(b);

“Available Swing Line Commitment” means the monetary amount which is the commitment of the Swing Line Lender as may be increased or decreased from time to time pursuant to Section 2.22(j);

“Bankers’ Acceptance” means a draft or other bill of exchange in Canadian Dollars including, without limitation, a depository bill subject to the Depository Bills and Notes Act (Canada), drawn by Celestica or a Canadian Designated Subsidiary and accepted by a Lender in accordance with Article 4;

“Bankers’ Acceptance Advance” means the advance of funds to a Borrower by way of creation and issuance of Bankers’ Acceptances or by way of the issuance of an Acceptance Note, in each case in accordance with the provisions of Article 4;

“Banking Day” means a day, other than a Saturday or a Sunday and, where used in the context of a notice, delivery, payment or other communication addressed to the Administrative Agent,

which is also a day on which banks are not required or authorized to close in Toronto, Canada and:

(i)                                     in the case of Base Rate Canada Advances in United States Dollars, which is also a day on which banks are not required or authorized to close in New York, New York; or

(ii)                                  in the case of LIBOR Advances in United States Dollars, which is also a day on which banks are not required or authorized to close in New York, New York or London, England, or which is a day on which dealings are carried on in the London interbank market;

“Base Rate Canada”  means, on any day on which such rate is determined, the greater of (i) the variable rate of interest per annum, expressed on the basis of a year of 365 or 366 days, as the case may be, established or quoted from time to time by the Administrative Agent as the reference rate of interest then in effect for determining interest rates on United States Dollar denominated commercial loans made by it in Canada; and (ii) the Federal Funds Effective Rate plus ½ of 1% per annum;

“Base Rate Canada Advance” means a loan made by the Lenders to a Borrower on which interest is payable based on the Base Rate Canada plus the Applicable Margin;

“Borrowers’ Counsel” means Davies Ward Philips & Vineberg LLP, Toronto, Ontario or such other firm of legal counsel as the Borrowers may from time to time designate;

“Borrowers” means Celestica and each Designated Subsidiary from time to time and their respective permitted successors and assigns and “Borrower” means any of them;

“Business” means the business of:

(a)                                  conducting a broad range of electronics manufacturing services, including front end design and product development, manufacturing, assembly and testing of printed circuit boards, printed circuit board assembly, backplanes, electro-mechanical sub-assembly, memory modules, photonics, opto-electronic assembly, full system assembly, product testing, quality assurance, failure analysis, packaging and direct order fulfilment, after market service and support, and other related manufacturing services;

(b)                                 a full range of supply chain management services such as materials procurement, inventory management, logistics, packaging, distribution, after-market support and refurbishment;

(c)                                  design services including concept and product design, product documentation and data management, prototype services, product qualification, design for manufacturability and new product introduction;

(d)                                 the design, production, distribution and sale of reference designs and power products; and

(e)                                  any incidental businesses conducted by businesses acquired by a Borrower or a Restricted Subsidiary whose principal business involves one or more of the businesses described in paragraphs (a) through (d) of this definition;

“Canadian BA Rate” means, for a particular term, the discount rate per annum, calculated on the basis of a year of 365 days, for Canadian Dollar Bankers’ Acceptances having such term:

(a)                                  in respect of the Bankers’ Acceptances to be accepted by a Schedule I Lender, that appears as the CDOR average rate on the display page designated as the CDOR page (or any replacement page) by Reuters Money Market Service (or its successor) as of 10:00 a.m. (Toronto, Canada time) on the first day of such term; and

(b)                                 in respect of the Bankers’ Acceptances or Acceptance Notes to be accepted by a Non-Schedule I Lender, as are quoted by such Non-Schedule I Lender as of 10:00 a.m. (Toronto, Canada time) on the first day of such term, provided that such quoted rate shall in no event exceed the rate determined for Bankers’ Acceptances accepted by a Schedule I Lender pursuant to paragraph (a) of this definition plus ten basis points, each as determined by the Administrative Agent.

“Canadian Dollars” and “Cdn.$” mean the lawful currency of Canada in immediately available funds;

“Canadian Designated Subsidiary” means a Designated Subsidiary, (a) which was incorporated, continued, amalgamated or otherwise created in accordance with and continues to be governed by the laws of a Province of Canada or the federal laws of Canada and which is domiciled in Canada; and (b) which has satisfied and complied with the terms of Section 7.1(b);

“Capital Lease” means any leasing or similar arrangement which, in accordance with GAAP, would be classified a capital lease;

“Capital Lease Obligations” means all monetary obligations of Celestica or a Subsidiary under a Capital Lease and for the purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP;

“Cash and Cash Equivalents” means cash (including balances in bank accounts) or investments in the following:

(a)                                  direct obligations issued or unconditionally guaranteed by the government of Canada or the United States of America or issued by any agency or instrumentality thereof and backed by the full faith and credit of the government of Canada or the United States of America;

(b)                                 certificates of deposit, time deposits or bankers’ acceptances issued by any major chartered bank or any other domestic or foreign commercial bank with a combined capital surplus of Cdn. $1 billion or the Equivalent Amount thereof and whose long term unsecured and unguaranteed debt is rated by Standard & Poor’s, Moody’s or any other Approved Credit Rating Agency at a grade at least equal to any Non-Defaulting Lender’s credit rating, with respect to long term unsecured and unguaranteed debt, provided by Standard & Poor’s, Moody’s and such other Approved Credit Rating Agency, respectively;

(c)                                  corporate and other bonds rated at least AA- (or the then equivalent grade) by Standard & Poor’s; and at least Aa3 (or the then equivalent grade) by Moody’s.

“Celestica” means Celestica Inc., a corporation duly incorporated, organized and subsisting under the laws of the Province of Ontario, and any successor or continuing corporation;

“Celestica International” means Celestica International Inc., a corporation duly incorporated, organized and subsisting under the laws of the Province of Ontario, and any successor  or continuing corporation;

“CERCLA” means the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980;

“CERCLIS” means the United States Comprehensive Environmental Response Compensation Liability Information System List;

“Chinese Material Restricted Subsidiary” has the meaning specified in Section 8.4(a);

“CIBC” means Canadian Imperial Bank of Commerce, a Canadian chartered bank;

“Claims” has the meaning specified in Section 12.4(a);

“Closing” means the satisfaction of the conditions precedent set out in Section 6.1;

“Closing Date” means the date of Closing;

“Co-Lead Arrangers” means CIBC World Markets and RBC Capital Markets;

“Code” means the United States Internal Revenue Code of 1986;

“Commitment” means the commitment of each Lender to loan a portion of the aggregate amount of the Facility, in the amount set opposite its name in Schedule B, as such Schedule B may be amended by a Transfer Notice pursuant to Section 13.11;

“Consent Designated Subsidiaries” means a Designated Subsidiary; (a) which was not incorporated, continued, amalgamated or otherwise created in accordance with the laws of a Province of Canada or the federal laws of Canada; and (b) which has satisfied and complied with the terms of Section 7.1(c);

“Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable for the Indebtedness of any other Person, such Indebtedness being any of the types referred to in paragraphs (a), (b), (c), (e), (f) and (g) of the definition of Indebtedness (in the case of paragraphs (f) and (g), only to the extent that the Indebtedness described in such paragraphs comprises or relates to Indebtedness of the types referred to in paragraphs (a), (b), (c) and (e) of the definition of Indebtedness);

“control” means, with respect to control of a body corporate by a Person, the holding (other than by way of security only) by or for the benefit of that Person, or Affiliates of that Person of securities of such body corporate or the right to vote or direct the voting of securities of such body corporate to which, in the aggregate, are attached more than 50% of the votes that may be cast to elect directors of the body corporate, provided that the votes attached to those securities are sufficient, if exercised, to elect a majority of the directors of the body corporate;

“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or business (whether or not incorporated) under common control which, together with the Borrowers, are treated as a single employer under Section 414(b) or Section 414(c) of the Code;

“Conversion” means the conversion of one type of Advance into another type of Advance pursuant to Section 2.15;

“Conversion Notice” means a notice substantially in the form set out in Schedule E;

“Corporate Reorganization” has the meaning specified in Section 13.12;

“DB Receivables Purchase Agreement” means the revolving trade receivables purchase agreement dated as of November 23, 2005 among Celestica, Celestica Corporation, Celestica Raječko s.r.o., Celestica Holdings Pte Ltd., Celestica Valencia S.A., Celestica Hong Kong Ltd., each of the purchasers listed therein and Deutsche Bank AG New York Branch, as the same may be amended, restated, supplemented or modified from time to time;

“Debt Rating” means, at any time, Celestica’s issuer credit rating provided by Standard & Poor’s, or Celestica’s senior implied rating provided by Moody’s, or the equivalent rating provided by any other Approved Credit Rating Agency;

“Debt Rating Downgrade” means the Debt Rating of Celestica being downgraded to below BB+ by Standard & Poor’s or Ba1 by Moody’s;

“Debt Rating Upgrade” means the Debt Rating of Celestica being upgraded to BBB- by Standard & Poor’s and Baa3 by Moody’s or better;

“Default” means an event which, with the giving of notice or the passage of time or the making of any determination or any combination thereof as provided for herein, would constitute an Event of Default;

“Defaulting Lender” means any Lender that (i) has failed to fund any portion of any Advance, participations in Letters of Credit or participations in Swing Line Advances required to be funded by it hereunder within one (1) Banking Day of the date required to be funded by it hereunder, unless the subject of a good faith dispute (or a good faith dispute that is subsequently cured), (ii) has notified the Borrower, the Administrative Agent, the Issuing Bank or the Swing Line Lender in writing that it does not intend to comply with its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement, (iii) has failed, within two (2) Banking Days after written request by the Administrative Agent, to provide written confirmation that it will comply with the terms of this Agreement relating to its obligations to fund participations in then outstanding Letters of Credit or Swing Line Advances, (iv) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Banking Days of the date when due, unless the subject of a good faith dispute (or a good faith dispute that is subsequently cured) or (v) is unable to meet its obligations as they generally become due, becomes insolvent or generally fails to pay its debts as they generally become due, or that has applied for, assigned itself into, permitted, consented to or suffered to exist, any bankruptcy, insolvency, liquidation or winding up process in respect of itself;

“Designated Account” means an account of a Borrower of which the Administrative Agent is notified by such Borrower from time to time for the purposes of transactions under this Agreement;

“Designated Subsidiary” means a directly or indirectly wholly-owned Restricted Subsidiary of Celestica designated by Celestica as a Canadian Designated Subsidiary or a Consent Designated Subsidiary in accordance with and which complies with the applicable terms of Section 7.1 of this Agreement;

“Designated Subsidiary Agreement” means an agreement substantially in the form set out in Schedule F;

“Disbursement” has the meaning specified in Section 3.4;

“Disbursement Date” has the meaning specified in Section 3.4;

“Domestic Material Restricted Subsidiary” means a Material Restricted Subsidiary that was incorporated, continued, amalgamated, merged or otherwise created in accordance with and continues to be governed by the laws of a Province of Canada or the federal laws of Canada or the laws of any state of the United States of America;

“Domestic Restricted Subsidiary” means a Restricted Subsidiary that was incorporated, continued, amalgamated, merged or otherwise created in accordance with and continues to be governed by the laws of a Province of Canada or the federal laws of Canada or the laws of any state of the United States of America;

“Drawdown” means a drawdown of an Advance;

“Drawdown Date” means, in relation to any Advance, the date, which shall be a Banking  Day, on which the Drawdown of such Advance is made by a Borrower pursuant to a Drawdown Notice;

“Drawdown Notice” means a notice substantially in the form set out in Exhibit 1 to Schedule G;

“EBITDA” means, for any particular period, the aggregate of:

(a)                                  Net Income for such period;

(b)                                 all amounts deducted in the calculation of Net Income in respect of Taxes, whether paid or deferred (in accordance with GAAP);

(c)                                  all amounts deducted in the calculation of Net Income in respect of depreciation;

(d)                                 all amounts deducted in the calculation of Net Income in respect of amortization;

(e)                                  all amounts deducted in the calculation of Net Income in respect of Interest Expense, other than the implicit financing costs of synthetic leases;

(f)                                    all amounts deducted in the calculation of Net Income in determining all non-recurring charges; and

(g)                                 non-cash charges and purchase accounting deductions,

provided that, in the event of the acquisition by Celestica or a Restricted Subsidiary of (i) a corporation which becomes a new Restricted Subsidiary or (ii) any other entity or a group of assets or an operation, provided that such operation comprises a going concern which becomes a division or part of the business of Celestica or a Restricted Subsidiary (an “operation”), EBITDA will, subject to (x) and (y), include the EBITDA for the newly acquired Restricted Subsidiary or operation for its immediately preceding four fiscal quarters completed prior to such acquisition.

(x)            If such newly acquired Restricted Subsidiary or operation was, immediately prior to such acquisition, accounted for on a stand-alone basis, EBITDA for such newly acquired Restricted Subsidiary or operation shall only be included in the above calculation if EBITDA for such newly acquired Restricted Subsidiary or operation, as the case may be, can be determined by reference to historical financial statements satisfactory to the Administrative Agent; and

(y)           If such newly acquired Restricted Subsidiary or operation:

(A)                              was not, immediately prior to such acquisition, accounted for on a stand-alone basis; or

(B)                                was immediately prior to such acquisition, accounted for on a stand-alone basis but, in the determination of the Administrative Agent acting reasonably, the business of such newly acquired Restricted Subsidiary or operation will not be conducted  by Celestica or its Restricted Subsidiary, as the case may be, in substantially the same form or the same manner as conducted by the vendor immediately prior to such acquisition, then subject to the satisfaction of the Administrative Agent and the Majority Lenders with the method of determination thereof acting reasonably, EBITDA for such newly acquired Restricted Subsidiary or operation will be determined having regard to historical financial results together with, and having regard to, contractual arrangements and any other changes made or proposed to be made by Celestica or its Restricted Subsidiary, as the case may be, to the business of such newly acquired Restricted Subsidiary or operation;

“EDC” has the meaning specified in Section 2.22(i);

“Eligible Hedging Agreement” means any Hedging Agreement entered into between Celestica or any of its Subsidiaries and any Lender or any Affiliate of any Lender (collectively, the “Hedge Lenders”), provided that any Hedging Agreement entered into by Celestica or any of its Subsidiaries and any Person at the time that such Person was a “Lender” hereunder shall continue to be an Eligible Hedging Agreement (and such Person shall continue to be a Hedge Lender) notwithstanding that such Person ceases, at any time, to be a “Lender” hereunder;

“Eligible Hedging Obligations” means the obligations of Celestica or any of its Subsidiaries in respect of any Eligible Hedging Agreement;

“Environmental Laws” means applicable federal, provincial, state, municipal or other local law, statute, regulation or by-law, code, ordinance, decree, directive, standard, policy, guideline, rule, order, treaty, convention, judgment, award or determination for the protection of the environment or human health or relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials;

“Equivalent Amount” on any given date in one currency (the “first currency”) of any amount denominated in another currency (the “second currency”) means the amount of the first currency which could be purchased with such amount of the second currency at the rate of exchange quoted by the Administrative Agent at 10:00 a.m. (Toronto, Canada time) ) or, in the case of an Equivalent Amount to be determined in accordance with Article 3 hereof, by the Issuing Bank at 10:00 a.m. (local time in the jurisdiction where the applicable Letter of Credit is issued) on such date for the purchase of the first currency with the second currency;

“ERISA” means the United States Employee Retirement Income Security Act of 1974;

“Euro” means the single currency of the Participating Member States introduced on January 1, 1999;

“Event of Default” means any of the events described in Section 10.1;

“Exempted Jurisdiction” has the meaning specified in Section 13.12;

“Existing Credit Agreement” has the meaning specified in the first recital hereto;

“Face Amount” means, in respect of a Bankers’ Acceptance, the amount payable to the holder thereof on the maturity thereof and means, in respect of a Letter of Credit, the maximum amount payable to a beneficiary thereunder;

“Facility” means the revolving term credit facility in an aggregate principal amount of U.S.$200,000,000 to be made available to the Borrowers as set forth in Article 2;

“Facility Fee” has the meaning specified in Section 2.14(a) and calculated in accordance with Schedule C;

“Federal Funds Effective Rate” means, for any particular day, the variable rate of interest per annum, calculated on the basis of a 360-day year as determined by the Administrative Agent for the actual number of days elapsed, equal to:

(a)                                  the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers as published for such day (or, if such day is not a Banking Day, for the next preceding Banking Day) by the Federal Reserve Bank of New York, or

(b)                                 for any Banking Day on which such rate is not so published by the Federal Reserve Bank of New York, the average of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent in consultation with Celestica;

“Fee Letter” means the letter dated February 19, 2009 from CIBC to Celestica;

“GAAP” means those Canadian generally accepted accounting principles as now or hereafter adopted by the Canadian Institute of Chartered Accountants or any successor thereto;

“Global Rateable Portion” means, with respect to any Lender, at any time, the ratio, expressed as a decimal fraction, of:

(a)                                  such Lender’s Commitment at such time to

(b)                                 the aggregate of the Commitments of all of the Lenders at such time;

“Grantors” means (i) each Borrower, and (ii) each Restricted Subsidiary with Material Assets located in Canada and/or the United States of America, and “Grantor” means any of them;

“Gross Funded Debt” of Celestica, on a consolidated basis, means at any particular time and without duplication, the aggregate of:

(a)                                  the following amounts determined in accordance with GAAP:

(i)                                     the outstanding monetary Obligations at such time;

(ii)                                  the Capital Lease Obligations outstanding at such time;

(iii)                               any other obligations for borrowed money (including, without limitation and without duplication, all obligations (contingent or otherwise) in respect of bankers’ acceptances and letters of credit) outstanding at such time but excluding Permitted Subordinated Indebtedness which, in accordance with GAAP as at the date of each determination, qualifies as equity; and

(iv)                              any Acquired Indebtedness outstanding at such time;

plus

(b)                                 Contingent Liabilities of Celestica or any Restricted Subsidiary of the type referred to in paragraphs (i) to (iii) above, in existence at such time,

but excluding the outstanding amounts under any Permitted Securitization Transaction;

“Guarantees” means the guarantees of each of the Guarantors and the Grantors substantially in the form set forth in Schedule H;

“Guarantor” means each Person which, on the date of this Agreement, is or, after the date of this Agreement, becomes a Material Restricted Subsidiary and “Guarantors” means two or more of them;

“Hazardous Material” means any contaminant, pollutant, waste of any nature, hazardous or toxic substance or material or dangerous good as defined, judicially interpreted or identified in any Environmental Law or any substance that causes harm or degradation to the surrounding environment or injury to human health and, without restricting the generality of the foregoing, includes any pollutant, contaminant, waste, hazardous waste, deleterious substance or dangerous good present in such quantity or state that it contravenes any Environmental Laws or gives rise to any liability or obligation under any Environmental Law;

“Hedge Lenders” has the meaning specified in the definition of Eligible Hedging Agreements;

“Hedging Agreements” means, with respect to any Person, currency swap agreements, foreign exchange forward agreements, interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and all such other agreements or arrangements entered into by such Person, designed to protect such Person against fluctuations in interest rates or currency exchange rates;

“Hedging Obligations” means, with respect to any Person, all liabilities of such Person under any Hedging Agreement;

“Indebtedness” of any Person means, without duplication:

(a)                                  all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(b)                                 all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether drawn or undrawn, and bankers’ acceptances issued for the account of such Person;

(c)                                  all obligations of such Person as lessee under leases which have been or should be, in accordance with GAAP, recorded as Capital Leases, including liabilities in respect of Capital Leases incurred by such Person in connection with sale/leaseback transactions;

(d)                                 net liabilities of such Person under all Hedging Obligations or net liabilities of such Person under currency, swap, forward or other foreign exchange hedging agreements;

(e)                                  whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, and indebtedness (excluding prepaid interest thereon), secured by a lien on the property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)                                    all Contingent Liabilities of such Person; and

(g)                                 any Acquired Indebtedness.

For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer;

“Indemnified Person” has the meaning specified in Section 5.5(b);

“Indemnifying Party” has the meaning specified in Section 12.4(c);

“Indemnitee” has the meaning specified in Section 12.4(a);

“Interest Expense” means, for any period, the aggregate consolidated interest expense of Celestica on a consolidated basis as determined in accordance with GAAP including the portions of any payment made in respect of Capital Leases allocable to interest expenses but excluding (i) interest expense incurred under any Permitted Securitization Transaction; and (ii) deferred financing costs and other non-cash interest expense;

“Interest Payment Date” shall have the meaning set out in Section 2.9;

“Interest Period” means relative to any LIBOR Advance, Bankers’ Acceptance or Advance by way of an Acceptance Note, the period commencing on (and including) the date on which such LIBOR Advance is made or continued as, or converted into, a LIBOR Advance or such Bankers’ Acceptance or Acceptance Note is issued, and ending on (but excluding) the day which is, in the case of a Bankers’ Acceptance or Acceptance Note, approximately 30, 60, 90 or 180 days thereafter, or which in the case of any LIBOR Advance, numerically corresponds to such date one, two, three or six months thereafter (or, if such month has no numerically corresponding date, on the last Banking Day of such month), in each case as the Borrower may select; provided, however, that:

(a)                                  if such Interest Period would otherwise end on a day which is not a Banking Day, such Interest Period shall end on the next following Banking Day (unless, if such Interest Period applies to LIBOR Advances, and such next following Banking Day is the first Banking Day of a calendar month, in which case such Interest Period shall end on the Banking Day next preceding such numerically corresponding day);

(b)                                 the Borrowers shall not be permitted to select, collectively or in the aggregate, Interest Periods to be in effect at any one time which have expiration dates occurring on more than ten different dates, unless otherwise previously consented to in writing by the Administrative Agent; and

(c)                                  no Interest Period may end later than the Maturity Date;

“Issuance Request” means a request and certificate duly executed by an authorized officer of Celestica in substantially the form of Schedule K attached hereto;

“Issuing Bank” means CIBC or such other Lender as Celestica may designate with such Lender’s agreement from time to time;

“LC Fee” has the meaning specified in Schedule C;

“Lenders” means (i) the financial institutions set out in Schedule A to this Agreement; and (ii) any assignee under a Transfer Notice in accordance with Section 13.11, and “Lender” shall mean any such financial institution;

“Lenders’ Counsel” means the firm of Osler, Hoskin & Harcourt LLP, Toronto, Ontario, or such other firm of legal counsel as the Administrative Agent may from time to time designate;

“Letter of Credit” means a standby letter of credit or a letter of guarantee issued by an Issuing Bank at the request of Celestica pursuant to Section 3.1;

“Letter of Credit Availability” means U.S.$75,000,000;

“Letter of Credit Shortfall” has the meaning specified in Section 2.23(b);

“LIBO Rate” means, relative to any LIBOR Advance:

(a)                                  the rate of interest per annum of the offered quotations for deposits in United States Dollars for a period equal or comparable to the Interest Period in an amount comparable to the Advance as such rate is reported on the display designated as “Reuter Screen LIBOR1 Page” (or any replacement pages) by Reuters Money Market Service (or its successor) (or such other company or service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for deposits in United States Dollars) at or about 10:00 a.m. (London, England time) on the applicable Rate Fixing Day; or

(b)                                 if a rate cannot be determined under paragraph (a) above, the rate determined by the Administrative Agent to be the arithmetic average (rounded up if necessary, to the nearest 1/16 of 1%) of such rates as reported on the LIBO page by Reuters Money Market Service (or its successor) for a period equal to or comparable to the Interest Period and in an amount comparable to the Advance at or about 10:00 a.m. (London, England time) on the applicable Rate Fixing Day provided that at least two such rates are reported on such page; or

(c)                                  if a rate cannot be determined under either of paragraphs (a) and (b) above, the rate determined by the Administrative Agent for a particular Interest Period to be the arithmetic average of the rates per annum at which deposits in United States Dollars in immediately available funds are offered by prime London banks to the LIBOR Offices in the London interbank market for a period equal to or comparable to the Interest Period and an amount comparable to the Advance at or about 10:00 a.m. (London, England time) on the applicable Rate Fixing Day.

For the purposes of this definition, “Rate Fixing Day” means in respect of each Interest Period, the second Banking Day before the first day of such Interest Period;

“LIBOR Advance” means a loan made by the Lenders to a Borrower on which interest is payable at the LIBO Rate plus the Applicable Margin;

“LIBOR Office” means, relative to any Lender, the office of such Lender designated as such in Schedule A, if applicable, or designated in the Transfer Notice by which a financial institution becomes a Lender pursuant to Section 13.11, or such other office of a Lender (or any successor, assign or Affiliate of such Lender) as designated from time to time by notice from such Lender to Celestica and the Administrative Agent, whether or not outside Canada, which may be making or maintaining the LIBOR Advances of such Lender;

“Liens” means any security interest, mortgage, pledge, hypothec, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise) or charge against or interest in property to secure payment of a debt or performance of an obligation (including the interest of a vendor or lessor under any conditional sale agreement, or of a lessor under any lease including a Capital Lease or other title retention agreement);

“Loan Documents” means (i) this Agreement, (ii) the Guarantees, (iii) the other Security Documents, (iv) the Designated Subsidiary Agreements provided for herein, and (v) all other agreements, documents or instruments to be executed and delivered to the Administrative Agent, the Lenders or any of them by the Borrowers, the Grantors, the Guarantors or any of them hereunder or thereunder or pursuant hereto or thereto;

“Losses” has the meaning specified in Section 12.4(a);

“Main Facility Commitment” means, at any time, the amount, if any, by which the Commitment of the Swing Line Lender exceeds the Available Swing Line Commitment at that time;

“Main Facility Rateable Portion” means, with respect to any Lender, at any time, subject to adjustment by the Administrative Agent in accordance with Section 11.16 of this Agreement and also subject to Sections 2.3 and 4.1 of this Agreement, the ratio, expressed as a decimal fraction, of;

(a)                                  such Lender’s Commitment at such time (or, if such Lender is the Swing Line Lender, the Main Facility Commitment) to

(b)                                 the aggregate of the Commitments of all of the Lenders (other than  the Swing Line Lender) at such time and the Main Facility Commitment at such time;

“Majority Lenders” means at any time, the Lenders (other than any Defaulting Lenders), the Commitments of which account in the aggregate for more than 51% of the aggregate amount of Commitments without regard to the Commitments of a Defaulting Lender at such time;

“Mandatory Cost” means, in relation to a LIBOR Advance, an amount determined in accordance with Schedule N;

“Material Adverse Change” means any change of circumstances or any event which would reasonably be likely to have a Material Adverse Effect;

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of Celestica and of the Restricted Subsidiaries taken as a whole, or (b) the ability of any Borrower to perform any of its Obligations, or (c) the rights of the Administrative Agent and the Lenders against the Obligors on a consolidated basis pursuant to the Loan Documents;

“Material Assets” means, in respect of a Borrower or a Restricted Subsidiary, assets owned by such Borrower or Restricted Subsidiary having an aggregate book value of more than U.S. $50,000,000, on the date referenced in the most recent set of financial statements delivered pursuant to Section 9.1(a)(i), and in the event that a Restricted Subsidiary has Material Assets located in Canada and/or the United States of America on the date referenced in such financial statements, Celestica shall set out the name of such Restricted Subsidiary in a Schedule to the Officer’s Certificate to be delivered with such financial statements in accordance with Section 9.1(a)(iii);

“Material Restricted Subsidiary” means (i) each Designated Subsidiary and (ii) any other  Restricted Subsidiary of Celestica whose assets total greater than U.S.$150,000,000 on an unconsolidated basis on the date referenced in the most recently delivered set of financial statements delivered pursuant to Section 9.1(a)(i); provided, however, that, subject to Section 8.4(c), the unconsolidated assets of all Restricted Subsidiaries which are not Material Restricted Subsidiaries shall not exceed on the date referenced in such financial statements, in the aggregate, ten per cent (10%) of the unconsolidated assets of the Borrowers and the Restricted Subsidiaries on such date, and in the event that (a) a Restricted Subsidiary has assets greater than U.S.$150,000,000 on the date referenced in such financial statements, or (b) the unconsolidated assets of all Restricted Subsidiaries which are not Material Restricted Subsidiaries exceeds, on the date referenced in such financial statements, in the aggregate, ten percent (10%) of the unconsolidated assets of the Borrowers and Restricted Subsidiaries, Celestica shall set out in a Schedule to the Officer’s Certificate to be delivered with such financial statements in accordance with Section 9.1(a)(iii): (x) the name of each Restricted Subsidiary whose assets total greater than U.S.$150,000,000 on such date; and (y) the Restricted Subsidiaries which it wishes to designate as Material Restricted Subsidiaries such that unconsolidated assets of all of the Restricted Subsidiaries which are not Material Restricted Subsidiaries shall not exceed ten percent (10%) of the unconsolidated assets of the Borrowers and Restricted Subsidiaries on such date;

“Maturity Date” means April 12, 2011;

“Moody’s” means Moody’s Investors Service, Inc.;

“Net Income” means, for any particular period, net income of Celestica for such period determined on a consolidated basis in accordance with GAAP;

“Non-Defaulting Lender” means a Lender that is not a Defaulting Lender;

“Non-Domestic Material Restricted Subsidiary” means a Material Restricted Subsidiary that is not a Domestic Material Restricted Subsidiary;

“Non-Schedule I Lenders” means Lenders which are  not Canadian chartered banks that are listed on Schedule I to the Bank Act (Canada);

“Notice of Amount” has the meaning specified in Section 5.2;

“Notice of Swing Line Borrowing” means a notice substantially in the form set out in Exhibit 2 to Schedule G;

“Notification Date” has the meaning specified in Section 12.5(c);

“Notional BA Proceeds” means, with respect to a Bankers’ Acceptance Advance, the aggregate Face Amount of the Bankers’ Acceptances or principal amount of the Acceptance Notes comprising such Bankers’ Acceptance Advance, if applicable, less the aggregate of:

(a)                                  a discount from the aggregate face amount of such Bankers’ Acceptances or principal amount of such Acceptance Notes, if applicable, calculated in accordance with normal market practices based on the Canadian BA Rate for the term of such Bankers’ Acceptances or Acceptance Notes, if applicable; and

(b)                                 the amount of the acceptance fees determined in accordance with Section 4.2 in respect of such Bankers’ Acceptance Advance;

“Obligations” means all obligations (monetary and otherwise) arising under or in connection with this Agreement and each other Loan Document;

“Obligors” means, collectively, the Borrowers, the Grantors and the Guarantors and “Obligor” means any one of them;

“Officer’s Certificate” means a certificate signed by any one of the Chairman of the Board, the President, the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, any Senior Vice-President, any Vice-President, the Treasurer, the Controller, the Assistant Treasurer, the Secretary or the Assistant Secretary of Celestica;

“Official Body” means any national, federal or provincial government or any government of any political subdivision thereof, or any agency, authority, board, central bank, monetary authority, commission, department or instrumentality thereof, or any court, tribunal, grand jury, mediator or arbitrator, whether foreign or domestic, or any non-governmental regulatory authority to the extent that the rules, regulations and orders of such body have the force of law;

“Organic Document” means, relative to any body corporate, its articles of incorporation, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its Shares;

“Other Taxes” means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, any of the Loan Documents, or any other document in connection herewith;

“Outstanding Amount” has the meaning specified in Section 2.3(c);

“Participating Member State” means a member state of the European Communities that adopts or has adopted the Euro as its lawful currency under the legislation of the European Union for European Monetary Union;

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA;

“Pension Plan” means:

(a)                                  any plan, program, agreement or arrangement that is a pension plan for the purposes of any federal or provincial pension benefit law or under the Income Tax Act (Canada) (whether or not registered under such law) which is maintained or contributed to, or to which there is or may be an obligation to contribute by any of the Borrowers in respect of its employees in Canada; and

(b)                                 a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multi-employer plan as defined in Section 4001(a)(3) of ERISA), and to which the Borrowers or any of the Subsidiaries or any corporation, trade or business that is, along with the Borrowers, a member of a Controlled Group, may have liability;

“Permitted Encumbrances” means any one or more of the following with respect to the assets of Celestica or any Restricted Subsidiary:

(a)                                  inchoate or statutory Liens for Taxes, assessments and other governmental charges or levies which are not delinquent (taking into account any relevant grace periods) or the validity of which are currently being contested in good faith by appropriate proceedings and in respect of which there shall have been set aside a provision or reserve (to the extent required by GAAP) in an amount which is adequate therefor;

(b)                                 inchoate or statutory Liens of contractors, sub-contractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of construction, maintenance, repair or operation of assets of Celestica or the relevant Restricted Subsidiary, or otherwise arising in the ordinary course provided that such Liens are related to obligations not due or delinquent (taking into account any applicable grace or cure periods), are not registered as encumbrances against title to any of the assets of Celestica or the relevant Restricted Subsidiary and adequate holdbacks are being maintained as required by applicable legislation or such Liens are being contested in good faith by appropriate proceedings and in respect of which there shall have been set aside a provision or reserve (to the extent required by GAAP) in an amount which is adequate with respect thereto and provided further that such Liens do not, in the aggregate, materially detract from the value of the assets of Celestica or any Material Restricted Subsidiary or any Grantor encumbered thereby or materially interfere with the use thereof in the operation of the business of Celestica or any Material Restricted Subsidiary or any Grantor;

(c)                                  easements, rights-of-way, servitudes, restrictions and similar rights in real property comprised in the assets of Celestica or the relevant Restricted Subsidiary or interests therein granted or reserved to other persons, provided that such rights do not, in the aggregate, materially detract from the value of the assets of Celestica or any Material Restricted Subsidiary or any Grantor or materially interfere with the use thereof in the operation of the business of Celestica or any Material Restricted Subsidiary or any Grantor;

(d)                                 title defects or irregularities which are of a minor nature and which do not, in the aggregate, materially detract from the value of the assets of Celestica or any Material Restricted Subsidiary or any Grantor or materially interfere with the use thereof in the operation of the business of Celestica or any Material Restricted Subsidiary or any Grantor;

(e)                                  Liens incidental to the conduct of the business or the ownership of the assets of Celestica or the relevant Restricted Subsidiary (other than those described in Clauses (f) and (g) of this definition) which were not incurred in connection with the borrowing of money or the obtaining of advances of credit (including, without limitation, unpaid purchase price), and which do not, in the aggregate, materially detract from the value of the assets of Celestica or any Material Restricted Subsidiary or any Grantor or materially interfere with the use thereof in the operation of the business of Celestica or any Material Restricted Subsidiary or any Grantor;

(f)                                    Liens securing appeal bonds or other similar Liens arising in connection with court proceedings (including, without limitation, surety bonds, security for costs of litigation where required by law and letters of credit) or any other instrument serving a similar purpose;

(g)                                 attachments, judgments and other similar Liens arising in connection with court proceedings; provided, however, that such Liens are in existence for less than 30 days after the entry thereof or the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(h)                                 Liens given to a public utility or any municipality or governmental or other public authority when required by such utility or other authority in connection with the operation of the business or the ownership of the assets of Celestica or the relevant Restricted Subsidiary, provided that such Liens do not have a Material Adverse Effect;

(i)                                     Purchase Money Obligations arising in the ordinary course of business, provided that such Lien is limited to the property so acquired and is created, issued or assumed substantially concurrently with the acquisition of such property;

(j)                                     the right reserved to or vested in any Official Body by any statutory provision or by the terms of any lease, licence, franchise, grant or permit of any of Celestica or the relevant Restricted Subsidiary, to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(k)                                  the interests of lessors (including without limitation, security interests granted in favour of lessors) pursuant to all leases, including Capital Leases and synthetic leases, under which Celestica or the relevant Restricted Subsidiary is the lessee;

(l)                                     the extension, renewal or refinancing of any Permitted Encumbrance, provided that the amount so secured does not exceed the original amount secured immediately prior to such extension, renewal or refinancing;

(m)                               Liens granted in connection with any Permitted Securitization Transaction to the extent required to permit the operation of such Permitted Securitization Transaction facility which, for greater certainty, includes the Liens granted in connection with the DB Receivables Purchase Agreement;

(n)                                 Liens granted by Celestica and/or any Restricted Subsidiary pursuant to future subsidized financing by development entities on terms and conditions satisfactory to the Administrative Agent and the Majority Lenders;

(o)                                 Liens granted to secure Acquired Indebtedness, to the extent that (i) such Liens exist at the time such person or the assets subject to such Lien are acquired by Celestica or a Restricted Subsidiary; (ii) such Liens were not created in contemplation of the transaction by which the subject Indebtedness became Acquired Indebtedness; and (iii) such Liens either (A) only extend to the assets acquired or the assets of the Person acquired, as applicable, in the transaction pursuant to which the Acquired Indebtedness became an obligation of a Borrower or a Restricted Subsidiary or (B) are discharged within 60 days of such acquisition;

(p)                                 Liens granted in respect of Shares of Unrestricted Subsidiaries;

(q)                                 Liens of the nature contemplated in (b), (c), (d), or (e) above, but exceeding the materiality thresholds specified therein, securing indebtedness in the aggregate not greater than U.S.$25,000,000;

(r)                                    Liens in favour of the Administrative Agent, on behalf of any Issuing Bank, or any one of them, arising in connection with any collateral security provided in connection with the cash collateralization of Letters of Credit pursuant to the terms of this Agreement;

(s)                                  Liens in favour of the Administrative Agent, on behalf of itself, the Lenders and the Hedge Lenders, granted pursuant to this Agreement or any other Loan Document; and

(t)                                    Liens not of the nature contemplated in (a) to (p) above, securing indebtedness in the aggregate not greater than U.S.$15,000,000.

“Permitted Encumbrance Certificate” means a certificate in the form of Schedule P;

“Permitted Securitization Transaction” means the transactions contemplated under the DB Receivables Purchase Agreement and any transaction providing for the sale, securitization or other asset-backed financing (collectively, “Securitization Transactions”) of trade accounts receivable of or owing to Celestica or any Restricted Subsidiary (and/or contractual rights relating thereto).  The terms and conditions of all Permitted Securitization Transactions shall be on an Arm’s Length basis and on commercially reasonable and usual terms (except any interim transfer or sale to an Unrestricted Subsidiary made in the course of a Permitted Securitization Transaction which results in a sale, securitization or other asset-backed financing by such Unrestricted Subsidiary on an Arm’s Length basis and on commercially reasonable terms). Except to the extent mandated under any Permitted Securitization Transaction, no new assets may become Securitized Assets during the occurrence and continuance of a Default unless (a) there are no monetary Obligations outstanding under this Agreement or (b) the only monetary Obligations outstanding under this Agreement are one or more Letters of Credit and such Letters of Credit are cash collateralized by a Borrower;

“Permitted Subordinated Indebtedness” means all unsecured Indebtedness of Celestica, which, in respect of principal, is subordinated in right of payment to the payment in full in cash of all monetary Obligations and, in respect of interest, is only so subordinated upon the occurrence and during the continuance of a Default, in each case, on terms satisfactory to the Administrative Agent and the Majority Lenders, and the terms of which permit Celestica at Celestica’s sole option in all circumstances to satisfy such indebtedness by the issue of Shares or other securities convertible in all circumstances at the sole option of Celestica into Shares of Celestica;

“Person” means an individual, company, partnership (whether or not having separate legal personality), corporation (including a business trust and a Canadian chartered bank), joint stock company, trust, unincorporated association, joint venture or other entity, or a government, state or political subdivision thereof or any agency of such government, state or political subdivision;

“Pledge Agreement” means (i) pledge agreements pledging all of the Pledged Shares of each Domestic Material Restricted Subsidiary directly held by the applicable Grantor, substantially in the form set forth in Schedule U, and (ii) subject to consultation with local legal counsel to the Administrative Agent and Lenders with respect to the pledge of any Pledged Shares of a Non- Domestic Material Restricted Subsidiary or by a Grantor that is not a Domestic Restricted Subsidiary, a pledge agreement governed by the laws of the jurisdiction of formation of such Non-Domestic Material Restricted Subsidiary and/or such Grantor (or, if such jurisdiction of formation is a state of the United States, such pledge agreement shall be governed by the laws of the State of New York), as the case may be, such pledge agreements to be in form and substance satisfactory to the Lenders’ Counsel and such local legal counsel, each acting reasonably;

“Pledged Shares” means the Shares in the capital of a Material Restricted Subsidiary;

“Pounds Sterling” and “£” means the lawful currency of the United Kingdom;

“Predecessor Corporation” has the meaning described thereto in Section 13.12;

“Predecessor Guarantee” has the meaning described thereto in Section 13.12;

“Prime Rate” means the greater of (i) the variable rate of interest per annum, expressed on the basis of a year of 365 or 366 days, as the case may be, established or quoted from time to time by the Administrative Agent as the reference rate of interest then in effect for determining interest rates on Canadian Dollar denominated commercial loans made by it in Canada and (ii) the sum of (x) the rate per annum for Canadian Dollar bankers’ acceptances having a term of 30 days that appears on the display page designated as the CDOR Page (or any replacement page) by Reuters Money Market Service (or its successor) as of 10:00 a.m. on the date of determination as reported by the Administrative Agent, and (y) ½ of 1% per annum;

“Prime Rate Advance” means a loan made by the Lenders to a Borrower in Canadian Dollars on which interest is payable based on the Prime Rate plus the Applicable Margin;

“Property” has the meaning ascribed thereto in Section 12.5;

“Purchase Money Obligations” means any Lien created, issued or assumed by Celestica or any Subsidiary to secure indebtedness assumed as part of, or issued or incurred to pay or provide funds to pay, all or a part of the purchase price of any property (other than the shares, stock or other securities of any Subsidiary or of any corporation which becomes a Subsidiary upon such purchase, except for an Unrestricted Subsidiary);

“Reimbursement Obligation” has the meaning specified in Section 3.4;

“Release” has the meaning specified in Section 8.1(h)(i);

“Relevant Period” has the meaning specified in Section 2.14(a);

“Restricted Subsidiary” means each and every Subsidiary of Celestica which is not at the time an Unrestricted Subsidiary.  For greater certainty, a Subsidiary of an Unrestricted Subsidiary shall not be a Restricted Subsidiary;

“Rollover” means a rollover of a LIBOR Advance or a Bankers’ Acceptance pursuant to and in accordance with Sections 2.12, 4.4 and 4.5;

“Rollover Notice” means a notice substantially in the form of Schedule I;

“Schedule I Lenders” means Lenders which are Canadian chartered banks that are listed on Schedule I to the Bank Act (Canada);

“Securitized Assets” means assets securitized under Permitted Securitization Transactions and includes:

(a)                                  an account receivable arising from a sale of goods by Celestica or a Subsidiary of Celestica which is the subject of a Permitted Securitization Transaction (a “Securitized Receivable”);

(b)                                 the interest of Celestica or any Subsidiary of Celestica in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), relating to any sale by Celestica or any Subsidiary of Celestica giving rise to such Securitized Receivable;

(c)                                  all guarantees, indemnities, letters of credit, insurance and other agreements (including any and all contracts, understandings, instruments, agreements, leases, invoices, notes or other writings pursuant to such Securitized Receivable arises or which evidences such Securitized Receivable or under which the applicable customer becomes or is obligated to make payment to Celestica or a Subsidiary of Celestica in respect of such Securitized Receivable) or arrangements of whatever character from time to time supporting or securing payment of such Securitized Receivable;

(d)                                 all collections and other proceeds received and payment or application by Celestica or a Subsidiary of Celestica of any amounts owed in respect of Securitized Receivables, including, without limitation, purchase price, finance charges, interests, and all other similar charges which are net proceeds of the sale or other disposition of repossessed goods or other collateral or property available to be applied thereon; and

(e)                                  all proceeds of, and all amounts received or receivable under, any or all of the foregoing;

“Security” means the security interests granted by a Grantor in the assets and property of such Grantor in favour of the Administrative Agent on behalf of itself, the Lenders and the Hedge Lenders to secure the payment and performance of its Obligations and its Eligible Hedging Obligations, for so long as such security interests have not been released pursuant to Section 7.3, 9.1(p) or 13.12;

“Security Agreement” means the general security agreement substantially in the form set forth in Schedule T;

“Security Documents” means the guarantee and security documentation provided from time to time by each Grantor to the Administrative Agent on behalf of itself, the Lenders and the Hedge Lenders, pursuant to this Agreement to secure the payment and performance by such Grantor of its Obligations and its Eligible Hedging Obligations, including (i) the Guarantee; (ii) the Security Agreement; (iii) the Pledge Agreement; and (iv) any hypothecs and other documentation necessary or desirable under the laws of Quebec;

“Senior Funded Debt” means Gross Funded Debt less (i) all Gross Funded Debt that does not rank in right of payment at least pari passu with the monetary Obligations plus (ii) all monetary obligations of Celestica on a consolidated basis under operating leases entered into in the context of sale lease back transactions with the amount of such obligations being the amount that would, had the lease been a Capital Lease, be the capitalized amount thereof determined in accordance with GAAP;

“Shares”, as applied to the shares of any corporation or other entity, means the shares or other ownership interests of every class whether now or hereafter authorized, regardless of whether such shares or other ownership interests shall be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding-up of such corporation or other entity;

“Standard & Poor’s” means Standard & Poor’s Ratings Services (a division of The McGraw-Hill Companies, Inc.);

“Stated Expiry Date” has the meaning specified in Section 3.1(b);

“Subsidiary” means, with respect to any Person, any corporation, company or other similar business entity (including, for greater certainty, a Canadian chartered bank) of which more than fifty per cent (50%) of the outstanding Shares or other equity interests (in the case of Persons other than corporations) having ordinary voting power to elect a majority of the board of directors or the equivalent thereof of such corporation, company or similar business entity (irrespective of whether at the time Shares of any other class or classes of the Shares of such corporation, company or similar business entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person;

“Substitute Lenders” has the meaning specified in Section 11.14;

“Successor Agent” has the meaning specified in Section 11.10;

“Successor Corporation” has the meaning specified in Section 13.12(a);

“Super Majority Lenders” means at any time, the Lenders (other than any Defaulting Lenders), the Commitments of which account in the aggregate for more than 66 2/3% of the aggregate amount of the Commitments without regard to the Commitments of a Defaulting Lender at such time;

“Swing Line Advance” means an Advance made pursuant to the provisions of Section 2.22(a);

“Swing Line Lender” means CIBC or such other Lender as may have agreed to act as a Swing Line Lender and to which CIBC and Celestica may have agreed to acting as a Swing Line Lender from time to time.

“Take-over Bid” means an offer to acquire made by Celestica or any Restricted Subsidiary, alone or acting jointly or in concert with any other Person or Persons (collectively, the “offeror”) to any holder of Shares or securities convertible, exchangeable or exercisable into Shares (the “Target Shares”) of the offeree issuer, which has not been solicited by or made at the request of the board of directors of the offeree issuer or with respect to which the board of directors of the offeree issuer has not recommended acceptance, where the Target Shares subject to the offer to acquire, together with the Target Shares held by or on behalf of the offeror on the date of the offer, constitute, in aggregate, 20% (or such lesser percentage as would require compliance with the formal requirements governing take-over bids (such as the delivery of circulars or equivalent disclosure documents to shareholders under Applicable Law)) or more of the outstanding Target Shares at the date of the offer to acquire, but excluding any such offer which, under the Applicable Law of the jurisdiction in which such offer is made, would be exempt from such formal requirements;

“Take-over Bid Notice” has the meaning specified in Section 2.3(d);

“Taxes” includes all present and future income, corporation, capital gains, capital and value-added and goods and services taxes and all stamp, franchise and other taxes and levies, imposts, deductions, duties, charges and withholdings whatsoever together with interest thereon and penalties with respect thereto, if any, and charges, fees and other amounts made on or in respect thereof;

“Toronto Office” means the office of the Administrative Agent located at 161 Bay Street, BCE Place, 8th Floor, Toronto, Ontario, Canada M5J 2S8 (facsimile: 416-956-3830) or such other address as either of the Administrative Agent may designate  by notice to Celestica;

“Transfer Notice” means a notice substantially in the form of Schedule J;

“Trigger Event” means the occurrence of a Debt Rating Downgrade after the Security has been released in accordance with Section 9.1(p)(v);

“United States Dollars” and “U.S.$” means the lawful currency of the United States of America in immediately available funds;

“Unrestricted Subsidiary” means a Subsidiary of Celestica designated by Celestica as such in accordance with Section 7.4 of this Agreement and any Subsidiary of an Unrestricted Subsidiary;

“Upfront Fee” has the meaning specified in Section 2.14(c);

“US Grantor” means a Grantor that was incorporated, continued, amalgamated, merged or otherwise created in accordance with and continues to be governed by the laws of any state of the United States of America; and

“Utilization Fee”  has the meaning specified in Section 2.14(b) and calculated in accordance with Schedule C.

1.2                               Headings

The division of this Agreement into Articles and Sections and the insertion of an index and headings are for convenience of reference only and shall not affect the construction or interpretation hereof.  The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section, paragraph or other portion hereof and include any agreement supplemental hereto. Save as expressly provided herein, references herein to Articles and Sections are to Articles and Sections of this Agreement.

1.3                               Use of Defined Terms

Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each Drawdown Notice, Conversion Notice, Rollover Notice, Loan Document, notice and other communication delivered from time to time in connection with this Agreement or any other Loan Document.

1.4                               Extended Meanings

Words importing the singular number only shall include the plural and vice versa, and words importing any gender shall include all genders.

1.5                               Cross References

Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and unless otherwise specified references in the Article, Section or definition to any Clause are references to such Clause of such Article, Section or definition.

1.6                               Reference to Agents or Lenders

Any reference in this Agreement to an Agent or a Lender shall be construed so as to include its permitted successors, transferees or assigns hereunder in accordance with their respective interests.

1.7                               Accounting Terms

Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with GAAP and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles, consistently applied; provided that, if Celestica notifies the Administrative Agent that it wishes to amend any covenant in Section 9.3 to eliminate the effect of any change in GAAP or any change in the application of accounting policies on the operation of such covenant (or the Administrative Agent notifies Celestica that the Majority Lenders wish to amend Section 9.3 for such purpose), Celestica’s compliance with such covenant shall be determined on the basis of GAAP or accounting policies in effect immediately before the relevant change in GAAP or change in accounting policies became effective, until either such notices are withdrawn or such covenant is amended in a manner satisfactory to Celestica, the Administrative Agent and the Majority Lenders.

1.8                               Consolidated Financial Statements and Consolidated Accounts

Notwithstanding Section 1.7, wherever in this Agreement reference is made to a consolidated financial statement of Celestica or to a determination to be made on a consolidated basis, such reference shall be deemed to be to a consolidated financial statement or consolidated basis, determined in accordance with GAAP, which consolidates only the financial statements or accounts of Celestica and its Subsidiaries, excluding all Unrestricted Subsidiaries, with investments by Celestica or any Restricted Subsidiary in Unrestricted Subsidiaries accounted for using equity accounting. At any time that Celestica and all Restricted Subsidiaries have no Unrestricted Subsidiaries, all references to consolidated financial statements herein shall be deemed to be references to the fully consolidated financial statements of Celestica.

1.9                               Non-Banking Days

Except as otherwise specified herein, whenever any payment to be made hereunder shall be stated to be due or any action to be taken hereunder shall be stated to be required to be taken on a day other than a Banking Day, such payment shall be made or such action shall be taken on the next succeeding Banking Day and, in the case of the payment of any monetary amount, the extension of time shall be included for the purposes of computation of interest or fees thereon.

1.10                        References to Time of Day

Except as otherwise specified herein, a time of day shall be construed as a reference to Toronto, Canada time.

1.11                        Severability

In the event that one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any Applicable Law, the validity, legality or enforceability of the remaining provisions hereof shall not be affected or impaired thereby.

1.12                        Currency

All monetary amounts in this Agreement refer to United States Dollars unless otherwise specified.

1.13                        References to Statutes

Except as otherwise provided herein, any reference in this Agreement to a statute shall be construed to be a reference to such statute as the same may have been, or may from time to time be, amended, reformed or otherwise modified or re-enacted from time to time.

1.14                        References to Agreements

Except as otherwise provided herein, any reference herein to this Agreement, any other Loan Document or any other agreement or document shall be construed to be a reference to this Agreement, such Loan Document or such other agreement or document, as the case may be, as the same may have been, or may from time to time be, amended, restated, extended, supplemented or replaced.

1.15                        Consents and Approvals

Whenever the consent in writing or approval in writing of a party hereto is required in a particular circumstance, unless otherwise expressly provided for therein, such consent or approval shall not  be unreasonably withheld or delayed by such party.

1.16                        Schedules

The following are the Schedules attached hereto and incorporated by reference and deemed to be part hereof:

Schedule A	-	Lenders

Schedule B	-	Lenders’ Commitments

Schedule C	-	Applicable Margin, Facility Fee, Utilization Fee and LC Fee

Schedule D	-	Quarterly Certificate on Covenants

Schedule E	-	Conversion Notice

Schedule F	-	Designated Subsidiary Agreement

Schedule G	-	Drawdown Notice and Notice of Swing Line Borrowing

Schedule H	-	Guarantees

Schedule I	-	Rollover Notice

Schedule J	-	Transfer Notice

Schedule K	-	Issuance Request

Schedule L	-	Acceptance Note

Schedule M	-	Consent Lender Notice

Schedule N	-	Mandatory Cost Calculation

Schedule O	-	[Intentionally deleted]

Schedule P	-	Permitted Encumbrance Certificate

Schedule Q	-	[Intentionally deleted]

Schedule R	-	Permitted Dissolutions

Schedule S	-	Permitted Mergers

Schedule T	-	Security Agreement

Schedule U	-	Pledge Agreement

ARTICLE 2
THE FACILITY

2.1                               Establishment of the Facility

Upon the terms and subject to the conditions hereof, each of the Lenders hereby severally agrees to make its Global Rateable Portion or its Main Facility Rateable Portion, as applicable, of the Facility available to the Borrowers as specified in Sections 2.2, 2.3 and 2.22.

2.2                               Purpose, Nature and Term of the Facility

(a)                                  The Facility is being made available to the Borrowers by the Lenders for the business and operations of the Borrowers and their respective Restricted Subsidiaries, including, without limitation and for greater certainty, to finance acquisitions of  companies which, after the acquisition thereof, will become Restricted Subsidiaries or assets which, after the acquisition thereof, will be owned by Celestica or a Restricted Subsidiary.

(b)                                 Advances under the Facility shall not be used by any Borrower to finance the acquisition of, investment in, loan to or to provide working capital to an Unrestricted Subsidiary. Letters of Credit shall not be available to support or secure any Indebtedness of an Unrestricted Subsidiary, including, without limitation, a loan or other advance to an Unrestricted Subsidiary.

(c)                                  Subject to the terms and conditions of this Agreement (including, without limitation, Section 2.8) the Facility shall be a revolving credit facility and the Borrowers may borrow, repay and reborrow under the Facility as they see fit at any time prior to the Maturity Date. The Facility shall terminate on the Maturity Date.

2.3                               Availability of Advances

(a)                                  The Facility shall be available for Drawdowns by the Borrowers, at the option of the Borrowers, as follows:

(i)                                     to Celestica or any Designated Subsidiary, Drawdowns from Lenders, each in a minimum amount of Cdn.$5,000,000 and integral multiples of Cdn.$100,000 in excess thereof, in Canadian Dollars by way of Prime Rate Advances;

(ii)                                  to Celestica or any Designated Subsidiary, Drawdowns from Lenders, each in a minimum amount of Cdn.$5,000,000 and integral multiples of Cdn.$100,000 in excess thereof, in Canadian Dollars by way of Bankers’ Acceptance Advances;

(iii)                               to Celestica or any Designated Subsidiary, Drawdowns from Lenders, each in a minimum amount of U.S.$5,000,000 and integral multiples of U.S.$100,000 in excess thereof, in United States Dollars by way of Base Rate Canada Advances;

(iv)                              to Celestica or any Designated Subsidiary, Drawdowns from Lenders, each in a minimum amount of U.S.$5,000,000 and integral multiples of U.S.$100,000 in excess thereof, in United States Dollars by way of LIBOR Advances; and

(v)                                 to Celestica, Letters of Credit from the Issuing Bank on behalf of the Lenders in, at the option of Celestica, Canadian Dollars, United States Dollars, Euros or Pounds Sterling or such other currency as Celestica may request, in accordance with Article 3.

(b)                                 Each Drawdown of an Advance pursuant to Section 2.3(a)(i) to (iv) shall be made by irrevocable Drawdown Notice, which Drawdown Notice shall be given by the applicable Borrower to the Administrative Agent, not later than (x) 10:00 a.m. Toronto, Canada time on the Banking Day prior to the relevant Drawdown Date in the case of Prime Rate Advances, Bankers’ Acceptance Advances, and Base Rate Canada Advances, and (y)10:00 a.m. London, England time and 10:00 a.m.

New York, New York time on the third Banking Day prior to the relevant Drawdown Date in the case of a LIBOR Advance in United States Dollars.

(c)                                  The Borrowers shall have the right to convert one currency into another as they see fit, but subject to the terms of this Agreement, including, without limitation, those provisions set out in items (i) to (iv) of subsection (a) above if the Conversion relates to an Advance other than a Swing Line Advance, providing for the manner in which the Facility is available to each Borrower.  A Borrower may not make a Drawdown under the Facility if, as a result of such Drawdown, the sum of (i) the Equivalent Amount, expressed in United States Dollars, of the aggregate principal amount of all Prime Rate Advances and Acceptance Notes outstanding under the Facility, plus (ii) the Equivalent Amount, expressed in United States Dollars, of the aggregate Face Amount of all Bankers’ Acceptances outstanding under the Facility, plus (iii) the Equivalent Amount, expressed in United States Dollars, of the maximum amount which may be drawn under all Letters of Credit outstanding under the Facility, plus (iv) the aggregate principal amount of all Base Rate Canada Advances outstanding under the Facility, plus (iv) the aggregate principal amount of all LIBOR Advances outstanding under the Facility (collectively, the “Outstanding Amount”) would exceed the aggregate of all Commitments of the Lenders at such time (or such lesser amount as may be available following a cancellation in part of the Facility pursuant to Section 2.7).

(d)                                 If a Borrower wishes to make a Drawdown under the Facility for the purpose of financing a Take-over Bid, such Borrower shall deliver to the Administrative Agent a written notice (a “Take-over Bid Notice”) thereof at least ten (10) Banking Days prior to the day on which it gives to the Administrative Agent a Drawdown Notice requesting such Drawdown.  Such Take-over Bid Notice shall include the details of such Take-over Bid.  As soon as possible, but in any event within five (5) Banking Days of the giving of the Take-over Bid Notice, each Lender shall, acting reasonably and in good faith, determine whether or not it wishes to fund its Main Facility Rateable Portion of such Drawdown.  Notwithstanding any other provisions hereof, if any Lender determines that it does not wish to fund its Main Facility Rateable Portion of such Drawdown, such Lender shall not be required to fund its Main Facility Rateable Portion of such Drawdown and the Drawdown shall be reduced accordingly, and such Lender shall be considered to be acting reasonably and in good faith if it determines that it does not wish to fund such Drawdown based on any of its internal regulatory, take-over bid and credit policies and procedures.

(e)                                  This Section 2.3 shall not apply to Swing Line Advances.

2.4                               Lenders’ Obligations

(a)                                  The obligations of the Lenders hereunder are several and not joint.

(b)                                 Save as otherwise specifically provided herein, each Lender shall participate in each Advance (other than, for certainty, any Swing Line Advance) referred to in the applicable provisions of Section 2.3 in accordance with its Main Facility Rateable Portion.

(c)                                  The failure of any Lender to make available its share of any Advance required to be made by it under this Agreement shall not relieve any other Lender of its obligation to make available its share of any Advance required to be made under this Agreement.

2.5                               Repayment of Advances by Former Designated Subsidiaries

Provided that the Facility is not earlier accelerated in accordance with Article 10, a Subsidiary which is no longer a Designated Subsidiary by virtue of the delivery of a notice in writing to the Administrative Agent to that effect by Celestica in accordance with Section 7.1(d) of this Agreement shall repay to the Administrative Agent the principal amount of Advances made by the Lenders to such Subsidiary, together with all accrued and unpaid interest thereon, on the day which is five (5) Banking Days after the date of delivery of such notice by Celestica to the Administrative Agent in accordance with Section 7.1(d) of this Agreement.

2.6                               Repayment of Facility

(a)                                  In the event that, at any time, the Outstanding Amount exceeds the maximum amount allowed pursuant to Section 2.3 due to changes in exchange rates, then Celestica shall forthwith repay to the Administrative Agent or cause another Borrower to forthwith repay to the Administrative Agent that portion of the Outstanding Amount which is in excess of the maximum amount allowed pursuant to Section 2.3; provided, however, that unless the Outstanding Amount exceeds One Hundred and Five Per Cent (105%) of the aggregate Commitments under the Facility, there shall be no such obligation to make a repayment hereunder until the earlier of (i) 15 days and (ii) the next following Interest Payment Date, Drawdown Date, date of Rollover or date of Conversion, in each case, following receipt of written notice of determination of such Outstanding Amount by the Administrative Agent to Celestica, and provided further that if such repayment would result in the repayment of a Bankers’ Acceptance Advance prior to its maturity date or the repayment of an Acceptance Note or a LIBOR Advance prior to the last day of its Interest Period, Celestica may, or may cause another Borrower to, at its option and in lieu of repayment of such Advances, deposit with the Administrative Agent cash collateral in an amount equal to the required repayment amount to be held by the Administrative Agent for distribution to the Lenders as repayment of a Bankers’ Acceptance Advance on its maturity date (or the last day of its then current Interest Period in the case of an Acceptance Note) or repayment of an Acceptance Note or a LIBOR Advance on the last day of its then current Interest Period, as the case may be.

(b)                                 Provided that the Facility is not prepaid or accelerated in accordance with Article 10, each Borrower shall repay the principal amount of all Advances made to it outstanding under the Facility, together with accrued and unpaid interest thereon, on the Maturity Date to the Administrative Agent and, in the event that the expiry date of any Letter of Credit is after the Maturity Date, Celestica shall on or before the Maturity Date, deposit with the Administrative Agent, on behalf of the Issuing Bank, an amount equal to the undrawn Face Amount of any such issued and outstanding Letter of Credit. Such amount shall be held by the Administrative Agent in an interest-bearing account and shall be applied to satisfy Celestica’s obligations pursuant to Section 3.4 in the event that the Issuing Bank is called upon by a beneficiary to honour a Letter of Credit.  Following the expiry of all such Letters of Credit, the Administrative Agent shall pay to Celestica the amounts so deposited, together with any interest accrued thereon less any amount paid by the Administrative Agent to the Issuing Bank.  At any time that any Letter of Credit shall be reduced in accordance with Section 3.1(c)(ii), Celestica’s obligations under this Section 2.6(b) shall be reduced accordingly, subject to reinstatement in the event any payment in respect of such Letter of Credit is recovered by any beneficiary in any manner from the Issuing Bank.

(c)                                  All repayments of the Facility by the Borrowers shall be in a minimum amount equal to the minimum amount of a Drawdown of each type of Advance set out in Section 2.3 and amounts in excess thereof in integral multiples of U.S.$ 100,000, or the Equivalent Amounts thereof in the currency in which each Advance is denominated except in the event of a Rollover of an Advance into a lesser amount than the Advance then outstanding or a repayment pursuant to paragraphs (a) and (b) of Section 2.6 which may be in any amount. Repayments of any Advance outstanding under the Facility shall be made in the currency in which such Advance is denominated.

2.7                               Payments/Cancellation or Reduction

Celestica may at any time, upon giving at least three (3) Banking Days’ prior notice to the Administrative Agent, repay, or cause another Borrower to repay and, in each case, cancel, any drawn portion of the Facility or cancel in full or, from time to time, in part, any undrawn portion of the Facility; provided, however, that:

(a)                                  if any such repayment relates to Bankers’ Acceptances, Acceptance Notes or Letters of Credit, which have not matured, the Borrower to which such Advance was made shall, at such time, deposit in a cash collateral account opened and maintained by the Administrative Agent such amount as may be required to yield an amount equal to the aggregate undiscounted Face Amount of such instruments on the maturity dates thereof;

(b)                                 in the event that any such repayment relates to a LIBOR Advance other than on the scheduled last day of the applicable Interest Period, the Borrower to which such Advance was made shall contemporaneously pay to the Administrative Agent all applicable breakage costs, being any loss or expense incurred by the Lenders by reason of the resulting liquidation or re-employment of deposits of funds;

(c)                                  any such reduction shall be in a minimum amount of U.S.$ 5,000,000 and cancellations in excess thereof shall be in increments of U.S.$ 100,000;

(d)                                 any cancellation shall reduce the Commitment of each Lender on a pro rata basis having regard to the Commitment of each Lender; and

(e)                                  any such cancellation shall permanently reduce the Facility and may not be reinstated.

2.8                               Maturity Date

Subject to Section 2.7, Section 10.2 and Section 10.5, the Facility shall be available until the Maturity Date. Notwithstanding the termination of availability of the Facility, until all of the Obligations (other than contingent indemnity obligations) of the Borrowers shall have been fully and indefeasibly paid and satisfied and all financing arrangements among the Borrowers and the Lenders with respect to the Obligations shall have been cancelled or terminated, all of the rights and remedies of the Lenders and the Agents under this Agreement and the other Loan Documents shall survive.

2.9                               Interest on Prime Rate Advances

Interest on each Prime Rate Advance shall accrue at a rate per annum equal to the  Prime Rate in effect from time to time during the period of time that the Prime Rate Advance is outstanding plus the Applicable Margin. Such interest shall be payable to the Administrative Agent at its Toronto Office in Canadian Dollars monthly in arrears on the first Banking Day of the following month (each herein referred to as an “Interest Payment Date”) in each year for the period from and including the Drawdown Date for such Advance (or, if applicable, the date on which such Advance was converted into a Prime Rate Advance) or the preceding Interest Payment Date for such Prime Rate Advance, as the case may be, to and including the day preceding such Interest Payment Date and shall be calculated on the principal amount of the Prime Rate Advance from time to time outstanding during such period and on the basis of the actual number of days elapsed in a year of 365 or 366 days (in the case of an Interest Payment Date occurring in a leap year). Changes in the Prime Rate shall cause an automatic and immediate adjustment of the interest rate payable on Prime Rate Advances without the necessity of any notice to the Borrowers.

2.10                        Interest on Base Rate Canada Advances

Interest on each Base Rate Canada Advance shall accrue at a rate per annum equal to the Base Rate Canada in effect from time to time during the period of time that the Base Rate Canada Advance is outstanding plus the Applicable Margin. Such interest shall be payable to the Administrative Agent at its Toronto Office in United States Dollars monthly in arrears on each Interest Payment Date in each year for the period from and including the Drawdown Date for such Advance (or, if applicable, the date on which such Advance was converted into a Base Rate Canada Advance) or the preceding Interest Payment Date for such Base Rate Canada Advance, as the case may be, to and including the day preceding such Interest Payment Date and shall be calculated on the principal amount of the Base Rate Canada Advance from time to time outstanding during such period and on the basis of the actual number of days elapsed and the number of days deemed to be included in a year by the definition of the rate used to set Base Rate Canada.  Changes in the Base Rate Canada shall cause an automatic and immediate adjustment of the interest rate payable on Base Rate Canada Advances without the necessity of any notice to the Borrowers.

2.11                        [Intentionally Deleted]

2.12                        LIBOR Advances

(a)                                  LIBOR Advances shall be available for Drawdown, Conversion or Rollover in United States Dollars in minimum principal amounts of U.S.$5,000,000 and integral multiples of U.S.$100,000 in excess thereof. Each Drawdown Notice shall specify the applicable Interest Period for the LIBOR Advance. The duration of each such Interest Period shall be for a period of approximately one, two, three or six months, or any other period, if available and agreed to by the Administrative Agent on behalf of the Lenders, as the Borrower requesting such Drawdown, Conversion or Rollover may select in the applicable Drawdown Notice, Conversion Notice or Rollover Notice. No LIBOR Advance may have an Interest Period ending after the Maturity Date. If any Interest Period would end on a day which is not a Banking Day, such Interest Period shall be extended to the next succeeding Banking Day unless such next succeeding Banking Day falls in the next calendar month, in which case such Interest Period shall be shortened to end on the immediately preceding Banking Day.

(b)                                 If a Lender determines that deposits of the necessary amount in the requested currency for the applicable Interest Period are not available in the London interbank market or if for any other reason the Administrative Agent, acting reasonably, is unable to determine the applicable LIBO Rate, then the relevant LIBOR Advance will not be made, and the Administrative Agent will discuss with such Borrower the particular circumstances and implications of such event. In the event that such determination is made by the Administrative Agent in the case of a proposed Rollover of an existing LIBOR Advance or a proposed Conversion of another type of Advance into a LIBOR Advance, the proposed LIBOR Advance will automatically be deemed to be a Base Rate Canada Advance.

(c)                                  Interest on any LIBOR Advance shall be calculated at a rate per annum equal to the LIBO Rate plus the Applicable Margin, plus any applicable Mandatory Cost then in effect, shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed (including the first day of each Interest Period but excluding the last day thereof) and divided by 360. Interest on any LIBOR Advance shall be payable to the Administrative Agent in United States Dollars in arrears on the last day of the Interest Period relating thereto; provided, however, that if the Interest Period is for a term of more than three months, interest shall be payable on the last Banking Day of the first three-month period and on the last Banking Day of each three-month period thereafter, as well as on the last day of the Interest Period.

(d)                                 If a LIBOR Advance to a Borrower is neither repaid on the last day of an Interest Period nor converted into another type of Advance on such date pursuant to Section 2.15, and if the Administrative Agent has not received a Rollover Notice or a Conversion Notice specifying the term of the next Interest Period for such LIBOR Advance at or before 10:00 a.m. (local time in Toronto, Canada) on the third Banking Day prior to the last day of the then current Interest Period, then the outstanding LIBOR Advance shall be deemed to be converted, by way of Conversion on the last day of the then current Interest Period, into a Base Rate Canada Advance.

(e)                                  Except as otherwise provided herein, LIBOR Advances shall not be repaid, prepaid or converted into another type of Advance except on the last day of any Interest Period relating thereto.

(f)                                    If the Majority Lenders determine in good faith that the LIBO Rate for any requested Interest Period with respect to a proposed LIBOR Advance does not adequately and fairly reflect the cost to such Lenders of funding such Advance, the Administrative Agent will promptly so notify the Borrower and each Lender in writing. Thereafter, the obligation of the Lenders to make or maintain LIBOR Advances shall be suspended until the Administrative Agent (upon the instruction of the Majority Lenders) revokes such notice; provided that, at any time and from time to time, the Borrower shall have the right to request the Administrative Agent to request that the Lenders determine whether at such time the circumstances causing the suspension continue to exist and if the Majority Lenders determine, in good faith, that such circumstances no longer continue to exist then the Administrative Agent shall notify the Borrower in writing of such determination and immediately revoke such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing, conversion or continuation of LIBOR Advance or, failing that, will be deemed to have converted such request into a request for a Base Rate Canada Advance in the amount specified therein.

2.13                        Method and Place of Payment

(a)                                  Each payment to be made by a Borrower under this Agreement shall be made without deduction, set-off or counterclaim.

(b)                                 Except as provided in Section 4.2 with respect to Acceptance Fees and Section 3.8 with respect to fees for Letters of Credit, all payments of principal, interest and fees hereunder shall be made for value at or before 12:00 noon (local time in Toronto, Canada) on the day such amount is due by deposit or transfer thereof to the account of the Administrative Agent maintained at its Toronto Office. Payments received after such time shall be deemed to have been made on the next following Banking Day.

(c)                                  Subject to Section 11.16, each Lender shall be entitled to its Main Facility Rateable Portion of each repayment or prepayment of principal of a Prime Rate Advance (other than a Swing Line Advance), a LIBOR Advance, Acceptance Note, Base Rate Canada Advance (other than a Swing Line Advance) or payment of the Face Amount of Bankers’ Acceptances made to Celestica or a Canadian Designated Subsidiary.

(d)                                 Notwithstanding Section 2.12(c), in the event that a Borrower is required to pay Additional Compensation to a Lender, such Borrower may prepay all or any portion of the Advances made by such Lender to such Borrower, without any obligation to prepay any portion of the Advances made by other Lenders to whom the Borrower is not required to pay Additional Compensation; provided, however, that any prepayment of a Bankers’ Acceptance Advance or LIBOR Advance shall be subject to the provisions of Section 12.2.

2.14                        Fees

(a)                                  During the period commencing on the date hereof and ending on the Maturity Date (in this Section 2.14, the “Relevant Period”), Celestica on behalf of itself and the other Borrowers shall pay to the Administrative Agent for the account of the Lenders a fee (the “Facility Fee”) calculated at the rate per annum set forth in Schedule C on the sum of (i) the aggregate Commitments of the Non-Defaulting Lenders (after giving effect to any cancellation and reduction pursuant to Section 2.7) hereunder and (ii) the aggregate outstanding Advances of the Defaulting Lenders hereunder during the Relevant Period from day to day which fee shall be payable quarterly in arrears. Each Lender shall be entitled to its Global Rateable Portion of the Facility Fee provided that in circumstances where a Defaulting Lender has outstanding Advances, such Defaulting Lender shall, until such time as it again becomes a Non-Defaulting Lender, only be entitled to a portion of the Facility Fee calculated on the basis of such Advances only and not its Commitment.

(b)                                 During the Relevant Period, Celestica on behalf of itself and the other Borrowers shall pay to the Administrative Agent for the account of the Lenders in accordance with each Lender’s Global Rateable Portion a fee (the “Utilization Fee”) calculated at the rate per annum set forth in Schedule C on the aggregate principal amount of all outstanding Advances hereunder for each day during the Relevant Period on which the aggregate principal amount of all outstanding Advances exceed 50% of the aggregate Commitments less the undrawn portion of any Defaulting Lender’s Commitment (after giving effect to any increase, cancellation or reduction pursuant to Sections 2.3, 2.7 and 2.23) hereunder, which fee shall be payable quarterly in arrears.

(c)                                  On or prior to the Closing Date, Celestica on behalf of itself and the other Borrowers shall pay to the Administrative Agent for the account of the Lenders in accordance with each Lender’s Global Rateable Portion a fee (the “Upfront Fee”) in an amount equal to 1.0% of the aggregate Commitments in accordance with the Fee Letter.

2.15                        Conversion Options

Subject to the provisions of this Agreement (including, without limitation, Section 4.5), provided that no Event of Default has occurred and is continuing, a Borrower may convert any type of Advance outstanding under the Facility as follows:

(a)                                  provided that the relevant Borrower thereunder is Celestica or a Canadian Designated Subsidiary, a Prime Rate Advance or a portion thereof into a Bankers’ Acceptance Advance by giving the Administrative Agent a Conversion Notice no later than 10:00 a.m. one (1) Banking Day prior to the date of the proposed Conversion;

(b)                                 provided that the relevant Borrower thereunder is Celestica or a Canadian Designated Subsidiary, the Face Amount of a Bankers’ Acceptance or the principal amount of any Acceptance Notes, as applicable, or a portion thereof into a Prime Rate Advance on the maturity date of the Bankers’ Acceptance or the last day of the then current Interest Period of such Acceptance Note by giving the Administrative Agent a Conversion Notice no later than 10:00 a.m. one (1) Banking Day prior to the date of the proposed Conversion;

(c)                                  a Base Rate Canada Advance or a portion thereof into a LIBOR Advance by giving the Administrative Agent a Conversion Notice no later than 10:00 a.m. three (3) Banking Days prior to the date of the proposed Conversion; and

(d)                                 a LIBOR Advance or a portion thereof into a Base Rate Canada Advance on the last day of the Interest Period of the relevant LIBOR Advance by giving the Administrative Agent a Conversion Notice no later than 10:00 a.m. one (1) Banking Day prior to the date of the proposed Conversion.

An Advance may not be converted into an Advance denominated in a currency other than the currency in which the original Advance was made; however, an Advance denominated in one currency may be repaid concurrently with the Drawdown of an Advance denominated in another currency.

2.16                        Execution of Notices

All Drawdown Notices, Conversion Notices, Rollover Notices and notices of repayment or cancellation and, unless otherwise provided herein, all other notices, requests, demands or other communications to be given to the Administrative Agent by a Borrower hereunder shall be executed by any one officer or director of the Borrower making each such Drawdown Notice, Conversion Notice, Rollover Notice or notice of repayment or cancellation.

2.17                        Evidence of Indebtedness

The Administrative Agent shall open and maintain in accordance with its usual practice books of account evidencing all Advances and all other amounts owing by the Borrowers to the Administrative Agent and the Lenders hereunder. The Administrative Agent shall also enter in the foregoing accounts details of every Letter of Credit issued on behalf of Celestica, details of every Drawdown Date in respect of each Advance and all amounts from time to time owing or paid by a Borrower to the Administrative Agent for its own account or for the account of the Lenders hereunder, the amounts of principal, interest and fees payable from time to time hereunder and the unused portion of each Lenders’ Commitment available to be drawn down by the Borrowers or in respect of which Advances may be made in connection with reimbursement of the Issuing Bank pursuant to calls on a Letter of Credit. The information entered in the foregoing accounts shall constitute, in the absence of manifest error, prima facie evidence of the obligations of the Borrowers to the Administrative Agent and the Lenders hereunder, the date the Lenders made each Advance available to the Borrowers, the date the Issuing Bank issued or was called to honour a Letter of Credit and the amounts the Borrowers have paid from time to time on account of the principal of and interest on the Advances.

2.18                        Interest on Unpaid Costs and Expenses

Unless the payment of interest is otherwise specifically provided for herein, where a Borrower fails to pay any amount required to be paid by a Borrower hereunder when due, having received notice that such amount is due, such Borrower shall pay interest to the Administrative Agent on such unpaid amount, including overdue interest from the time such amount is due until paid at an annual rate equal to the sum of (i) 2%, plus (ii) the Prime Rate, in the case of overdue amounts payable in Canadian Dollars, or the Base Rate Canada, in the case of overdue amounts payable in United States Dollars. Such interest shall be determined daily, compounded quarterly in arrears on each Interest Payment Date in each year and payable on demand.

2.19                        Criminal Rate of Interest

Notwithstanding the foregoing provisions of this Article 2, the Borrowers shall in no event be obliged to make any payments of interest or other amounts payable to the Lenders hereunder in excess of an amount or rate which would be prohibited by law or would result in the receipt by the Lenders of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)).

2.20                        Compliance with the Interest Act (Canada)

For the purposes of this Agreement, whenever any interest is calculated on the basis of a period of time other than a calendar year, the annual rate of interest to which each rate of interest determined pursuant to such calculation is equivalent for the purposes of the Interest Act (Canada) is such rate as so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days used in the basis of such determination.

2.21                        Nominal Rate of Interest

The parties acknowledge and agree that all calculations of interest under the Loan Documents are to be made on the basis of the nominal interest rate described herein and not on the basis of effective yearly rates or on any other basis which gives effect to the principle of deemed reinvestment of interest. The parties acknowledge that there is a material difference between the stated nominal interest rates and the effective yearly rates of interest and that they are capable of making the calculations required to determine such effective yearly rates of interest.

2.22                        Swing Line Facility

(a)                                  Swing Line Advances.  Subject to subsections (b) and (k), the Swing Line Lender hereby agrees, on the terms and conditions set forth in this Agreement, to make Swing Line Advances in Canadian Dollars or United States Dollars to Celestica or any Canadian Designated Subsidiary from time to time from the date hereof to the Maturity Date but in any event not later than the Maturity Date.

(b)                                 Limitation on Swing Line Advances.  No Swing Line Advance shall be made by the Swing Line Lender if:

(i)                                     the sum of (A) the amount of such Swing Line Advance and (B) the aggregate principal amount of all Swing Line Advances outstanding on such day exceeds the Available Swing Line Commitment;

(ii)                                  immediately after such Swing Line Advance is made, the aggregate outstanding principal amount of all Advances exceeds the aggregate Commitments; or

(iii)                               a Trigger Event has occurred, no Debt Rating Upgrade has ensued and is continuing following the Trigger Event, and the obligations set out in Sections 9.1(p)(i) and 9.1(p)(ii) have not been satisfied.

(c)                                  Amount of Each Swing Line Advance.  Each Swing Line Advance in Canadian Dollars and each Swing Line Advance in United States Dollars shall be in an aggregate principal amount of Cdn.$ 1,000,000 or U.S.$ 1,000,000, as the case may be, or any integral multiple thereof.

(d)                                 Interest Rates.  Each Swing Line Advance shall bear interest on the outstanding principal amount thereof, for each day from the date such Swing Line Advance is made until it becomes due, at a rate per annum equal to, in the case of Swing Line Advances in Canadian Dollars, the Prime Rate plus the Applicable Margin, and, in the case of Swing Line Advances in United States Dollars, the Base Rate Canada plus the Applicable Margin.

(e)                                  Procedure for Requesting Swing Line Advances.  The relevant Borrower shall give to the Administrative Agent telephonic notice no later than 10:00 a.m. (local time) on the date of each Swing Line Advance specifying (i) the date of such Swing Line Advance, which shall be a Banking Day in Toronto, Canada; and (ii) the currency and amount of such Swing Line Advance. Such telephonic notice shall be followed by delivery by the relevant Borrower by no later than 3:00 p.m. local time on the same day of a Notice of Swing Line Borrowing. Promptly after receiving such Notice of Swing Line Borrowing, the Administrative Agent shall notify the relevant Swing Line Lender of the contents thereof and such Notice of Swing Line Borrowing shall not thereafter be revocable by such Borrower.

(f)                                    Funding of Swing Line Advances.  On the date of each Swing Line Advance, the Swing Line Lender shall make available such Swing Line Advance no later than 12:00 noon, Toronto, Canada time.

(g)                                 Optional Prepayment of Swing Line Advances.  Any Borrower may prepay its Swing Line Advance in whole at any time or from time to time in part in a minimum principal amount of Cdn.$1,000,000 or U.S.$1,000,000, as the case may be, or any integral multiple thereof, by giving notice of such prepayment to the Administrative Agent not later than 10:00 a.m. Toronto, Canada time on the date of prepayment and paying the principal amount to be prepaid (together with interest accrued thereon to the date of prepayment) to the Administrative Agent for the account of the Swing Line Lender.

(h)                                 Maturity of Swing Line Advances.  Any Swing Line Advance outstanding on the seventh day after such Swing Line Advance, if not repaid by such Borrower on such seventh day, shall convert to, in the case of a Swing Line Advance in Canadian Dollars, a Prime Rate Advance or, in a case of a Swing Line Advance in United States Dollars, a Base Rate Canada Advance, as the case may be. If, prior to the seventh day after such Swing Line Advance was made, the Administrative Agent declares the Advances to be immediately due and payable or the Commitments automatically terminate, each as set out in Section 10.2, such Swing Line Advance shall be due and payable on the date of such declaration by the Administrative Agent or automatic termination.

(i)                                     Refunding Unpaid Swing Line Advances.  If any Swing Line Advance is converted, pursuant to subsection (h), to another form of Advance, the Swing Line Lender shall forthwith notify the Administrative Agent and the Administrative Agent shall, by notice to the Lenders (including the Swing Line Lender in its capacity as Lender), require the Lenders to pay to the Administrative Agent, for the account of the Swing Line Lender, their Main Facility Rateable Portion of the aggregate amount of such other form of Advance. Such other form of Advance shall constitute, in the case of a Swing Line Advance in Canadian Dollars, a Prime Rate Advance and, in the case of a Swing Line Advance in United States Dollars, a Base Rate Canada Advance, provided that if the Lenders are prevented from making such Advances by provisions of applicable bankruptcy laws or otherwise, the amount so paid by each Lender shall constitute a purchase by it of a participation in the unpaid principal amount of such converted Swing Line Advances. Any such notice to the Lenders shall specify the date on which such payments are to be made by them. No later than 12:00 noon Toronto, Canada time on the date so specified each Lender shall pay the amount so notified to it in immediately available funds to the Administrative Agent for the account of the Swing Line Lender. Each Lender’s obligations to make payments for the account of the Swing Line Lender under this subsection shall be absolute and unconditional and shall not be affected by any circumstance provided that no Lender shall be obligated to make any payment to the Administrative Agent under this Section with respect to a Swing Line Advance made by the Swing Line Lender at a time when such Swing Line Lender had received written notice from Celestica or the Administrative Agent that a Default had occurred and was continuing. Notwithstanding the provisions of this Section 2.22(i), if Export Development Canada (“EDC”) is prevented from making such Advances or from purchasing such participation by any Applicable Law, EDC’s Main Facility Rateable Portion of such Swing Line Advance to be so converted shall not be converted and shall remain outstanding as a Swing Line Advance, and EDC shall provide to the Swing Line Lender a guarantee of payment of such amount, which guarantee shall be in form and substance satisfactory to the Swing Line Lender.

(j)                                     Increasing or Decreasing Available Swing Line Commitment.  At any time and from time to time, Celestica may, by written notice to the Administrative

Agent, increase or decrease the Available Swing Line Commitment, provided that the Available Swing Line Commitment shall at no time exceed U.S.$ 25,000,000 less the amount, if any, that the Commitment of the Swing Line Lender has been reduced pursuant to Section 2.7 or be less than zero.

(k)                                  Take-over Bids.  If a Borrower wishes to make a Drawdown of a Swing Line Advance for the purpose of financing a Take-over Bid, such Borrower shall deliver to the Swing Line Lender a Take-over Bid Notice at least ten (10) Banking Days prior to the day on which it gives to the Swing Line Lender a telephonic notice or Notice of Swing Line Borrowing requesting such Drawdown. Such Take-over Bid Notice shall include the details of such Take-over Bid. As soon as possible, but in any event within five (5) Banking Days of the giving of the Take-over Bid Notice, the Swing Line Lender shall, acting reasonably and in good faith, determine whether or not it wishes to fund such Swing Line Advance.  Notwithstanding any other provisions hereof, if the Swing Line Lender determines that it does not wish to fund such Swing Line Advance, the Swing Line Lender shall not be required to fund such Swing Line Advance, and the Swing Line Lender shall be considered to be acting reasonably and in good faith if it determines that it does not wish to fund such Swing Line Advance based on any of its internal regulatory, take-over bid and credit policies and procedures.

2.23                        Defaulting Lender

Notwithstanding any other provision in this Agreement to the contrary, if at any time a Lender becomes a Defaulting Lender, then the following provisions shall apply so long as any Lender is a Defaulting Lender:

(a)                                  If any Swing Line Advances are outstanding hereunder at any time that one or more Lenders is a Defaulting Lender upon two (2) Banking Days written notice by the Administrative agent, the Borrower shall, prepay such outstanding Swing Line Advances.  For greater certainty, at any time that all Defaulting Lenders at such time cease to be Defaulting Lenders or are removed or replaced in accordance with the provisions of Section 2.24, so that there are no longer Defaulting Lenders, the Borrowers shall be entitled to resume requesting Swing Line Advances in accordance with Section 2.23.

(b)                                 If any Letters of Credit are outstanding at any time that one or more Lenders is a Defaulting Lender (the Defaulting Lenders’ participation in such Letters of Credit hereinafter referred to as the “Letter of Credit Shortfall”), upon two (2) Banking Days written notice by the Administrative Agent, Celestica shall cash collateralize the amount of the Letter or Credit Shortfall by depositing an amount equal to the Letter of Credit Shortfall with the Administrative Agent, on behalf of the Issuing Bank, at or before 1:00 p.m. Toronto, Canada time, on the date that is two (2) Banking Days following notice by the Administrative Agent. Any such amount received by the Administrative Agent, on behalf of the Issuing Bank, shall be held as collateral security for the repayment of all Obligations in connection with the applicable Letter of Credit and upon the drawing of such Letter of Credit, such amount shall be applied to reimburse the Issuing Bank. The Administrative Agent, on behalf of the Issuing Bank, shall return to Celestica the amount by which the aggregate cash collateral then on deposit with the Administrative Agent pursuant to this Section 2.23(b) together with any interest thereon, exceeds the Letter of Credit Shortfall, if, at any time (i) the amount of the Letter of Credit Shortfall decreases as a result of the termination, reduction or cancellation of a Letter of Credit; (ii) the Defaulting Lender ceases to be a Defaulting Lender; or (iii) the Defaulting Lender is removed or replaced in accordance with the provisions of Section 2.24.

(c)                                  The Swing Line Lender shall not be required to fund any Swing Line Advance, and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that any repayment required to be made in accordance with paragraph (a) above or any cash collateral required to be deposited in accordance with (b) above has been and/or will be provided by the Borrower or Celestica, as applicable, in accordance with this Section 2.23.

2.24                        Replacement and Removal of Defaulting Lender

(a)                                  Celestica shall be permitted to replace any Lender that becomes a Defaulting Lender (A) if the Defaulting Lender is a Defaulting Lender by reason of paragraph (v) of the definition thereof, without the consent of the Lenders, or (B) if for any other reason, with the consent of the Majority Lenders, acting reasonably, with a replacement lender; provided that (i) such replacement does not constitute a breach of Applicable Law, (ii) no Default shall have occurred and be continuing at the time of such replacement, (iii) the replacement lender shall purchase, at par (unless the replacement lender and the replaced Lender otherwise agree), all Advances and other amounts owing to such replaced Lender on or prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender if any LIBOR Advance owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the replacement lender shall be reasonably satisfactory to the Administrative Agent, the Swing Line Lender and the Issuing Bank, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.11 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to in Section 13.11(c)(iii)), and (vii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender or that the replaced Lender shall have against any other Person.

(b)                                 Celestica may (A) if the Defaulting Lender is a Defaulting Lender by reason of paragraph (v) of the definition thereof, without the consent of the Lenders, or (B) if for any other reason, with the consent of the Majority Lenders, acting reasonably, at any time, upon at least three (3) Banking Days’ prior written notice to the Administrative Agent, repay, or cause another Borrower to repay, all amounts outstanding to a Defaulting Lender and thereupon the Commitment of such Defaulting Lender shall be permanently cancelled, the Commitment of each of the other Lenders shall remain the same and the Facility shall be permanently reduced by the amount of the Commitment of the Defaulting Lender; provided, however, that:

(i)                                     If any such repayment relates to the Bankers’ Acceptances or Acceptance Notes, which have not matured, the Borrower to which such Advance was made shall, at such time, deposit in a cash collateral account opened and maintained by the Administrative Agent such amount as may be required to yield an amount equal to the aggregate undiscounted Face Amount of such instruments on the maturity dates thereof; and

(ii)                                  In the event that any such repayment relates to a LIBOR Advance other than on the scheduled last day of the applicable Interest Period, the Borrower to which such Advance was made shall contemporaneously pay to the Administrative Agent all applicable breakage costs, being any loss or expense incurred by the Lenders by reason of the resulting liquidation or re-employment of deposits of funds.

Upon the repayment of all amounts owing to any Defaulting Lender and the termination of such Defaulting Lender’s Commitment, such Defaulting Lender shall no longer constitute a Lender for purposes of this Agreement; provided, that the removal of the Defaulting Lender shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against or in respect of the Defaulting Lender or that the Defaulting Lender shall have against or in respect of any other Person.

ARTICLE 3
LETTERS OF CREDIT

3.1                               Issuance Request

By delivering to the Administrative Agent and the Issuing Bank an Issuance Request at or before 12:00 noon, Toronto, Canada time, Celestica may request, from time to time prior to the Maturity Date and on not less than three nor more than ten Banking Days’ notice, that the Issuing Bank issue an irrevocable standby letter of credit or letter of guarantee in such form as may be requested by Celestica and approved by the Issuing Bank (each a “Letter of Credit”) in support of financial obligations of a Restricted Subsidiary incurred in such Restricted Subsidiary’s ordinary course of business and which are described in such Issuance Request, provided that, if the form of the letter of credit requested by Celestica is in a language other than English, Celestica shall provide to the Administrative Agent and the Issuing Bank not less than ten nor more than twenty Banking Days notice. Upon receipt of an Issuance Request, the Administrative Agent shall, within twenty (20) days of the receipt thereof, notify the Lenders thereof.  Each Letter of Credit shall, by its terms:

(a)                                  be issued in a Face Amount which when aggregated with the Face Amounts of all other outstanding Letters of Credit does not exceed (or would not, upon its issuance, exceed) the then Letter of Credit Availability;

(b)                                 be stated to expire on a date (its “Stated Expiry Date”) not later than one year from the Maturity Date; and

(c)                                  on or prior to its Stated Expiry Date:

(i)                                     terminate immediately upon notice to the Issuing Bank thereof from the beneficiary thereunder that all obligations covered thereby have been terminated, paid or otherwise satisfied in full, and

(ii)                                  reduce, in part, immediately and to the extent that the beneficiary thereunder has notified the Issuing Bank thereof that the obligations covered thereby have been paid or otherwise satisfied in part.

Celestica may request Letters of Credit to be denominated in Canadian Dollars, in United States Dollars, and in Pounds Sterling or, if the Issuing Bank in its sole and absolute discretion agrees, in Euros or such other currency as Celestica may request in the Issuance Request. In the event that the currency in which a Letter of Credit is expressed to be drawn is a currency other than United States Dollars or Canadian Dollars, for the purposes of determining whether the Face Amount of all outstanding Letters of Credit exceeds (or would, upon its issuance, exceed) the Letter of Credit Availability, the Face Amount payable under such Letter of Credit shall be deemed to be the Equivalent Amount in United States Dollars of such other currency on the date of such determination. The provisions of Section 6.2 shall apply to Letters of Credit issued contemporaneously on the first Drawdown Date and, thereafter, Section 6.3 (with the exception of Section 6.3(a)) shall apply at the time of issuance of any Letter of Credit as if such issuance were a Drawdown.

3.2                               Issuances

On the terms and subject to the conditions of this Agreement, the Issuing Bank shall issue Letters of Credit in accordance with the Issuance Requests made therefor. The Issuing Bank will make available the original of each Letter of Credit which it issues in accordance with the Issuance Request therefor to the beneficiary thereof. The Issuing Bank shall notify the Administrative Agent of each issuance of or amendment to any Letter of Credit on the day upon which such issuance or amendment occurs and will promptly provide each of the Administrative Agent and the Lenders with a copy of such Letter of Credit or amendment thereof.

3.3                               Other Lenders’ Participation

Each Letter of Credit issued pursuant to Section 3.2 shall, effective upon its issuance and without further action, be issued on behalf of all Lenders (including the Issuing Bank) in their respective Main Facility Rateable Portions. Each Lender shall, to the extent of its Main Facility Rateable Portion, be deemed irrevocably to have participated in the issuance of the Letter of Credit and shall be deemed to have purchased from the Issuing Bank an interest in each Letter of Credit equal to its Main Facility Rateable Portion of the Face Amount of each Letter of Credit; provided, however, that in the event that any Letter of Credit is denominated in a currency other than United States Dollars, each of the Lenders, other than the Issuing Bank, shall be deemed to have purchased from the Issuing Bank an interest in each Letter of Credit equal to its Main Facility Rateable Portion of the Equivalent Amount, expressed in United States Dollars and determined on the date of issuance, of the Letter of Credit. Each Lender shall be responsible to reimburse promptly the Issuing Bank for Reimbursement Obligations which have not been reimbursed by Celestica in accordance with Section 3.4 or which have been reimbursed by Celestica but must be returned, restored or disgorged by the Issuing Bank for any reason and each Lender shall, to the extent of its Main Facility Rateable Portion, be entitled to receive from the Administrative Agent its Main Facility Rateable Portion of the fee received by the

Administrative Agent with respect to each Letter of Credit payable pursuant to Section 3.8(b).  In the event that Celestica shall fail to reimburse the Issuing Bank or if for any reason Advances shall not be made to fund any Reimbursement Obligation, all as provided in Section 3.4 and in an amount equal to the amount of any drawing on or by the Issuing Bank under a Letter of Credit, or in the event the Issuing Bank must, for any reason, return, restore or disgorge such reimbursement, the Issuing Bank shall promptly notify each Lender of the unreimbursed amount of such drawing and such Lender’s respective Main Facility Rateable Portion of the Face Amount of such Letter of Credit. Each Lender shall make available to the Issuing Bank, whether or not any Default shall have occurred and be continuing, an amount equal to its respective Main Facility Rateable Portion of the Face Amount of such Letter of Credit in same day or immediately available funds at the office of the Issuing Bank specified in such notice not later than 10:00 a.m. local time on the Banking Day after the date notified by the Issuing Bank. In the event that any Lender fails to make available to the Issuing Bank the amount of such Lender’s participation in such Letter of Credit as provided herein, the Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest at a daily rate consistent with market practice. Nothing in this Section shall be deemed to prejudice the right of any Lender to recover from the Issuing Bank any amounts made available by such Lender to the Issuing Bank pursuant to this Section in the event that it is determined by a court of competent jurisdiction in a final, non-appealable decision that the payment with respect to such Letter of Credit by the Issuing Bank in respect of which payment was made by such Lender constituted gross negligence or wilful misconduct on the part of the Issuing Bank. The Issuing Bank shall distribute to each other Lender which has paid all amounts payable by it under this Section with respect to any Letter of Credit issued by the Issuing Bank such other Lender’s Main Facility Rateable Portion of all payments received by the Issuing Bank from Celestica in reimbursement of drawings honoured by the Issuing Bank under such Letter of Credit when such payments are received.

3.4                               Reimbursement

The Issuing Bank will notify Celestica and the Administrative Agent promptly following the presentment for payment of any drawing under a Letter of Credit which notice shall include the date (a “Disbursement Date”) such payment shall be made. Subject to the terms and provisions of such Letter of Credit, the Issuing Bank shall make such payment to the beneficiary (or its designee) of such Letter of Credit (each, a “Disbursement”). Unless Celestica has made alternative arrangements with the Issuing Bank with respect to payment to the Administrative Agent of an amount sufficient to permit the Issuing Bank to discharge its obligations under the Letter of Credit together with that amount equal to any and all charges and expenses which the Issuing Bank may pay or incur in respect to such Letter of Credit, at or prior to 12:00 noon, Toronto, Canada time on the Disbursement Date, Celestica will reimburse the Issuing Bank for all amounts disbursed under the Letter of Credit together with that amount equal to any and all charges and expenses which the Issuing Bank may pay or incur in respect of such drawing under such Letter of Credit, failing which any such payment so payable shall be deemed to be (i) a Drawdown of a Prime Rate Advance if payment under such Letter of Credit was made in Canadian Dollars; (ii) a Drawdown of a Base Rate Canada Advance if payment under such Letter of Credit was made in United States Dollars; or (iii) a Drawdown of a Base Rate Canada Advance in the Equivalent Amount in United States Dollars on the date of such Disbursement of the aggregate of the amount so disbursed and all such charges and expenses if payment under such Letter of Credit was made in a currency other than United States Dollars or Canadian

Dollars; provided that the provisions of Section 6.3 regarding conditions for subsequent Drawdowns shall not apply to such Advances. In the event that any amount so payable by the Issuing Bank exceeds the amount available to be drawn down by Celestica under the Facility, then forthwith upon receipt of such notice, Celestica shall provide to the Issuing Bank an amount equal to such excess amount. Celestica’s obligation (a “Reimbursement Obligation”) to reimburse the Issuing Bank with respect to each Disbursement, and each Lender’s obligation to make participation payments in each drawing which has not been reimbursed by Celestica, shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim, or defence to payment which Celestica may have or have had against any Lender or any beneficiary of a Letter of Credit, including any defence based upon the occurrence of any Default, any draft, demand or certificate or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient, the failure of any Disbursement to conform to the terms of the applicable Letter of Credit (if, in the Issuing Bank’s good faith opinion, such Disbursement is determined to be appropriate) or any non-application or misapplication by the beneficiary of the proceeds of such Disbursement, or the legality, validity, form, regularity, or enforceability of such Letter of Credit; provided, however, that nothing herein shall adversely affect the right of Celestica to commence any proceeding against the Issuing Bank for any wrongful Disbursement made by the Issuing Bank under a Letter of Credit as a result of gross negligence or wilful misconduct (as determined by a final, non-appealable decision of a court of competition jurisdiction) on the part of the Issuing Bank.

3.5                               Deemed Disbursements

Upon the declaration by the Administrative Agent that all Advances are immediately due and payable or are due and payable on demand pursuant to Section 10.2, Celestica shall immediately deposit with the Administrative Agent, on behalf of the Issuing Bank, an amount equal to the undrawn Face Amount of all issued and outstanding Letters of Credit. If such deposit is not received by the Administrative Agent, on behalf of the Issuing Bank, within 15 days of such declaration by the Administrative Agent, the Administrative Agent may, with the consent of the Majority Lenders, deem a Drawdown Notice to have been delivered by Celestica requesting (i) a Drawdown of a Prime Rate Advance in an amount equal to the undrawn Face Amount of outstanding Letters of Credit denominated in Canadian Dollars, (ii) a Drawdown of a Base Rate Canada Advance in an amount equal to the undrawn Face Amount of outstanding Letters of Credit denominated in U.S. Dollars, and (iii) a Drawdown of a Base Rate Canada Advance in the Equivalent Amount in United States Dollars (on the date preceding the date that such Drawdown Notice is deemed to have been delivered by Celestica and from time to time thereafter) of the undrawn Face Amount of outstanding Letters of Credit denominated in a currency other than United States Dollars or Canadian Dollars. Such Advances shall be made and the Lenders shall fund such Advances in accordance with Section 11.2 notwithstanding the provisions of Section 6.3. Any amounts so received by the Administrative Agent, on behalf of the Issuing Bank, from Celestica pursuant to this Section shall be held as collateral security for the repayment of all Obligations in connection with the Letters of Credit issued by the Issuing Bank. At any time when such Letters of Credit shall terminate pursuant to Section 3.1(c)(i) or be reduced pursuant to Section 3.1(c)(ii), the obligations of Celestica under this Section shall be reduced accordingly (subject, however, to reinstatement in the event any payment in respect of such Letters of Credit is recovered by any beneficiary in any manner from the Issuing Bank), and the Administrative Agent, on behalf of the Issuing Bank, will return to Celestica the amount, if any, by which the aggregate amount deposited by Celestica with the Administrative Agent, together with any interest accrued thereon, exceeds the aggregate amount paid by the Administrative Agent for application by the Issuing Bank to any Reimbursement Obligation of Celestica and the aggregate amount of any unpaid Reimbursement Obligations of Celestica.

If, pursuant to Section 10.2, the Administrative Agent withdraws its declaration that all Advances are immediately due and payable or are due and payable on demand, or at such time when all Events of Default shall have been cured or waived, the Administrative Agent, on behalf of the Issuing Bank, shall return to Celestica all amounts then on deposit with the Administrative Agent (together with any interest thereon) pursuant to this Section 3.5.

3.6                               Nature of Reimbursement Obligations

Celestica shall assume all risks of the acts, omissions, or misuse of any Letter of Credit it has requested by the beneficiary thereof. Neither the Issuing Bank nor any Lender (except to the extent of its own gross negligence or wilful misconduct, as determined by a final, non-appealable decision of a court of competent jurisdiction) shall be responsible for:

(a)                                  the form, validity, sufficiency, accuracy, genuineness, or legal effect of any Letter of Credit or any document submitted by any party in connection with the application for or issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent, or forged;

(b)                                 the form, validity, sufficiency, accuracy, genuineness, or legal effect of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason;

(c)                                  failure of the beneficiary to comply fully with conditions required in order to demand payment under a Letter of Credit;

(d)                                 errors, omissions, interruptions, or delays in transmission or delivery of any messages, by mail, telecopier, or otherwise; or

(e)                                  any loss or delay in the transmission or otherwise of any document or draft required in order to make a Disbursement under a Letter of Credit or of the proceeds thereof.

None of the foregoing shall affect, impair, or prevent the vesting of any of the rights or powers granted to the Issuing Bank or any Lender hereunder. Any action taken or omitted to be taken by the Issuing Bank in good faith shall be binding upon Celestica and shall not subject the Issuing Bank to any resulting liability to Celestica.

3.7                               Indemnity for Costs

Celestica shall indemnify the Issuing Bank against any and all costs, damages, expenses, taxes (other than taxes on overall net income, assets or capital), claims and demands which the Issuing Bank may incur or sustain by reason of or arising in any way whatsoever in connection with the operating, establishing or paying of the amounts payable under a Letter of Credit or arising in connection with any amounts payable by the Issuing Bank thereunder.

3.8                               Fees

(a)                                  At the time of issuance of a Letter of Credit, Celestica shall pay to the Administrative Agent, for the account of the Issuing Bank, an issuing fee in an amount equal to the product of (i) the Face Amount of the Letter of Credit, (ii) 0.1%, and (iii) a fraction, the numerator of which is the number of days in the term of the Letter of Credit and the denominator of which is 365 (or 366 in the case of a leap year).

(b)                                 Celestica shall pay to the Administrative Agent for the rateable account of the Non-Defaulting Lenders, in respect of each Letter of Credit issued hereunder, a quarterly fee calculated daily on each day in each fiscal quarter during the term of such Letter of Credit in an amount equal to the sum of the products obtained on each such day by multiplying (i) the undrawn portion of the Face Amount of the Letter of Credit on such day less the amount of any cash collateral deposited by Celestica in respect of such Letter of Credit pursuant to Section 2.23, (ii) the LC Fee and (iii) a fraction, the numerator of which is one (1) and denominator of which is 365 (or 366 in the case of a day occurring in a leap year). Such fee shall be payable by Celestica to the Administrative Agent on the first Business Day of the next following fiscal quarter. The fee shall in turn be distributed by the Administrative Agent to the Non-Defaulting Lenders on the first Business Day of each fiscal quarter in accordance with the Lenders’ respective Main Facility Rateable Portions as at the last day of the prior fiscal quarter.

(c)                                  Celestica shall pay to the Administrative Agent, for the account of the Issuing Bank, an amendment fee in United States Dollars in respect of each amendment to any Letter of Credit in such amount as is usual and customary for the Issuing Bank to charge its customers, and such fee shall be payable by Celestica to the Administrative Agent, for the account of the Issuing Bank, at the time of request for such amendment.

(d)                                 In the event that the currency in which a Letter of Credit is expressed to be drawn is a currency other than United States Dollars or Canadian Dollars, for the purposes of assessing the fees payable under this Section 3.8, the Face Amount payable under the Letter of Credit shall be deemed to be the Equivalent Amount in United States Dollars of such other currency on the date on which such fee is to be assessed.

ARTICLE 4
BANKERS’ ACCEPTANCES AND ACCEPTANCE NOTES

4.1                               Funding of Bankers’ Acceptances

If the Administrative Agent receives from Celestica or a Canadian Designated Subsidiary a Drawdown Notice or a Rollover Notice or a Conversion Notice requesting an Advance or a Rollover or a Conversion into a Bankers’ Acceptance Advance, the Administrative Agent shall notify each of the Lenders, prior to 11:30 a.m. (Toronto, Canada time) on the first Banking Day prior to the date of such Advance, of such request and each Lender’s Main Facility Rateable Portion of such Advance except that, if the Face Amount of a draft which would otherwise be accepted by a Lender would not be Cdn.$100,000, or an integral multiple thereof, such Face Amount shall be increased or reduced by the Administrative Agent in its sole and unfettered discretion to the nearest integral multiple of Cdn.$100,000. Each Lender shall, not later than 11:30 a.m. (Toronto, Canada time) on the date of each Advance by way of Bankers’ Acceptance under the Facility (whether in respect of a Drawdown or pursuant to a Rollover or Conversion), accept drafts of such Borrower who has delivered such Drawdown Notice, Rollover Notice or Conversion Notice which are presented to it for acceptance and which have an aggregate face amount equal to such Lender’s Main Facility Rateable Portion of the total Advance being made by way of Bankers’ Acceptances on such date.  With respect to each Drawdown of or Rollover of or Conversion into Bankers’ Acceptances, each Lender shall not be required to accept any draft which has a Face Amount which is not an integral multiple of Cdn.$100,000. Subject to this Section and Section 2.3, each Lender shall purchase its Main Facility Rateable Portion of any Bankers’ Acceptances. Concurrently with the acceptance of drafts of such Borrower as aforesaid, each Lender shall make available to the Administrative Agent its Main Facility Rateable Portion of the Notional BA Proceeds with respect to such Advance. The Administrative Agent shall, upon fulfilment by such Borrower of the conditions set out in Section 6.2 or Section 6.3, as applicable, make such Notional BA Proceeds available to such Borrower on the date of such Advance by crediting the Designated Account of such Borrower.

4.2                               Acceptance Fees

With respect to each draft of Celestica or a Canadian Designated Subsidiary accepted pursuant hereto, such Borrower shall pay to the Administrative Agent for the account of the Lenders, as the case may be, in advance, an acceptance fee calculated at the rate per annum, on the basis of a year of 365 days or 366 days in the case of a leap year, equal to the Applicable Margin pertaining to the Canadian BA Rate on the Face Amount of such Bankers’ Acceptance or the principal amount of an Acceptance Note, as applicable for its term, being the actual number of days in the period commencing on the date of acceptance of such Borrower’s draft or the date of such Acceptance Note and ending on but excluding the maturity date of the Bankers’ Acceptance or Acceptance Note. Such acceptance fees shall be non-refundable and shall be fully earned on the first day of the Interest Period of the Acceptance Note. Such acceptance fees shall be paid by the Borrower whose draft has been accepted by the Administrative Agent deducting the amount thereof on behalf of the Lenders from what would otherwise be Notional BA Proceeds funded pursuant to Section 4.1.

4.3                               Presigned Draft Forms

(a)                                  Subject to paragraph (b) of this Section 4.3, in order to enable the Lenders to create Banker’s Acceptances or Acceptance Notes in the manner specified in this Article 4, Celestica and each Canadian Designated Subsidiary shall supply each Lender with such number of drafts as it may reasonably request, duly signed on behalf of such Borrower. Each Lender hereby indemnifies each such Borrower from and against any damages, losses, costs, expenses or other claims incurred by such Borrower and arising by reason of or resulting from any loss or improper use thereof by such Lender, will exercise and cause its agents to exercise such care in the custody and safekeeping of such drafts as it would exercise in the custody and safekeeping of similar property owned by it and will, upon request by any such Borrower, promptly advise such Borrower of the number and designations, if any, of uncompleted drafts held by it for and on behalf of such Borrower. The signature of any officer of the applicable Borrower on a draft may be mechanically reproduced by the applicable Borrower and any Banker’s Acceptance or Acceptance Note bearing a facsimile signature of a duly authorized officer of a Borrower shall be binding upon the applicable Borrower as if it had been manually signed by such person even if such person no longer holds office on the date of its acceptance by the Lender or at any time after such date. No Lender shall be liable for its failure to accept a draft as required hereby if the cause of such failure is, in whole or in part, due to the failure of the applicable Borrower to provide drafts to such Lender on a timely basis in accordance with the terms hereof.

(b)                                 Each of Celestica and each Canadian Designated Subsidiary hereby irrevocably appoints each Lender as its attorney to sign and endorse on its behalf, manually or by facsimile or mechanical signature, any Banker’s Acceptance or Acceptance Note necessary to enable each Lender to make Advances in the manner specified in this Article 4. All Banker’s Acceptances or Acceptance Notes signed or endorsed on behalf of the applicable Borrower by a Lender shall be binding on such Borrower, all as if duly signed or endorsed by such Borrower. Each Lender shall (i) maintain a record with respect to any Banker’s Acceptance or Acceptance Note completed in accordance with this Section 4.3(b), voided by it for any reason, accepted and purchased or purchased or exchanged, and cancelled at its respective maturity; and (ii) retain such records in the manner and for the statutory periods provided by Applicable Law and make such records available to Celestica and each Canadian Designated Subsidiary acting reasonably. On request by Celestica or any Canadian Designated Subsidiary, a Lender shall cancel and return to the possession of such Borrower all Banker’s Acceptances or Acceptance Notes which have been pre-signed or pre-endorsed on behalf of such Borrower and which are held by such Lender and are not required to make Advances in accordance with this Article 4.

4.4                               Term and Interest Periods

The Interest Period of any Bankers’ Acceptance shall be specified in the draft and in the Drawdown Notice, Conversion Notice or Rollover Notice related thereto and the Interest Period for any Acceptance Note shall be specified in the Drawdown Notice, Conversion Notice or Rollover Notice related thereto and Interest Period of any Bankers’ Acceptance and the Interest Period of an Acceptance Note shall be for periods of approximately 30, 60, 90 or 180 days, unless otherwise agreed to by the Administrative Agent. The Interest Period of each Bankers’ Acceptance shall mature, and the Interest Period of an Acceptance Note shall end, on a Banking Day. Each Borrower who delivers a Drawdown Notice, Rollover Notice or Conversion Notice shall ensure that no Bankers’ Acceptance issued pursuant thereto shall have an Interest Period ending after the Maturity Date and that no Acceptance Note issued pursuant thereto shall have an Interest Period ending after the Maturity Date.

4.5                               Payment on Maturity

A Borrower which has received a Bankers’ Acceptance Advance shall pay to the Administrative Agent, for the account of the Lenders, on the maturity date of such Bankers’ Acceptance and the last day of the Interest Period of an Acceptance Note an amount equal to the Face Amount of such maturing Bankers’ Acceptance or the principal amount of such Acceptance Note, as the case may be; provided that such Borrower may, at its option, so reimburse the Lenders, in whole or in part, by delivering to the Administrative Agent no later than 10:00 a.m. two (2) Banking Days prior to the maturity date of a maturing Bankers’ Acceptance or the last day of the Interest Period of an Acceptance Note, as the case may be, a Rollover Notice specifying the term of the Bankers’ Acceptances or the next Interest Period for such Acceptance Note, as the case may be, and presenting drafts or Acceptance Notes to the Lenders for acceptance and purchase having, in the case of reimbursement in whole by replacement Bankers’ Acceptances or Acceptance Notes, an aggregate Face Amount equal to the Face Amount of the maturing Bankers’ Acceptances or principal amount of the Acceptance Notes. In the event that a Borrower fails to deliver a Conversion Notice or Rollover Notice and fails to make payment to the Administrative Agent in respect of the maturing Bankers’ Acceptance Advance, the Face Amount of the maturing Bankers’ Acceptances and the principal amount of the Acceptance Notes forming part of such Bankers’ Acceptance Advance shall be deemed to be converted to a Prime Rate Advance on the relevant maturity date.

4.6                               Waiver of Days of Grace

Each of Celestica and any Canadian Designated Subsidiary Borrower renounces and shall not claim any days of grace for the payment of any Bankers’ Acceptance or Acceptance Notes.

4.7                               Special Provisions Relating to Acceptance Notes

(a)                                  Each Borrower and each Lender hereby acknowledges and agrees that from time to time certain Lenders which are Non-Schedule I Lenders may not be authorized to or may, as a matter of general corporate policy, elect not to accept or purchase Bankers’ Acceptance drafts, and the Borrowers and each Lender agree that any such Lender may purchase Acceptance Notes of any of Celestica or any Canadian Designated Subsidiary in accordance with the provisions of Section 4.7(b) in lieu of creating Bankers’ Acceptances for its account.

(b)                                 In the event that any Lender described in Section 4.7(a) above is unable to, or elects as a matter of general corporate policy not to, accept or purchase Bankers’ Acceptances hereunder, such Lender shall not be required to accept or purchase Bankers’ Acceptances hereunder, but rather, if Celestica or any Canadian Designated Subsidiary requests the acceptance of such Bankers’ Acceptances, that Borrower shall deliver to such Lender an Acceptance Note or Acceptance Notes of such Borrower having the same maturity as the Bankers’ Acceptances to be accepted and in an aggregate principal amount equal to the face amount of such Bankers’ Acceptances. Each such Lender hereby agrees to purchase Acceptance Notes from such Borrower at a purchase price equal to the Notional BA Proceeds which would have been applicable if a Bankers’ Acceptance draft had been accepted by it and such Acceptance Notes shall be governed by the provisions of this Article 4 as if they were Bankers’ Acceptances.

4.8                               No Market

If the Administrative Agent determines in good faith and notifies Celestica in writing that, by reason of circumstances affecting the Canadian money market, there is no market for Bankers’

Acceptances, then the right of Celestica or any Canadian Designated Subsidiary to request Bankers’ Acceptance Advances shall be suspended until the Administrative Agent, acting reasonably, determines that the circumstances causing such suspension no longer exists and the Administrative Agent so notifies Celestica. In such circumstances, any Drawdown Notice for a Bankers’ Acceptance Advance which is outstanding shall be cancelled and the Drawdown requested therein shall, at the option of Celestica or any Canadian Designated Subsidiary delivering such Drawdown Notice, either not be made or be made as a Prime Rate Advance.

ARTICLE 5
CHANGE OF CIRCUMSTANCES
AND INDEMNIFICATION

5.1                               Intentionally Deleted

5.2                               Increased Costs

In the event of (i) any Applicable Law coming into force after the date hereof, (ii) any change in any Applicable Law, or in the interpretation or application thereof by any court or by any governmental, regulatory, other authority or central bank charged with the administration thereof, or (iii) compliance by any Lender with any direction, request or requirement (whether or not having the force of law but, if not having the force of law, one with which a responsible bank acting reasonably would comply) of any government, monetary authority, central bank or comparable agency which now or hereafter:

(a)                                  subjects a Lender to any Tax or changes the basis of taxation, or increases any existing Tax (in each case, except for the coming into force of any Tax or change in the basis of taxation in respect of or the change in the rate of Tax charged on net income as a whole, on franchises or capital applicable to the relevant jurisdictions of the Lender), on payments of principal, interest or other amounts payable by the Borrowers to such Lender under any Loan Document or on or by reference to the amount of any Advances made or to be made by any Lender hereunder or on or by reference to the Commitment of any Lender, or

(b)                                 imposes, modifies or deems applicable any reserve, liquidity, cash margin, deposit, deposit insurance, assessment, ratio or similar requirements against assets held by, or deposits in or for the account of, or loans by, or otherwise imposes any cost on, any Lender in agreeing to make or making, funding or maintaining all or any of the Advances or its Commitment (including, without limitation, any such requirement imposed by the Board of Governors of the United States Federal Reserve System or by the Bank of England or The Financial Services Authority), or

(c)                                  has the effect of increasing the amount of overall capital required to be maintained by a Lender or any corporation controlling such Lender, taking into account the existence of such Lender’s participation in any Advance or any of its obligations under any Loan Document (including, without limitation, all or any part of its Commitment), and the result of any of the foregoing is to increase the cost to a Lender, reduce the income receivable by it or reduce the effective return on the capital of such Lender in respect of any Advances and/or its Commitment to an extent which such Lender believes to be material (after consultation with Celestica), the Lender shall give notice thereof to the Administrative Agent and the Administrative Agent shall give notice thereof to the Borrowers (herein called a “Notice of Amount”) stating the event by reason of which it believes it is entitled to Additional Compensation (as hereinafter defined), such cost and/or such reduction in such return (or such proportion of such reduction as is, in the reasonable and bona fide opinion of such Lender, attributable to its obligations hereunder), the amount of such Additional Compensation (as hereinafter defined) incurred by such Lender and supplying reasonable supporting evidence (including, in the event of change of Applicable Law, a photocopy of the Applicable Law evidencing such change together with a certificate of a duly authorized officer of the Lender setting forth the Additional Compensation and the basis for calculation of such Additional Compensation and an opinion in writing of such Lender’s counsel confirming such change); provided that the Lender shall not be required to disclose any information required to be kept confidential by Applicable Law (in which case the requirement of such confidentiality shall be supported by an opinion of such Lender’s counsel)  within ten (10) Banking Days of the date of receipt of any Notice of Amount, the amount set out therein (in this Article 5 referred to as “Additional Compensation”) shall be paid to the Lender by Celestica (if applicable, on behalf of the relevant Designated Subsidiary) to the Lender.  In the event such Lender subsequently recovers all or part of the Additional Compensation paid by the Borrowers, it shall repay an equal amount to such Borrowers.

5.3                               Illegality

If, with respect to any Lender, the implementation of any existing provision of Applicable Law or the adoption of any Applicable Law, or any change therein or in the interpretation or application thereof by any court or by any statutory board or commission now or hereafter makes it unlawful for such Lender to make, fund or maintain all or any portion of an outstanding Advance, to maintain all or any part of its Commitment hereunder or to give effect to its obligations in respect of all or any portion of an outstanding Advance, such Lender may, by written notice thereof to the Borrowers and the other Lenders through the Administrative Agent (supported, at the request and expense of the Borrowers, by an opinion of such Lender’s counsel), declare the obligations of such Lender under this Agreement to be terminated whereupon the same shall forthwith terminate, and the Borrowers to whom such Lender has made Advances shall repay within the time required by such law (or as promptly as practicable if already unlawful or at the end of such longer period, if any, as such Lender in its bona fide opinion may agree) the principal of the Advances made by such Lender. If any such change shall affect only that portion of such Lender’s obligations under this Agreement that is, in the bona fide opinion of such Lender, severable from the remainder of this Agreement so that the remainder of this Agreement may be continued in full force and effect without otherwise affecting any of the obligations of such Lender or the Borrowers hereunder, such Lender shall declare its obligations under only that portion so terminated.

5.4                               Mitigation

(a)                                  If, in respect of any Lender, circumstances arise which would result, upon the giving of notice, in:

(i)                                     Additional Compensation being paid by a Borrower to a Lender under Section 5.2; or

(ii)                                  a reduction of all or any of an Advance by such Lender or the Lender’s Commitment pursuant to Section 5.3; or

(iii)                               the prepayment of the portion of the Advances outstanding to it pursuant to Section 5.3; or

(iv)                              the payment of any amount by an Obligor under Section 5.5;

then such Lender, promptly upon becoming aware of the same and the possible results thereof, shall notify the Administrative Agent thereof and the Administrative Agent shall notify the Borrowers thereof and, in consultation with the Borrowers shall take such steps, if any, as such Lender in its bona fide opinion considers appropriate to mitigate the effects of such circumstances. Without limiting the generality of the foregoing, if it is commercially reasonable, such Lender shall make reasonable efforts to limit the incidence of any such Additional Compensation and seek recovery for the account of the Borrowers upon the Borrower’s request and at the Borrower’s expense; provided that such Lender in its reasonable determination suffers no appreciable economic, legal, regulatory or other disadvantage. In all events, the Lenders shall promptly co-operate with the Borrowers to the extent possible, to rearrange the affected availment to one that may not be affected by such change, but failure to effect a change in availment shall not relieve the relevant Borrower of its obligation to pay the Additional Compensation. Notwithstanding the foregoing provisions, a Lender shall only be entitled to rely upon the provisions of Section 5.2 if and for so long as it is not treating the Borrowers in any materially different or in any less favourable manner than is applicable to any other customers of any relevant Lender, where such other customers are bound by similar provisions to the foregoing provisions of Section 5.2.

(b)                                 If any Lender seeks Additional Compensation pursuant to Section 5.2 hereof (the “Affected Lender”), then the relevant Borrowers may indicate to the Administrative Agent in writing that they desire to (i) replace the Affected Lender with one or more of the other Lenders, and/or (ii) amend a Drawdown Notice or Notice of Swing Line Borrowing to reduce the amount sought to be borrowed to reflect the reduced amount hereunder, and the Administrative Agent shall then forthwith give notice to the other Lenders that any Lender or Lenders may, in the aggregate, advance all or part of the Affected Lender’s Main Facility Rateable Portion of such Advance and, in the aggregate, assume all or part of the Affected Lender’s Commitment and obligations hereunder and acquire all or part of the rights of the Affected Lender and assume all or part of the obligations of the Affected Lender under each of the other Loan Documents (but in no event shall any other Lender or the Administrative Agent be obliged to do so). If a Lender shall so agree in writing (herein collectively called the “Assenting Lenders” and individually called an “Assenting Lender”) with respect to such advance, acquisition and assumption, the Main Facility Rateable Portion of such Advance of each Assenting Lender (other than a Swing Line Advance) and the

Commitment and the obligations of such Assenting Lender under this Agreement and the rights and obligations of such Assenting Lender under each of the other Loan Documents shall be increased accordingly on a date mutually acceptable to such Assenting Lender and the Borrowers. On such date, the Assenting Lender shall advance to the relevant Borrowers the relevant portion of the Affected Lender’s Main Facility Rateable Portion of the outstanding Advances (other than Swing Line Advances) and the relevant Borrowers shall prepay to the Affected Lender the Advances of the Affected Lender then outstanding, together with all interest accrued thereon and all other amounts owing to the Affected Lender hereunder, and, upon such advance and prepayment, the Affected Lender shall cease to be a “Lender” for purposes of this Agreement and shall no longer have any obligations hereunder. Upon the assumption of the Affected Lender’s Commitment as aforesaid by an Assenting Lender, Schedule B hereto shall be deemed to be amended to increase the Commitment of such Assenting Lender by the amount of such assumption and to reduce the Commitment of the Affected Lender by a like amount. If no Assenting Lender is found, then in such event, the relevant Borrower is entitled to repay the Affected Lender and reduce its obligations hereunder by such amount so repaid.

5.5                               Taxes

(a)                                  All payments by any Obligor under this Agreement, the Guarantees or any other Loan Document shall be made free and clear of and without deduction or withholding for any and all Taxes, unless required by law. If an Obligor shall be required by law, rule, regulation or the interpretation thereof by the relevant governmental authority to deduct or withhold any such Taxes from or in respect of any sum payable under this Agreement,

(i)                                     the sum payable shall be increased by such additional amount as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional amounts paid under this Section 5.5), the relevant Lenders or the Administrative Agent, as applicable, receive a net amount equal to the full amount they would have received if no deduction or withholding had been made;

(ii)                                  the Obligor shall make such required deductions or withholdings;

(iii)                               the Obligor shall pay the full amount deducted or withheld to the relevant taxation or other authority in accordance with Applicable Law; and

(iv)                              such Obligor shall deliver to the relevant Lender or Administrative Agent, as applicable, as soon as practicable after it has made such payment to the applicable authority (x) a copy of such receipt as is issued by such authority evidencing the deduction or withholding of all amounts required to be deducted or withheld from the sum payable hereunder or (y) if such a receipt is not available from such authority, notice of the payment of such amount deducted or withheld;

provided that the obligations of an Obligor to pay additional amounts pursuant to this Section 5.5 shall not apply with respect to Taxes arising solely by reason of a Lender or the Administrative Agent, as applicable, having a connection with the jurisdiction that imposes the Taxes other than merely by the execution of this Agreement, receipt of payments under this Agreement, the holding and disposition of Advances, the performance of its obligations or the enforcement of its rights under this Agreement.

(b)                                 Without prejudice to the foregoing provisions of this Section 5.5, if the Administrative Agent or any Lender (in this Section 5.5, an “Indemnified Person”) is required at any time (whether before or after any Obligor has discharged all of its other obligations hereunder) to make any payment on account of any Tax which an Obligor is required to withhold in accordance with Section 5.5(a) hereof or for which an Obligor is otherwise required to indemnify a Lender or the Administrative Agent pursuant to Sections 5.5(a), (c) or (d) hereof, or if any liability in respect of any such payment is asserted, imposed, levied or assessed against such Indemnified Person, the Obligor in respect of which such sum was received or receivable shall, within 30 days of written demand of the Administrative Agent or Lender, promptly indemnify such Indemnified Person against such payment or liability, together with interest, penalties and expenses payable or incurred in connection therewith including, without limitation, any Tax imposed by any jurisdiction on or in relation to any amounts paid to or for the account of such Indemnified Person pursuant to this Section 5.5. An Indemnified Person intending to make a claim pursuant to this Section 5.5 shall notify the Obligor of the event in respect of which it believes it is entitled to make such claim and supply reasonable supporting evidence including a copy of the relevant portion of any written assessment, provided that any such Indemnified Person shall not be required to disclose any information required to be kept confidential by regulation or contract (in which case the basis of such confidentiality, at the request and expense of the Borrowers, shall be supported by an opinion of counsel of reputable standing).

(c)                                  If an Obligor fails to pay any Taxes required to be paid by it pursuant to this Section 5.5 when due to the appropriate taxing authority or fails to remit to the Administrative Agent, for the account of the respective Lenders, for the account of the Administrative Agent or for the Administrative Agent’s own account, as applicable, the required receipts or other documentary evidence required by Section 5.5(a)(ii), the Obligor shall indemnify the Lenders or the Administrative Agent, as applicable, for any incremental Taxes, interest or penalties that may become payable by any Lender or the Administrative Agent as a result of any such failure.  For purposes of this Section 5.5, a distribution by the Administrative Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Obligor.

(d)                                 Each Obligor will indemnify the Lenders and the Administrative Agent for the full amount of Taxes imposed by any jurisdiction and paid by such Lender or the Administrative Agent, as applicable with respect to any amounts payable pursuant to this Section 5.5, and any liability arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent, as applicable makes written demand therefor which demand shall identify the nature and amount of Taxes for which indemnification is being sought and shall include a copy of the relevant portion of any written assessment from the relevant taxing authority demanding payment of such Taxes.

(e)                                  Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 5.5 shall survive the payment in full of principal, interest, fees and any other amounts payable hereunder and the termination of this Agreement, the Guarantees and the other Security Documents.

5.6                               Tax Refund

(a)                                  If, following the imposition of any Tax on any payment by any Obligor in consequence of which such Obligor pays an additional amount under Section 5.5(a), any Lender receives or is granted a refund of any Tax actually paid by it which in such Lender’s sole opinion (acting in good faith) is attributable to such additional amount paid by such Obligor and is both identifiable and quantifiable by it without requiring such Lender or its professional advisers to expend a material amount of time or incur a material cost in so identifying or quantifying (any of the foregoing, to the extent so identifiable and quantifiable, being referred to as a “refund”), such Lender shall, to the extent that it can do so without prejudice to the retention of the relevant refund and subject to such Obligor’s obligation to repay promptly on demand by the Lender the amount to such Lender if the relevant refund is subsequently disallowed or cancelled, reimburse such Obligor promptly after receipt of such refund by such Lender with such amount as such Lender shall in its sole opinion but in good faith have concluded to be the amount or value of the relevant refund.

(b)                                 Nothing contained in this Agreement shall interfere with the right of any Lender to arrange its Tax and other affairs in whatever manner it thinks fit. No Lender shall be required to disclose any confidential information relating to the organization of its affairs.

ARTICLE 6
CONDITIONS PRECEDENT

6.1                               Conditions for Closing

The following conditions shall be satisfied on or prior to Closing:

(a)                                  each Grantor shall have duly authorized, executed and delivered to the Administrative Agent each of the Loan Documents to which it is a party including: (i) (x) a confirmation of its Guarantee if such Grantor has previously provided a Guarantee or, (y) a Guarantee; (ii) confirmation of all Security Documents required to be delivered pursuant to the terms of the Existing Credit Agreement; and (iii) in the case of the Borrowers, this Agreement;

and each such Loan Document shall constitute a legal, valid and binding obligation of such Grantor, enforceable against such Grantor in accordance with its terms;

(b)                                 each Grantor shall have delivered to the Administrative Agent:

(i)                                     a certified copy of its Organic Documents;

(ii)                                  a certified copy of the resolutions authorizing it to enter into, execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder;

(iii)                               a certificate as to the incumbency of its officers signing the Loan Documents to which it is a party; and

(iv)                              a certificate of status, good standing or like certificate with respect to such Grantor issued by the appropriate government officials of the jurisdiction of its incorporation;

(c)                                  there shall have been no Material Adverse Change since December 31, 2008;

(d)                                 no Default or Event of Default shall have occurred and be continuing;

(e)                                  opinions of Borrowers’ Counsel and local counsel, as applicable, to each Grantor, in form and substance satisfactory to the Lenders’ Counsel and the Administrative Agent, each acting reasonably, shall have been delivered to the Administrative Agent;

(f)                                    none of the undertaking, property or assets of any of the Grantors shall be subject to any Liens other than (i) Permitted Encumbrances or (ii) Liens with respect to which the Administrative Agent shall have received satisfactory evidence of the repayment of the underlying obligation and fully executed discharges and releases thereof (in registrable form where appropriate), and each of the Grantors shall have delivered to the Administrative Agent a Permitted Encumbrance Certificate if any of the undertaking, property or assets of such Grantor is subject to any registered Liens;

(g)                                 the Borrowers shall have paid all fees and expenses relating to the Facility provided for in this Agreement as set out in Section 2.14 and any other Loan Document, to the extent then owing;

(h)                                 each Security Document required to be delivered or remain in place on the Closing Date shall have been registered, filed, recorded or otherwise perfected in the manner required by the law applicable to such Security Document to the satisfaction of the Administrative Agent and Lenders’ Counsel, each acting reasonably. Each of the Grantors shall have delivered to the Administrative Agent all certificates evidencing all of the Pledged Shares required to be pledged pursuant to the provisions of the Existing Credit Agreement, together with such stock powers, powers of transfer or such other instruments or documents and such actions taken as the Administrative Agent shall deem necessary or desirable, acting reasonably, to perfect its first priority security interest in such Pledged Shares, provided such Pledged Shares are in certificated form or, if such Pledged Shares are not in certificated form, the issuer of such Pledged Shares shall have entered into a securities control agreement with the Administrative Agent, in form and substance satisfactory to the Administrative Agent and Lenders’ Counsel, each acting reasonably; and

(i)                                     Celestica shall have delivered to the Administrative Agent an Officer’s Certificate certifying as of the Closing Date:

(i)                                     as to the matters in Section 6.1(c) and 6.1(d); and

(ii)                                  that the applicable schedule attached to such Officer’s Certificate sets out a complete list of (A) all Material Restricted Subsidiaries and the jurisdiction of formation for each such Material Restricted Subsidiary; (B) all Restricted Subsidiaries (other than Material Restricted Subsidiaries) and the jurisdiction of formation of each such Restricted Subsidiary; and (C) all Grantors and (x) the jurisdiction of formation of each such Grantor, and (y) each province and/or state in which each such Grantor’s tangible assets in Canada and the United States of America are located.

The conditions set forth in this Section 6.1 are inserted for the sole benefit of the Lenders and may be waived by the Administrative Agent on behalf of the Lenders in whole or in part, with or without terms or conditions. Prior to waiving any condition set forth in this Section 6.1, the Administrative Agent shall consult with the Co-Lead Arrangers and shall act reasonably given the views of each of the Co-Lead Arrangers with respect of such waiver.

6.2                               Conditions for First Drawdown

The following conditions shall be satisfied by the Borrowers on or prior to the earlier of the first Drawdown Date and the first deemed Drawdown pursuant to Section 3.4 or 3.5:

(a)                                  the representations and warranties set forth in Section 8.1 shall be true and correct in all material respects on and as of the Drawdown Date, both before and after giving effect to the Drawdown of such Advance and to the application of proceeds therefrom on the Drawdown Date;

(b)                                 no Default or Event of Default shall have occurred and be continuing, nor shall any such event occur as a result of making the Advances or the application of proceeds therefrom on the Drawdown Date;

(c)                                  any Borrower which intends to make a Drawdown shall have given the appropriate Drawdown Notice to the Administrative Agent in accordance with the provisions of Section 2.3;

(d)                                 each Domestic Material Restricted Subsidiary that is not a Grantor shall have executed and delivered to the Administrative Agent (i) a confirmation of its Guarantee if previously provided in connection with the Existing Credit Agreement, or (ii) a Guarantee;

(e)                                  opinions of Borrowers’ Counsel or local counsel, as applicable, to each Domestic Material Restricted Subsidiary that is not a Grantor, in form and substance satisfactory to the Lenders’ Counsel and the Administrative Agent, each acting reasonably, shall have been delivered to the Administrative Agent;

(f)                                    none of the undertaking, property or assets of any Domestic Material Restricted Subsidiary that is not a Grantor shall be subject to any Liens other than (i) Permitted Encumbrances or (ii) Liens with respect to which the Administrative Agent shall have received satisfactory evidence of the repayment of the underlying obligation and fully executed discharges and releases thereof (in registrable form where appropriate), and each such Domestic Material Restricted Subsidiary shall have delivered to the Administrative Agent a Permitted Encumbrance Certificate if any of the undertaking, property or assets of such Domestic Material Restricted Subsidiary is subject to any registered Liens;

(g)                                 if, as at the first Drawdown Date, the Trigger Event has occurred and no Debt Rating Upgrade has ensued and is continuing following the Trigger Event, the obligations set out in Sections 9.1(p)(i) and 9.1(p)(ii) shall have been satisfied, provided that if such obligations have not been satisfied, the Issuing Bank shall issue each Letter of Credit in accordance with any Issuance Request made therefor upon (i) satisfaction of all other requirements in this Section 6.2, and (ii) receipt by the Administrative Agent, on behalf of the Issuing Bank, of an amount equal to the undrawn Face Amount of such requested Letter of Credit to be held as collateral security for the repayment of all Obligations arising under or in connection with such Letter of Credit; and

(h)                                 the aggregate book value of the trade accounts receivable owing to Celestica or  any Restricted Subsidiary (and/or contractual rights relating thereto) that are subject to any Securitization Transaction does not exceed the limit set out in Section 9.1(o).

6.3                               Conditions for Subsequent Drawdowns

The following conditions shall be satisfied by the Borrower requesting an Advance at or prior to the time of each Drawdown of an Advance under the Facility (other than a deemed Drawdown pursuant to the provisions of Section 3.4 or 4.5) subsequent to the first Drawdown after the date hereof:

(a)                                  a Borrower shall have given to the Administrative Agent a Drawdown Notice in accordance with the provisions of Section 2.3;

(b)                                 the representations and warranties set forth in Section 8.1 shall be, mutatis mutandis, true and correct in all material respects on and as of the Drawdown Date, both before and after giving effect to the Drawdown of such Advance and to the application of proceeds therefrom on the Drawdown Date;

(c)                                  no Default or Event of Default shall have occurred and be continuing, nor shall any such event occur as a result of making the Advances or the application of proceeds therefrom on the Drawdown Date;

(d)                                 if the Borrower requesting the Advance is a Restricted Subsidiary that has become a Designated Subsidiary, the Guarantee required by Section 9.1(m) to have been delivered by that Designated Subsidiary shall have been delivered to the Administrative Agent notwithstanding that the 45 day period referred to therein may not have expired;

(e)                                  if, as at such Drawdown Date, the Trigger Event has occurred and no Debt Rating Upgrade has ensued following the Trigger Event, the obligations set out in Sections 9.1(p)(i) and 9.1(p)(ii) shall have been satisfied, provided that if such obligations have not been satisfied, the Issuing Bank shall issue each Letter of Credit in accordance with any Issuance Request made therefor upon (i) satisfaction of all other requirements in this Section 6.3, and (ii) receipt by the Administrative Agent, on behalf of the Issuing Bank, of an amount equal to the undrawn Face Amount of such requested Letter of Credit to be held as collateral security for the repayment of all Obligations arising under or in connection with such Letter of Credit; and

(f)                                    the aggregate book value of the trade accounts receivable owing to Celestica or  any Restricted Subsidiary (and/or contractual rights relating thereto) that are subject to any Securitization Transaction does not exceed the limit set out in Section 9.1(o).

6.4                               Conditions for Certain Material Restricted Subsidiaries and Restricted Subsidiaries

Within 45 days after the Closing Date, or such later date as Celestica and the Administrative Agent, for and on behalf of the Lenders, may agree, each Non-Domestic Material Restricted Subsidiary that is not a Grantor shall have executed and delivered to the Administrative Agent (i) a confirmation of its Guarantee if previously provided in connection with the Existing Credit Agreement, or (ii) a Guarantee.

The conditions set forth in this Section 6.4 are inserted for the sole benefit of the Lenders and may be waived by the Administrative Agent on behalf of the Lenders in whole or in part, with or without terms or conditions. Prior to waiving any condition set forth in this Section 6.4, the Administrative Agent shall consult with the Co-Lead Arrangers and shall act reasonably given the views of each of the Co-Lead Arrangers with respect of such waiver.

ARTICLE 7
PROVISIONS RELATING TO SUBSIDIARIES

7.1                               Designated Subsidiaries

(a)                                  The Administrative Agent and the Lenders acknowledge and agree and Celestica hereby confirms that Celestica has designated Celestica International as a Canadian Designated Subsidiary and that there are not, on the date hereof, any other Designated Subsidiaries.

(b)                                 Celestica may, from time to time and at any time hereafter, designate any other wholly-owned qualifying Restricted Subsidiary as a Canadian Designated Subsidiary provided that:

(i)                                     all Lenders shall have previously consented in writing to the designation of such Subsidiary as a Canadian Designated Subsidiary;

(ii)                                  such Subsidiary was incorporated, continued, amalgamated or otherwise created in accordance with and continues to be governed by the laws of a province of Canada or the federal laws of Canada and which is domiciled in Canada;

(iii)                               such Restricted Subsidiary, prior to becoming a Designated Subsidiary, shall have executed and delivered to the Administrative Agent: (A) a Designated Subsidiary Agreement; (B) if it has not already done so, a Guarantee substantially in the form of Schedule H; and (C) unless a Debt Rating Upgrade has occurred and no Trigger Event has ensued following such Debt Rating Upgrade, if it has not already done so, the other applicable Security Documents; and

(iv)                              the Restricted Subsidiary which is proposed to become a Designated Subsidiary shall have delivered to the Administrative Agent:

(A)                              a certified copy of the proposed Designated Subsidiary’s Organic Documents;

(B)                                a certified copy of the resolutions authorizing it to enter into, execute and deliver the Designated Subsidiary Agreement, the Guarantee and the other applicable Security Documents, if applicable, and to perform its obligations thereunder;

(C)                                a certificate as to the incumbency of its officers signing the Designated Subsidiary Agreement, the Guarantee and the other applicable Security Documents, if applicable;

(D)                               a certificate of status, good standing or like certificate with respect to such Designated Subsidiary issued by appropriate government officials of the jurisdiction of its incorporation; and

(E)                                 an opinion of counsel to the Designated Subsidiary in form and substance satisfactory to the Lenders’ Counsel and the Administrative Agent, each acting reasonably;

(c)                                  Celestica may, from time to time and at any time hereafter, designate any other wholly-owned Restricted Subsidiary which does not fall within the definition of “Canadian Designated Subsidiary” as a Consent Designated Subsidiary, provided that:

(i)                                     all Lenders shall have previously consented in writing to the designation of such Subsidiary as a Consent Designated Subsidiary;

(ii)                                  Celestica shall have obtained the agreement in writing of a Lender located in the jurisdiction where such Consent Designated Subsidiary is resident,

to utilize, subject to the terms of this Agreement, a portion of the Commitment of such Lender or its Affiliate to make Advances to the Consent Designated Subsidiary and such Lender shall have delivered a notice to the Administrative Agent in the form of Schedule M;

(iii)                               such Subsidiary, prior to becoming a Consent Designated Subsidiary, shall have executed and delivered to the Administrative Agent: (A) a Designated Subsidiary Agreement substantially in the form of Schedule F; (B) a Guarantee substantially in the form of Schedule H, with such changes as the Administrative Agent and the Consent Designated Subsidiary may reasonably require on the advice of their respective counsel to reflect local legal requirements; and (C) unless a Debt Rating Upgrade has occurred and no Trigger Event has ensued following such Debt Rating Upgrade, if it has not already done so, the other applicable Security Documents; and

(iv)                              the Restricted Subsidiary which is proposed to be designated as a Consent Designated Subsidiary shall have provided to the Administrative Agent such number of copies as the Administrative Agent may request of:

(A)                              a certified copy of the proposed Consent Designated Subsidiary’s Organic Documents;

(B)                                the resolutions authorizing it to enter into, execute and deliver the Designated Subsidiary Agreement, the Guarantee and the other applicable Security Documents, if applicable, and to perform its obligations thereunder;

(C)                                a certificate to the incumbency of its officers signing the Consent Designated Subsidiary Agreement, the Guarantee and other applicable Security Documents, if applicable;

(D)                               a certificate of status, good standing or like certificate with respect to such Consent Designated Subsidiary issued by appropriate government officials of the jurisdiction of its incorporation; and

(E)                                 an opinion of counsel to the Consent Designated Subsidiary in form and substance satisfactory to the Lenders’ Counsel and the Administrative Agent, each acting reasonably; and

(d)                                 Celestica may, from time to time and at any time hereafter, terminate the designation of a Designated Subsidiary as such by the delivery of written notice to the Administrative Agent and from and after the day which is five (5) Banking Days after receipt of such notice, the subject Subsidiary shall no longer be a Designated Subsidiary and shall have no further right or ability to obtain further Advances under the Facility.

7.2                               Intentionally Deleted

7.3                               Material Restricted Subsidiaries to Provide Guarantees

(a)                                  Each Subsidiary of Celestica which is or becomes a Material Restricted Subsidiary shall comply with the requirements of Section 9.1(m).

(b)                                 In the event that a Material Restricted Subsidiary ceases to be a Material Restricted Subsidiary as a result of the diminution of the value of its assets such that the aggregate value thereof does not meet the applicable threshold set out in the definition of Material Restricted Subsidiary under this Agreement, Celestica may request and the Administrative Agent shall, in its reasonable discretion, release the Guarantee executed by such Material Restricted Subsidiary unless such Guarantee is required to render the Security granted by such Material Restricted Subsidiary valid and enforceable; provided that any Security granted by such Material Restricted Subsidiary shall be released in accordance with Section 9.1(p)(vi) if it also ceases to be a Grantor.

7.4                               Unrestricted Subsidiaries

Celestica may, from time to time and at any time hereafter, designate any Subsidiary as an Unrestricted Subsidiary so long as:

(a)                                  (i) such Subsidiary shall not be a Subsidiary existing as at the date of this Agreement; (ii) such Subsidiary shall never have been a Designated Subsidiary; and (iii) such Subsidiary shall never have been a Restricted Subsidiary;

(b)                                 neither Celestica nor any of its Subsidiaries (other than Unrestricted Subsidiaries) shall be liable, contingently or otherwise, for any indebtedness or other liability or obligation of the Unrestricted Subsidiary, except for guarantees provided by the immediate parent of such Unrestricted Subsidiary in respect of indebtedness of such Unrestricted Subsidiary, where such guarantees are:

(i)                                     made solely for the purpose of facilitating a pledge by the guarantor of Shares of such Unrestricted Subsidiary; and

(ii)                                  the recourse under such guarantees are limited to such pledged Shares; and

(c)                                  neither Celestica nor any of its Restricted Subsidiaries shall have applied the proceeds of any Advance under the Facility to fund the equity of, or otherwise capitalize the Unrestricted Subsidiary.

Provided that an Event of Default has not occurred and is not continuing, Celestica may from time to time and at any time hereafter, designate an Unrestricted Subsidiary as a Restricted Subsidiary provided that:

(i)                                     immediately upon giving effect to such designation, Celestica shall remain in compliance with all covenants set out in Section 9.3 on a pro-forma (four quarter) basis; and

(ii)                                  the designation of such Unrestricted Subsidiary as a Restricted Subsidiary would not otherwise result in the occurrence of a Default or an Event of Default.

ARTICLE 8
REPRESENTATIONS AND WARRANTIES

8.1                               Representations and Warranties

Each Borrower represents and warrants as follows to the Administrative Agent and the Lenders and acknowledges and confirms that the Administrative Agent and the Lenders are relying upon such representations and warranties:

(a)                                  Organization, etc.  Each Obligor is validly organized and existing and in good standing under the laws of the jurisdiction of its incorporation, creation or continuance, is duly qualified to do business and is qualified as a foreign corporation, company or other entity in each jurisdiction where the nature of its business requires such qualification, except where the failure to be so qualified would not reasonably be likely to have Material Adverse Effect, and has full power and authority and holds all requisite governmental licences, permits and other approvals to enter into and perform its obligations under the Loan Documents to which it is a party and except where failure to hold such licenses, permits or approvals would not reasonably be likely to have a Material Adverse Effect to own or hold under lease its property and to conduct its business substantially as currently conducted by it.

(b)                                 Validity, etc. Each Obligor has duly executed and delivered each Loan Document to which it is a party and, except as set out in Section 8.4(a), each such Loan Document constitutes a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms.

(c)                                  Due Authorization, Non-contravention etc. The execution, delivery and performance by each Obligor of each Loan Document to which it is a party are within its corporate powers, have been duly authorized by all necessary corporate action by it, and do not

(i)                                     contravene its Organic Documents;

(ii)                                  contravene any Applicable Law or contractual restriction; or

(iii)                               result in, or require the creation or imposition of, any Lien on any of its properties.

(d)                                 Government Approval, Regulation, etc. Except as set out in Section 8.4(a), no authorization or approval or other action by, and no consent from, notice to or filing with, any Official Body or other  Person is required for the due execution, delivery or performance by any Obligor of any Loan Document to which it is a party or in order to render any such Loan Document legal, valid, binding or enforceable against such Obligor.

(e)                                  Financial Statements. The consolidated audited financial statements of Celestica and its Subsidiaries as at December 31, 2008 fairly present the financial condition of Celestica and its Subsidiaries as at such date and the results of their operations for the fiscal year then ended, in accordance with GAAP consistently applied.  Since December 31, 2008 there has been no Material Adverse Change.

(f)                                    Litigation, Labour Controversies, etc.  There is no pending or, to the knowledge of Celestica and the Restricted Subsidiaries, threatened litigation, action, proceeding, or labour controversy affecting Celestica or any of the Restricted Subsidiaries, or any of their respective properties, businesses, assets or revenues, which would reasonably be likely to have a Material Adverse Effect or purports to affect the legality, validity or enforceability of any Loan Document.

(g)                                 Licences, etc. and Compliance with Laws.  All material licences, franchises, certificates, consents, rights, approvals, authorizations, registrations, orders and permits required under Applicable Law (other than Environmental Laws) to enable each of the Borrowers and each Restricted Subsidiary to carry on their respective businesses as now conducted by them and to own or lease their respective properties have been duly obtained and are currently subsisting.  Each of the Borrowers and each Restricted Subsidiary have complied in all material respects with the terms and provisions presently required to be complied with by them in all such material licences, franchises, certificates, consents, rights, approvals, authorizations, registrations, orders and permits and with Applicable Law (other than Environmental Laws) and are not in violation of any of the respective provisions thereof if such non-compliance or violation would reasonably be likely to have a Material Adverse Effect.

(h)                                 Compliance with Environmental Laws.  Each of the Borrowers and the Subsidiaries and all facilities and property now or formerly owned, operated or leased by them:

(i)                                     are and have been in compliance with all Environmental Laws, including, without limitation, with respect to the release, spill, leak, pumping, pouring, emptying, injection, escape, leaching, dumping, spraying, burial, abandonment, incineration, seepage, placement, emission, deposit, issuance, discharge, transportation or disposal (“Release”) of any Hazardous Material in or over the water, atmosphere or soil other than for non-compliance with Environmental Laws which would not reasonably be likely to have a Material Adverse Effect;

(ii)                                  have no contingent liabilities in connection with any Release or likely Release of Hazardous Materials and have not Released or caused or permitted the Release of Hazardous Materials, and have no knowledge of Releases by others, at, on or under any property now or previously owned, operated or leased by Celestica and its Material Restricted Subsidiaries that, with respect to any of the foregoing, singly or in the aggregate, would reasonably be likely to have a Material Adverse Effect;

(iii)                               have not received notice of and are not aware of any pending or threatened claims, complaints, notices, orders, directions, instructions or requests for information with respect to any alleged violation of or potential liability under any Environmental Law which would reasonably be likely to have a Material Adverse Effect;

(iv)                              have been issued and are in compliance with all permits, certificates, approvals, licences and other authorizations relating to environmental matters and necessary or desirable for the Business other than for any such non-issuances and non-compliances which would not reasonably be likely to have a Material Adverse Effect and each such permit, certificate, approval, licence or other authorization the absence of which would reasonably be likely to have a Material Adverse Effect is in good standing and there are no proceedings pending or, to the knowledge of the Borrowers, threatened to revoke, amend or limit in any material respect any such permit, certificate, approval, licence or other authorization;

(v)                                 have no underground storage tanks, active or, to the knowledge of the Borrowers, abandoned, including petroleum storage tanks, on or under any such property that, singly or in the aggregate, would reasonably be likely to have a Material Adverse Effect;

(vi)                              have not directly transported or directly arranged for the transportation of any Hazardous Substances in violation of Environmental Laws or to any location which would reasonably be likely to lead to claims against them for any remedial work, damage to the environment or natural resources or personal injury, including claims under CERCLA, which in any such case would reasonably be likely to have a Material Adverse Effect;

(vii)                           have no polychlorinated biphenyls or friable asbestos present at any such property that, singly or in the aggregate, would reasonably be likely to have a Material Adverse Effect;

(viii)                        have no conditions which exist at, on or under any such property which, with or without the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Laws which would reasonably be likely to have a Material Adverse Effect; and

(ix)                                is not listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list of sites or Persons requiring investigation or clean up where the liability imposition and allocation regime provided for in the applicable state Environmental Law is similar to CERCLA, including, without limitation, the ability of governments and other parties to recover costs from other responsible or potentially responsible persons, except for any such listing or proposed listing which would not reasonably be likely to have a Material Adverse Effect.

(i)                                     Encumbrances.  There are no Liens on any of the assets or undertaking of the Borrowers or any Restricted Subsidiary other than Permitted Encumbrances.

(j)                                     No Default or Event of Default.  No Default or Event of Default has occurred and is continuing.

(k)                                  Accuracy of Information.  All factual information heretofore or contemporaneously furnished by or on behalf of Celestica in writing to the Administrative Agent for the purposes of or in connection with this Agreement is true and accurate in every material respect on the date as of which such information is dated or certified and as of the date of execution and delivery of this Agreement, and such information is not incomplete by omitting to state any material fact necessary to make such information not misleading.

(l)                                     No Action for Winding-Up or Bankruptcy. There has been no involuntary action taken against any of the Borrowers or any Restricted Subsidiary for any such corporation’s winding-up, dissolution, liquidation, bankruptcy, receivership, administration or similar or analogous events in respect of such corporation or all or any material part of its assets or revenues.

(m)                               Taxes.  Each Borrower and each of its Subsidiaries have duly filed on a timely basis all tax returns required to be filed by them except where such failure to file would not reasonably be likely to have a Material Adverse Effect and have paid all Taxes which are due and payable by them, and all assessments and re-assessments, and all other Taxes, governmental charges, governmental royalties, penalties, interest and fines claimed against them, other than those for which liability is being contested by them in good faith by appropriate proceedings and for which adequate provision has been made where required in accordance with GAAP or in respect of which such failure to pay would not reasonably be likely to have a Material Adverse Effect, and all required instalment payments have been made in respect of Taxes payable for the current period for which returns are not yet required to be filed except where such failure to pay would not reasonably be likely to have a Material Adverse Effect; there are no agreements, waivers or other arrangements providing for an extension of time with respect of the filing of any tax returns by them or the payment of any Taxes except where such agreements, waivers or other arrangements would not reasonably be likely to have a Material Adverse Effect; there are no actions or proceedings to be taken by any taxation authority of any jurisdiction to enforce the payment of any Taxes by them other than those which are being contested by them in good faith by appropriate proceedings and which proceedings have been stayed for the duration of such contestation.

(n)                                 Pension Plans.  Except as would not be reasonably likely to  have a Material Adverse Effect, (i) all Pension Plans are duly established, registered, qualified, administered and invested in compliance with the terms thereof, any applicable collective agreements and Applicable Law; (ii) no events have occurred and no action has been taken by any Person which would reasonably be likely to result in the termination or partial termination of any Pension Plan, whether by declaration of any Superintendent of Pensions or otherwise; (iii) none of the Borrowers have withdrawn any assets held in respect of any Pension Plan except as permitted under the terms thereof and Applicable Laws; (iv) no Pension Plan has a “solvency deficiency” or “going concern unfunded liability” as defined in the Pension Benefits Act (Ontario) and the regulations enacted thereunder, as amended; (v) all contributions, premiums and other payments required to be paid to or in respect of each Pension Plan have been paid in a timely fashion in accordance with the terms thereof and Applicable Law and no taxes, penalties or fees are owing or exigible in respect of any Pension Plan; and (vi) no actions, suits, claims, or proceedings are pending or, to the knowledge of the Borrower, threatened in respect of any Pension Plan or its assets, other than routine claims for benefits.  For the purposes of this section, and for greater certainty, “Applicable Law” shall include, without limitation, any federal or provincial pension benefits legislation and the Income Tax Act (Canada).

(o)                                 Regulations U and X.  No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds from the Facility will be used for the purpose of purchasing or carrying directly or indirectly margin stock or for any other purpose that would constitute this transaction a “Purpose Credit” within the meaning of Regulations U and X of the Board of Governors of the Federal Reserves System, as any of them may be amended from time to time.

(p)                                 Investment Company Act.  No Obligor is an “investment company” within the meaning of, or subject to regulations under, the United States Investment Company Act of 1940.

(q)                                 Public Utility Holding Company Act.  No Obligor is an “affiliate” or a “subsidiary company” of a “public utility company” for a “holding company” or an “affiliate” or a “subsidiary company” of a “public utility company” as such terms are defined in the United States Public Utility Holding Company Act of 1935.

8.2                               Survival of Representations and Warranties

The representations and warranties set out in this Article 8 and in any Loan Document shall survive the execution and delivery of this Agreement and the making of any Advances to the Borrowers, notwithstanding any investigations or examinations which may be made by the Administrative Agent or any Lender or any counsel to any of them.

8.3                               Deemed Repetition of Representations and Warranties

Each of the representations set out in Section 8.1 and in any Security Document shall be true and correct in all material respects and shall be deemed to be given on the occurrence of (i) the Drawdown, Conversion or Rollover of an Advance, (ii) the acceptance of drafts presented for acceptance as Bankers’ Acceptances or Acceptance Notes, and (iii) the issuance of a Letter of Credit, in each case by reference to the facts and circumstances existing on the date of such Drawdown or acceptance or issuance.

8.4                               Guarantees from Chinese Material Restricted Subsidiaries

(a)                                  Pursuant to the Applicable Laws of the People’s Republic of China (“PRC”), it is necessary to obtain the verification and approval of the relevant local branch of the State Administration of Foreign Exchange (“SAFE”) in respect of any currency conversions and any payments out of the PRC or any payments to foreign-invested financial institutions in the PRC pursuant to any Guarantee provided by a Material Restricted Subsidiary established under the Applicable Laws of the PRC (a “Chinese Material Restricted Subsidiary”) and in order to ensure the legality, validity, effectiveness, enforceability or admissibility in evidence of a Guarantee made by it, a Chinese Material Restricted Subsidiary must register such Guarantee, or any change, amendment or modification of such Guarantee with the SAFE (such verification and approval of, and registration with, the relevant local branch of the SAFE with respect to a Guarantee, a “SAFE Registration”).

(b)                                 In connection with Section 9.1(m), Celestica shall cause each Chinese Material Restricted Subsidiary to file as soon as reasonably practicable after execution of a Guarantee or any confirmation, change, amendment or modification of a Guarantee any necessary documents with the relevant local branch of the SAFE and to use commercially reasonable efforts in order to complete the SAFE Registration.  Notwithstanding the foregoing, it is acknowledged and agreed that a Chinese Material Restricted Subsidiary is not required to execute and deliver a Guarantee, or any confirmation, change, amendment or modification of a Guarantee, or deliver documents listed in Section 9.1(m)(i)(B)(II) and Section 9.1(m)(i)(B)(III) unless counsel to such Chinese Material Restricted Subsidiary is of the opinion that a SAFE Registration for such Guarantee, or confirmation, change, amendment or modification of a Guarantee, will subsequently be effected.

(c)                                  For the purposes of the proviso in the definition of Material Restricted Subsidiary, the unconsolidated assets of any Chinese Material Restricted Subsidiary that: (i) has provided a Guarantee or any confirmation, change, amendment or modification of a Guarantee for which no SAFE Registration has been obtained; or (ii) has not provided a Guarantee or any confirmation, change, amendment or modification of a Guarantee in accordance with the last sentence of Section 8.4(b), shall be considered to be unconsolidated assets of a Restricted Subsidiary that is not a Material Restricted Subsidiary, until such time as the SAFE Registration of such Guarantee or such confirmation, change, amendment or modification of such Guarantee has been completed.

ARTICLE 9
COVENANTS

9.1                               Affirmative Covenants

Celestica covenants and agrees with each of the Lenders that, unless the Majority Lenders otherwise consent in writing, so long as any amount payable hereunder or under the Loan Documents is outstanding or any of the Lenders has any Commitment hereunder:

(a)                                  Financial Reporting.  Celestica shall deliver to the Administrative Agent, with sufficient copies for distribution to each of the Administrative Agent and each of the Lenders:

(i)                                     within 60 days after the end of each of its fiscal quarters in each fiscal year, commencing with the fiscal quarter ending March 31, 2009, the unaudited financial statements of Celestica on a consolidated basis, each consisting of a balance sheet, statement of income and statement (in the form customarily prepared by Celestica for internal reporting purposes) of changes in financial position as at the end of such fiscal quarter and for the period commencing with the end of the previous fiscal quarter and ending with the end of such fiscal quarter, together with the figures for the year-to-date and setting forth, in each case, in comparative form to the figures for the corresponding fiscal quarter of the previous fiscal year;

(ii)                                  within 120 days after the end of each fiscal year of Celestica, the audited consolidated financial statements of Celestica for such year setting forth the corresponding figures for the previous fiscal year in comparative form, together with the report thereon of an independent auditor of recognized national standing, each consisting of a balance sheet, statement of income and statement of changes in financial position;

(iii)                               within 60 days after the end of each fiscal quarter of Celestica in each fiscal year, commencing with the fiscal quarter ending March 31, 2009, an Officer’s Certificate of Celestica substantially in the form of Schedule D stating that:

(A)                              Celestica is in compliance with the covenants set forth in this Article 9 and that no Default or Event of Default has occurred and is continuing (or specifying such non-compliance or Default or Event of Default and stating what action, if any, Celestica is taking or is causing to be taken in connection therewith) and providing: (x) a calculation of the ratios referred to in Sections 9.3(a) and (b), in each case as at the last day of the relevant period; and (y) a calculation of the available disposition allowance referred to in Section 9.2(b)(vii) as at the last day of such fiscal quarter; and

(B)                                Celestica has determined that the unconsolidated assets of all Restricted Subsidiaries which are not Material Restricted Subsidiaries do not, or will not, after giving effect to the Guarantees delivered by the Restricted Subsidiaries listed in a schedule thereto, exceed ten per cent (10%) of the unconsolidated assets of the Borrowers and the Restricted Subsidiaries on the date referenced in the most recently delivered set of financial statements delivered pursuant to Section 9.1(a)(i);

(iv)                              in the event that Celestica delivers filings other than the financial statements referred to in clauses (i) to (iii) above to any securities commission, stock exchange or similar regulatory authority, such filings concurrently with the delivery of such filings to the securities commission, stock exchange or similar regulatory authority; and

(v)                                 such other information respecting the condition or operations, financial or otherwise, of Celestica or any Subsidiary (other than an Unrestricted Subsidiary) as any Lender through the Administrative Agent may from time to time reasonably request.

(b)                                 Corporate Status.  Subject to transactions undertaken in compliance with Section 13.12, Celestica shall remain a corporation duly incorporated and validly subsisting under the laws of the Province of Ontario or the federal laws of Canada and each of the Restricted Subsidiaries shall remain validly organized and existing and in good standing under the laws of its jurisdiction of formation or continuance.

(c)                                  Maintenance of Business and Properties. Each of Celestica and each Restricted Subsidiary shall, and shall cause each of its Subsidiaries (except for Unrestricted Subsidiaries) to, continue its business, maintain, preserve, protect and keep its properties in good repair, working order and condition, reasonable wear and tear excepted, and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times unless Celestica or such Restricted Subsidiary determines in good faith that the continued maintenance of any of its properties is no longer desirable.

(d)                                 Notice of Event of Default.  Celestica shall deliver to the Administrative Agent, forthwith upon becoming aware of any Default or Event of Default, a certificate of an officer of Celestica specifying such Default or Event of Default together with a statement of an officer of Celestica setting forth details of such Default or Event of Default and the action which has been, or is proposed to be, taken with respect thereto.

(e)                                  Other Notifications. Celestica shall at any time upon request of the Administrative Agent, acting reasonably, provide to the Administrative Agent an up to date corporate chart showing Celestica and all of its Subsidiaries and shall promptly notify the Administrative Agent of:

(i)                                     (x) any change in the name or organization of any Obligor; and; (y) any change in the location of the registered office or executive office of any Obligor;

(ii)                                  the non-compliance with any Environmental Law or any environmental claim, complaint, notice or order issued to any of the Borrowers, or any of the Subsidiaries, or any other environmental condition or event where such non-compliance, condition or event would reasonably be likely to have a Material Adverse Effect. As soon as practicable thereafter, Celestica shall advise the Administrative Agent as to the actions which the Borrowers or any such Subsidiary intends to take in connection with any such claim, complaint, notice or order;

(iii)                               the institution of any steps by the Borrower or any other Person to terminate any Pension Plan which would reasonably be likely to have a Material Adverse Effect, failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under Section 3.02(f) of ERISA, the taking of any action with respect to a Pension Plan which could reasonably be expected to result in the requirement that a Borrower furnish a bond or other security to the PBGC or such Pension Plan, the occurrence of any event with respect to any Pension Plan which would reasonably be likely to have a Material Adverse Effect and copies of all documentation relating thereto; and

(iv)                              the entering into by Celestica or any Restricted Subsidiary of any Permitted Securitization Transaction (together with such information regarding such Permitted Securitized Transaction as the Administrative Agent may reasonably request).

(f)                                    Compliance with Laws, etc. Each of Celestica and the Restricted Subsidiaries will, and will cause each of its Subsidiaries to, comply in all material respects with Applicable Laws, such compliance to include (without limitation) its qualification as a foreign corporation in all jurisdictions in which such qualification is legally required for the conduct of its business.

(g)                                 Payment of Taxes. The Borrowers shall, and the Borrowers shall cause each of the Subsidiaries to, pay or cause to be paid, when due, all Taxes including, property taxes, business taxes, social security premiums, assessments and governmental charges or levies imposed upon it or upon its income, sales, capital or profit or any property belonging to it unless any such Tax, social security premiums, assessment, charge or levy is contested by it in good faith with adequate provision or reserve, where required by GAAP, and to withhold and remit when due all payroll and withholding taxes.

(h)                                 Insurance.  Each of Celestica and the Restricted Subsidiaries will, and will cause each of its Subsidiaries (except for Unrestricted Subsidiaries) to, maintain or cause to be maintained insurance with responsible insurance companies with respect to its properties and business against such casualties and contingencies, of such types, and in such amounts as is customary in the case for similar businesses operating in similar geographic locations. Notwithstanding the foregoing, Celestica and each of the Restricted Subsidiaries shall be permitted to self-insure only where self-insurance is usual and customary for the type of risk, and for companies in substantially the same line of business and operating in the same geographic location as Celestica or the Restricted Subsidiary, as applicable, and where customary and usual reserves or provisions are taken in respect of such self-insurance by Celestica or the Restricted Subsidiary, as applicable. Upon request of the Administrative Agent, Celestica will furnish to the Administrative Agent for distribution to the Lenders at reasonable intervals a certificate of an authorized officer of Celestica setting forth the nature and extent of all insurance maintained by Celestica and the Restricted Subsidiaries in accordance with this Section which certificate shall specify the risks for which Celestica or any

Restricted Subsidiary have self-insured and the amount of the provisions or reserves, if any, held or made in respect of such self-insurance.

(i)                                     Books and Records. Celestica and each Restricted Subsidiary  will, and will cause each of its Subsidiaries to, keep books and records which accurately reflect all of its business affairs and transactions. Celestica will permit the Administrative Agent and each Lender or any of their respective representatives, at reasonable times and customary intervals during normal business hours, to visit Celestica’s offices and to discuss its financial matters with Celestica’s financial officers. Upon the occurrence of and during the continuation of a Default, Celestica and each Restricted Subsidiary shall permit the Administrative Agent and each Lender or any of their respective representatives at any time to visit all of its offices, to discuss its financial matters with its officers and its independent chartered accountant (and each of Celestica and each Restricted Subsidiary hereby authorizes such independent chartered accountant to discuss their financial matters with the Administrative Agent and each Lender or its representatives whether or not any representative of Celestica or the Restricted Subsidiary  is present) and to examine (and, at the expense of the Borrowers, photocopy extracts from) any of its books or corporate records. The Borrowers shall pay any fees of such independent chartered accountant incurred in connection with the Administrative Agent’s or any Lender’s exercise of its rights pursuant to this Section.

(j)                                     Designated Subsidiaries to Remain Subsidiaries.  Each Designated Subsidiary (or its Successor Corporation within the meaning of Section 13.12) shall remain a directly or indirectly wholly-owned Subsidiary of Celestica, except where the laws of the jurisdiction of incorporation of such Designated Subsidiary require qualifying shares of such Designated Subsidiary to be owned by another Person.

(k)                                  Punctual Payment.  Celestica will, and will cause each Obligor to duly and punctually pay or cause to be paid all amounts due under this Agreement and the other Loan Documents at the dates and places, in the currencies and in the manner provided in this Agreement and any other Loan Documents.

(l)                                     Ratings Maintenance.  Celestica shall maintain a credit rating with the Approved Credit Rating Agencies and shall forthwith notify the Administrative Agent in the event that any rating by an Approved Credit Rating Agency is downgraded or in the event that the rating of Celestica shall have been placed under review by an Approved Credit Rating Agency.

(m)                               Material Restricted Subsidiary Guarantees.

(i)                                     Subject to clauses (ii) and (iii) and Section 8.4(b), Celestica shall:

(A)                              within 45 days of the acquisition or incorporation of a Subsidiary which is a Restricted Subsidiary, whose assets total greater than U.S.$150,000,000 on an unconsolidated basis on the date of such acquisition or incorporation; and

(B)                                upon the designation of a Restricted Subsidiary as a Material Restricted Subsidiary on the Schedule to the Officer’s Certificate delivered pursuant to Section 9.1(a)(iii) within 45 days of such delivery of the Officer’s Certificate making such designation, cause such Material Restricted Subsidiary to: (I) authorize, execute and deliver a Guarantee to the Administrative Agent substantially in the form of Schedule H with such changes as the Administrative Agent and the Material Restricted Subsidiary may necessarily require on the advice of their respective counsel to reflect local legal requirements; (II) deliver to the Administrative Agent certified copies of its Organic Documents and a resolution authorizing the Guarantee, a certificate of its officers signing the Guarantee and a certificate of status, good standing or like certificate with respect to it issued by appropriate government officials of its jurisdiction of incorporation; (III) cause to be delivered an opinion of counsel to such Material Restricted Subsidiary in form and substance satisfactory to the Lenders’ Counsel and the Administrative Agent, each acting reasonably; and (IV) comply with Section 8.4(b) in the case of any Chinese Material Restricted Subsidiary.

(ii)                                  In the event that any Material Restricted Subsidiary is not a wholly-owned Subsidiary of Celestica, on the later of (i) the date of execution of a Guarantee or (ii) the date of acquisition by any Person which is not Celestica or a Subsidiary of Celestica of any Share of such Material Restricted Subsidiary, Celestica shall deliver an acknowledgement addressed by such Person to the Administrative Agent acknowledging the Guarantee executed by such Material Restricted Subsidiary and the enforceability thereof against the Material Restricted Subsidiary to the full extent set out in the Guarantee (subject to the same qualifications as set out in the opinion of legal counsel to such Material Restricted Subsidiary with respect to such Guarantee) notwithstanding the ownership of Shares of the Material Restricted Subsidiary by such Person and any agreement between such Person and Celestica or any Subsidiary of Celestica.

(iii)                               The Borrowers and Guarantors shall, and the Borrowers shall cause each of its Subsidiaries to, take all such steps and do such things as may be necessary, in the opinion of the Administrative Agent, to ensure the continuous enforceability of each Guarantee granted by each Borrower and each Material Restricted Subsidiary.

(n)                                 Accuracy of Information.  All factual information hereafter furnished by or on behalf of Celestica in writing to the Administrative Agent for the purposes of or in connection with this Agreement shall be true and accurate in every material respect on the date as of which such information is dated or certified and shall not be incomplete by the omission to state any material fact necessary to make such information not misleading.

(o)                                 Securitization Transactions.  On the date of any Permitted Securitization Transaction, the aggregate book value of the trade accounts receivable of or owing to Celestica or any Restricted Subsidiary (and/or contractual rights relating thereto) that are subject to any Securitization Transaction will not exceed:

(i)                                     30% of the aggregate book value of the trade accounts receivable of or owing to Celestica and its Restricted Subsidiaries determined on a consolidated basis, before giving effect to prior Securitization Transactions of trade accounts receivable that have not been collected, on or prior to the date on which the relevant Securitization Transaction is completed; or

(ii)                                  as long as (A) there are no Advances (other than Letters of Credit) outstanding under this Agreement and no advances (other than letters of credit) under any other credit agreement under which Celestica or any Restricted Subsidiary is a borrower (excluding, for greater certainty, overdraft facilities and Acquired Indebtedness), and (B) the Debt Rating of Celestica is BB- by Standard & Poor’s and Ba3 by Moody’s or better, 50% of the aggregate book value of the trade accounts receivable of or owing to Celestica and its Restricted Subsidiaries determined on a consolidated basis, before giving effect to prior Securitization Transactions of trade accounts receivable that have not been collected, on or prior to the date on which the relevant Securitization Transaction is completed.

(p)                                 Security Documents.

(i)                                     Each Borrower shall, and each Borrower shall cause each other Grantor to, grant to the Administrative Agent on behalf of itself, the Lenders and the Hedge Lenders:

(A)                              within 30 days after the date of a Trigger Event, (unless a Debt Rating Upgrade has ensued and is continuing prior to the granting of such security interest) a first priority (subject to Permitted Encumbrances) perfected security interest in (i) its personal property located in Canada and/or the United States of America (other than (x) Pledged Shares which are directly held by such Grantor (except as provided in (ii) below), and (y) Securitized Assets; provided that the security interest will attach to any amounts owing to such Grantor pursuant to any Permitted Securitization Transaction, other than any deferred purchase price payable pursuant to the DB Receivables Purchase Agreement), and (ii) the Pledged Shares of each Domestic Material Restricted Subsidiary which are directly held by such Grantor;

(B)                                to the extent permitted by Applicable Law, within 60 days after the date of a Trigger Event (unless a Debt Rating Upgrade has ensued and is continuing prior to the granting of such security interest), a first priority (subject to Permitted Encumbrances) perfected security interest (or its substantive equivalent) in the Pledged Shares in each Non-Domestic Material Restricted Subsidiary which are directly held by such Grantor; provided that, in the case of a US Grantor, the Pledged Shares shall be limited to that number of Pledged Shares representing not more than 65% of the then issued and outstanding Shares of each such Non-Domestic Material Restricted Subsidiary;

(C)                                upon the designation of a Restricted Subsidiary as a Grantor on the Schedule to the Officer’s Certificate delivered pursuant to Section 9.1(a)(iii) (unless a Debt Rating Upgrade has occurred and no Trigger Event has ensued following such Debt Rating Upgrade):  (i) as soon as reasonably practicable and, in any event, within 30 days after the date on which the Officer’s Certificate making such designation is delivered to the Administrative Agent, a first priority (subject to Permitted Encumbrances) perfected security interest in the personal property of such Grantor described in Section 9.1(p)(i)(A) above; and (ii) as soon as reasonably practicable and, in any event, within 60 days after the date on which the Officer’s Certificate making such designation is delivered to the Administrative Agent, a first priority (subject to Permitted Encumbrances) perfected security interest (or its substantive equivalent) in the personal property of such Grantor described in Section 9.1(p)(i)(B) above;

(D)                               with respect to any Pledged Shares acquired by any Grantor after the date hereof (unless a Debt Rating Upgrade has occurred and no Trigger Event has ensued following such Debt Rating Upgrade):  (i) as soon as reasonably practicable and, in any event, within 30 days after such Grantor becomes the direct holder of any Pledged Shares in any Domestic Material Restricted Subsidiary, a first priority (subject to Permitted Encumbrances) perfected security interest in such Pledged Shares; and (ii) as soon as reasonably practicable and, in any event, within 60 days after such Grantor becomes the direct holder of any Pledged Shares in any Non-Domestic Material Restricted Subsidiary, a first priority (subject to Permitted Encumbrances) perfected security interest (or its substantive equivalent) in such Pledged Shares; provided that, in the case of a US Grantor, the Pledged Shares shall be limited to that number of Pledged Shares representing not more than 65% of the then issued and outstanding Shares of each such Non-Domestic Material Restricted Subsidiary.

(ii)                                  (A)                            The applicable Security Documents shall be delivered to the Administrative Agent, on behalf of itself, the Lenders and the Hedge Lenders, and all filings and registrations in all applicable jurisdictions shall be completed in accordance with foregoing clause (i). In addition, within 30 days after the date of a Trigger Event (unless a Debt Rating Upgrade has ensued and is continuing prior to delivery of such guarantee), each Grantor that has not already provided a Guarantee as a Material Restricted Subsidiary shall deliver a guarantee, substantially in the form of Schedule H, if such guarantee is required to render the Security granted by such Grantor valid and enforceable.  In the event that any such Grantor is not a Material Restricted Subsidiary, the recourse of the Administrative Agent pursuant to the guarantee granted by such Grantor shall be limited to enforcement of the Security, and the Administrative Agent shall have no right to sue such Grantor on the covenant of such guarantee, except to the extent necessary in connection with the enforcement of the Security.  The Security Documents shall be accompanied by opinions of counsel to the applicable Grantor, in form and substance satisfactory to Lenders’ Counsel and the Administrative Agent, acting reasonably.

(B)                                Each Borrower shall, and each Borrower shall cause each other Grantor to, promptly, and from time to time on demand, execute and deliver or cause to be executed and delivered all such other and further documents, agreements, certificates and instruments which in the opinion of the Administrative Agent or Lenders’ Counsel, acting reasonably, may be necessary or reasonably desirable in connection with the grant of the Security.

(iii)                               Any Security granted by a Grantor in favour of the Administrative Agent on behalf of itself and the Lenders in any asset, property or investment that is disposed of by such Grantor in accordance with the terms of this Agreement shall be released by the Administrative Agent, at the expense of Celestica, following the receipt by the Administrative Agent of a written request for same by Celestica.

(iv)                              Assets which become Securitized Assets following attachment of the Liens under a Permitted Securitization Transaction shall be automatically released from the Security such that all such assets shall be securitized under such Permitted Securitization Transaction free and clear of the Security.

(v)                                 The Security shall be released without the requirement for further consent within 30 days after the date of a Debt Rating Upgrade, provided that a Debt Rating Downgrade has not occurred after such Debt Rating Upgrade and prior to such release.

(vi)                              In the event that a Grantor ceases to be a Grantor as a result of the diminution of the value of its assets such that the aggregate value thereof does not meet the applicable threshold set out in the definition of Material Assets under this Agreement, Celestica may request and the Administrative Agent shall, in its reasonable discretion, release any Security granted by such Grantor.

(q)                                 Lien Acknowledgments.  Upon written request from the Administrative Agent delivered to Celestica, Celestica shall use all commercially reasonable efforts to obtain and deliver to the Administrative Agent estoppel certificates or acknowledgements in respect of Lien registrations effected by the secured parties identified by the Administrative Agent in such request.

(r)                                    Maintenance of Minimum Cash Balance.  Celestica and the Material Restricted Subsidiaries shall maintain the minimum cash requirements referenced in Section 9.3(c) exclusively in accounts established by Celestica and the Material Restricted Subsidiaries with any one or more of the Lenders.

9.2                               Negative Covenants

Celestica covenants and agrees with each of the Lenders that, unless the Majority Lenders otherwise consent in writing, so long as any amount payable hereunder is outstanding or the Lenders shall have any Commitment hereunder:

(a)                                  No Merger, Amalgamation, etc.  None of the Borrowers or any Restricted Subsidiary shall, directly or indirectly, merge, amalgamate or enter into any similar or other business combination pursuant to statutory authority or otherwise with any other Person except upon compliance with Section 13.12.

(b)                                 Restriction on Disposition of Assets.  None of the Borrowers or any Restricted Subsidiary shall sell, assign, transfer, lease, convey or otherwise dispose of any property, assets or investments, (in each case a “sale”) other than:

(i)                                     sales made in compliance with Section 13.12; or

(ii)                                  sales of obsolete equipment in the ordinary course of business; or

(iii)                               sales, assignments and transfers pursuant to a Permitted Securitization Transaction; or

(iv)                              sale/leaseback transactions:

(A)                              any real property owned by a Borrower or Restricted Subsidiary; and

(B)                                any property or assets acquired by a Borrower or Restricted Subsidiary, as the case may be, which is completed within six months of the date on which such property or assets were acquired, provided that any Borrowing made to finance such acquisition shall be repaid within two Banking Days of the completion of such sale/leaseback transaction; or

(v)                                 sales of Shares of any Unrestricted Subsidiary; or

(vi)                              sales of assets and property, including inventory, in the ordinary course of business; or

(vii)                           sales of any fixed assets together with associated intellectual property not otherwise permitted in clauses (i) to (vi) above, subject to an aggregate limit of sales under this clause and sales under Sections 9.2(b), (ix)(C) and 9.2(b)(ix)(D) by the Borrowers and Restricted Subsidiaries in any fiscal year in an amount equal to 10% of the aggregate net book value of the fixed assets plus 10% of the aggregate net book value of intellectual property of Celestica on a consolidated basis (the “disposition allowance”) and provided that, in any fiscal year commencing with fiscal year ending on December 31, 2008 in which the Borrowers and Restricted Subsidiaries do not sell fixed assets and associated intellectual property under this clause (vii) and Shares and assets under Sections 9.2(b)(ix)(C) and 9.2(b)(ix)(D) having aggregate net book values totalling the disposition allowance, the Borrowers and Restricted Subsidiaries may carry forward into the following fiscal years the unused disposition allowance, which unused disposition allowance is deemed to be U.S.$136,330,194 for the fiscal year ending December 31, 2008, and further provided that none of the Borrowers or Restricted Subsidiaries shall sell any intellectual property under this clause (vii) unless such sale is incidental to a sale of fixed assets;

(viii)                        sales of assets, property or investments from a Borrower or Restricted Subsidiary to another Borrower or Restricted Subsidiary provided that no Borrower or Restricted Subsidiary shall so sell assets, property or investments during the occurrence and continuance of a Default or where such sale, alone or as part of a series of previously or concurrently occurring sales, would reasonably be likely to have a Material Adverse Effect; or

(ix)                                (A) the sale of the Shares of a Material Restricted Subsidiary or the sale of all or substantially all of the undertaking, property and assets of a Material Restricted Subsidiary used in conducting a business, with the consent of the Super Majority Lenders; (B) the sale of the Shares of a Domestic Restricted Subsidiary (other than a Material Restricted Subsidiary) with Material Assets or the sale of all or substantially all of the undertaking, property and assets of such a Domestic Restricted Subsidiary used in conducting a business,  with the consent of the Majority Lenders; (C) subject to compliance with the disposition allowance provisions set out in Section 9.2(b)(vii), the sale of the Shares in the capital of a Domestic Restricted Subsidiary (other than a Material Restricted Subsidiary) that does not have Material Assets or the sale of all or substantially all of the undertaking, property and assets of such a Restricted Subsidiary used in conducting a business; and (D) subject to compliance with the disposition allowance provisions set out in Section 9.2(b)(vii), the sale of the Shares of a Restricted Subsidiary (other than a Material Restricted Subsidiary or a Domestic Restricted Subsidiary) or the sale of all or substantially all of the undertaking, property and assets of such a Restricted Subsidiary.

(c)                                  Restriction on Certain Inter-Company Transactions. Except as otherwise permitted by this Section 9.2, none of the Borrowers or any Restricted Subsidiary shall enter into any agreement or complete any transaction with any other

Borrower or any Restricted Subsidiary during the occurrence and continuance of a Default or where such agreement or transaction, alone or as part of a series of previously or concurrently occurring agreements or transactions, would reasonably be likely to have a Material Adverse Effect.

(d)                                 Negative Pledge/Pari Passu Ranking.  None of the Borrowers or any of the Restricted Subsidiaries shall create, incur, assume or permit to exist any Lien, other than Permitted Encumbrances, on any of its property, undertaking or assets now owned or hereafter acquired. Each Obligor’s monetary Obligations shall rank at least pari passu with all unsecured Indebtedness (or other unsecured Indebtedness during such time as the Obligations are unsecured) of such Obligor and no Obligor shall, or shall agree with any other Person to, pay any other Indebtedness in priority to payment of all monetary Obligations as and when due.

(e)                                  Restriction on Non-Arm’s Length Transactions.  The Borrowers shall not, and shall not permit any Restricted Subsidiary to, enter into any transaction or agreement with any Person which is not at Arm’s Length with the Borrowers or such Restricted Subsidiary (other than other Borrowers, Restricted Subsidiaries or Unrestricted Subsidiaries) unless,

(i)                                     such transaction or agreement is in the ordinary course of business and is on terms no less favourable to the Borrowers or such Restricted Subsidiary as would be obtainable in a comparable transaction with a Person which is at Arm’s Length with the Borrower or such Restricted Subsidiary, and

(ii)                                  such transaction or agreement complies with the terms of Section 9.2(c).

(f)                                    Restriction on Change of Business.  None of the Borrowers or the Restricted Subsidiaries shall, either directly or indirectly, enter into any business other than the Business without the prior written consent of the Majority Lenders.

(g)                                 No Change in Accounting Treatment or Reporting Practices.  Subject to the provisions of Section 1.7, none of the Borrowers nor any Restricted Subsidiary shall make any material change in its accounting or reporting or financial reporting practices, except as consistent with GAAP or Applicable Law, which changes shall be disclosed to the Lenders.

(h)                                 Restrictions on Transactions with Unrestricted Subsidiaries.  No Borrower shall, or shall permit any Restricted Subsidiary to:

(i)                                     sell assets or lend monies to any Unrestricted Subsidiary unless such sale (A) meets the criteria set out in the second sentence of the definition of Permitted Securitization Transaction in Section 1.1; (B) is permitted pursuant to Section 9.2(b)(vi) and such sale or loan is in the ordinary course of business and is on terms no less favourable to such Borrower or such Restricted Subsidiary as would be obtainable in a comparable transaction with a Person which is at Arm’s Length with the Borrower or such Restricted Subsidiary; (C) is permitted pursuant to Section 9.2(b)(vii); or (D) is permitted pursuant to Section 9.2(b)(ix); or

(ii)                                  provide financial assistance by means of a guarantee to an Unrestricted Subsidiary unless the financial assistance is in the form of a guarantee granted by the immediate parent of such Unrestricted Subsidiary, where such guarantee is (A) made solely for the purpose of facilitating a pledge by the guarantor of Shares of such Unrestricted Subsidiary; and (B) the recourse thereunder is limited to the Shares of the Unrestricted Subsidiary; and (C) a pledge of the Shares of the Unrestricted Subsidiary.

(i)                                     Hedging Agreements. No Borrower shall, or shall permit any Subsidiary to, enter into any Hedging Agreement for speculative purposes.

9.3                               Financial Covenants

(a)                                  Minimum EBITDA:Interest Expense Ratio.  Celestica shall maintain an EBITDA:Interest Expense ratio, calculated on a rolling four quarter basis, of at least 3.25:1.0.

(b)                                 Maximum Gross Funded Debt:EBITDA Ratio.  Celestica shall maintain a Gross Funded Debt:EBITDA ratio, calculated on a rolling four quarter basis, of not more than 4.0:1.0.

(c)                                  Minimum Cash Balance.  Celestica and the Material Restricted Subsidiaries shall, at all times, collectively maintain Cash and Cash Equivalents in an aggregate amount that is not less than the aggregate of Celestica’s Senior Funded Debt plus U.S.$100,000,000 or the Equivalent Amount.

(d)                                 Calculation of Financial Ratios.  For the purposes of Sections 9.3(a), (b) and (c), all of the calculations shall be made on a consolidated basis in accordance with the provisions of Sections 1.7 and 1.8.

ARTICLE 10
DEFAULT AND ACCELERATION

10.1                        Events of Default

The occurrence of any one or more of the following events (each such event and the expiry of the cure period, if any, provided in connection therewith, being herein referred to as an “Event of Default”) shall constitute a default under this Agreement:

(a)                                  if any Borrower shall default in (i) the payment when due of any principal of any Advance; (ii) the payment when due of any interest on any Advance (and such default shall continue unremedied, in the case of interest, for a period of three (3) days); or (iii) the payment when due of any fee or any other Obligation (and any of such defaults described in item (iii) shall continue unremedied for a period of five (5) days);

(b)                                 any representation or warranty made or deemed to be made hereunder or in any other Loan Document or any other writing or certificate furnished by or on behalf of an Obligor to the Administrative Agent for the purposes of or in connection with this Agreement or any such other Loan Document is or shall be incorrect when made in any material respect;

(c)                                  any Obligor shall default in the observance or performance of any agreement, covenant or condition contained in Sections 9.1(p)(i) or 9.1(p)(ii);

(d)                                 any Obligor shall default in the service or performance of any agreement, covenant or condition contained herein or in any other Loan Document (other than as set forth above) and such failure shall remain unremedied for a period of thirty (30) days after notice in writing has been given by the Administrative Agent to Celestica;

(e)                                  if, on, prior to or in connection with any Indebtedness having a principal amount, individually or in the aggregate, in excess of U.S.$50,000,000 becoming Acquired Indebtedness, (i) a default shall have occurred in the payment when due, whether by acceleration or otherwise, of any such Acquired Indebtedness, or (ii) a default shall occur or shall have occurred in the performance or observance of any obligation or condition with respect to such Indebtedness or as a result of such Indebtedness becoming Acquired Indebtedness, if the effect of such default is to accelerate the maturity of such Acquired Indebtedness or such default shall continue unremedied and unwaived for any applicable grace period of time sufficient to permit the holder or holders of such Acquired Indebtedness, or any trustee or agent for such holders, to have the right to cause such Acquired Indebtedness to become due and payable prior to its expressed maturity; provided that where such Acquired Indebtedness has a principal amount individually or in the aggregate, of up to and including U.S.$100,000,000, a default described in clauses (i) or (ii) shall only be an Event of Default under this Agreement if unremedied for 60 days from the date such Indebtedness becomes Acquired Indebtedness;

(f)                                    a default shall occur in the payment when due, whether by acceleration or otherwise, of any Indebtedness (other than as set forth in Sections 10.1(a) and (e) above) of any Borrower or any Restricted Subsidiary having a principal amount, individually or in the aggregate, in excess of U.S.$50,000,000, or a default shall occur in the performance or observance of any obligation or condition with respect to any such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied and unwaived for any applicable grace period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to have the right to cause such Indebtedness to become due and payable prior to its expressed maturity;

(g)                                 any judgment or order for the payment of money in excess of U.S.$25,000,000, which is not covered by insurance, shall be rendered against any Borrower or any Restricted Subsidiary and either:

(i)                                     enforcement proceedings shall have been commenced by any creditor upon such judgment or order; or

(ii)                                  there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect and such judgment shall not have been paid or otherwise satisfied;

(h)                                 any Borrower or any Restricted Subsidiary shall:

(i)                                 become (or be deemed by any Applicable Law to be) insolvent or generally fail to pay, or admit in writing its inability or unwillingness to pay its debts as they generally become due;

(ii)                              apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, receiver and manager, liquidator, sequestrator, administrator or other custodian in connection with the insolvency of a Borrower or a Restricted Subsidiary or any property of any thereof except as permitted under Section 13.12, or make a general assignment for the benefit of creditors;

(iii)                           in the absence of an application referred to in Section 10.1(h)(ii), consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, receiver and manager, liquidator, sequestrator, administrator or other custodian for a Borrower or a Restricted Subsidiary or for a substantial part of the property of any of them except as permitted under Section 13.12, and such trustee, receiver, receiver and manager, liquidator, sequestrator, administrator or other custodian shall not be discharged within 60 days, provided that the Borrowers hereby expressly authorize the Administrative Agent and each Lender to appear in any court conducting any relevant proceeding relating to any of them or any Restricted Subsidiary during such 60-day period to preserve, protect and defend their rights under the Loan Documents;

(iv)                              permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement, administration or other case or proceeding under any bankruptcy, insolvency or similar law, or any dissolution, winding up, administration or liquidation proceeding, in respect of any Borrower or any Restricted Subsidiary (except as permitted under Section 13.12), and, if any such case or proceeding is not commenced by such Borrower or such Restricted Subsidiary, such case or proceeding shall be consented to or acquiesced in by such Borrower or such Restricted Subsidiary or shall result in the entry of an order for relief or shall remain for 60 days undismissed, provided that each Borrower and each Restricted Subsidiary is hereby deemed to expressly authorize the Administrative Agent and each Lender to appear in any court conducting any such case or proceeding relating to any of them or any Restricted Subsidiary during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or

(v)                                 take any corporate action authorizing, or in furtherance of, any of the matters referred to in clauses (ii), (iii) or (iv) above;

(i)                                 Onex Corporation shall cease to control Celestica unless the Shares of Celestica become widely held such that no one Person or group of Persons acting jointly or in concert (within the meaning of Part XX of the Securities Act (Ontario)) controls Celestica, provided that any Person or group of Persons acting jointly or in concert which owns or controls securities of Celestica to which are attached more than 20% of the votes that may be cast to elect the directors of Celestica shall, in the absence of evidence satisfactory to the Administrative Agent, acting reasonably, be deemed to control Celestica;

(j)                                 any Loan Document shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Obligor that is a party thereto; or any Obligor shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability of any Loan Document; or any Security shall, in whole or in part, cease to be a perfected, first priority (subject to Permitted Encumbrances) Lien and such failure shall remain unremedied for a period of 10 days after the Borrower becomes aware that such Security has ceased to be a perfected, first priority (subject to Permitted Encumbrances) Lien;

(k)                              any Borrower or any governmental authority declares, orders or proposes to order a full or partial wind up of any Pension Plan which, in either case, would reasonably be likely to have a Material Adverse Effect or if any of the following events shall occur with respect to a Pension Plan:

(i)                                     the institution of any step by a Borrower, any member of its Controlled Group or any other  Person to terminate a Pension Plan if, as a result of such termination, the Borrowers or any such member of its Controlled Group would reasonably be likely to be required to make a contribution to such Pension Plan or could reasonably expect to incur a liability or obligation to such Pension Plan which, in either case, would reasonably be likely to have a Material Adverse Effect; or

(ii)                                  a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA.

10.2                        Acceleration

Upon the occurrence of an Event of Default (other than as set forth in Section 10.1(h) or (i)) and at any time thereafter while an Event of Default is continuing, the Administrative Agent may, in consultation with the Lenders (and, if so instructed by the Majority Lenders, shall) by written notice to the Borrowers:

(a)                                  declare the Advances made to the Borrowers to be immediately due and payable (whereupon the same shall become so payable together with accrued interest thereon and any other sums then owed by the Borrowers hereunder or under any other Loan Document) or declare such Advances to be due and payable on demand of the Administrative Agent; and/or

(b)                                 if not theretofore terminated, declare that all of the Commitments shall be cancelled, whereupon the same shall be cancelled and the Commitment of each Lender shall be reduced to zero.

If, pursuant to this Section 10.2, the Administrative Agent declares any Advances made to the Borrowers to be due and payable on demand, then, and at any time thereafter, the Administrative Agent may (and, if so instructed by the Majority Lenders, shall) by written notice to the Borrowers call for repayment of such Advances on such date or dates as it may specify in such notice (whereupon the same shall become due and payable on such date together with accrued interest thereon and any other sums then owed by the Borrowers hereunder or under any other Loan Document and the provisions of Section 10.4 shall apply) or withdraw its declaration with effect from such date as it may specify in such notice.

Upon the occurrence of an Event of Default set forth in Section 10.1(h) or (i), the Commitments shall automatically terminate and the outstanding principal amount of all outstanding Advances (together with accrued interest thereon and any other sums then owed by the Borrowers hereunder or under any other Loan Document and the provisions of Section 10.4 shall apply) shall automatically be and become immediately due and payable, without notice or demand.

10.3                        Remedies with Respect to Bankers’ Acceptance Advances and Letters of Credit

If any Event of Default shall occur and be continuing such that the entire principal amount of the Advances then outstanding and all accrued and unpaid interest thereon and all other payments due hereunder or under any other Loan Document which are unpaid shall become immediately due and payable in accordance with the provisions of Section 10.2, then the Administrative Agent may (and, if so instructed by the Majority Lenders shall), by written notice to the Borrowers, require the Borrowers to pay to the Administrative Agent (i) on behalf of the Lenders, an amount equal to the Face Amount of outstanding Bankers’ Acceptances and the principal amount of all outstanding Acceptance Notes and (ii) on behalf of the Issuing Bank, an amount equal to the undrawn Face Amount of any Letters of Credit issued and outstanding under the Letter of Credit Facility.

10.4                        Remedies Cumulative and Waivers

It is expressly understood and agreed that the rights and remedies of the Lenders, the Administrative Agent and each of them hereunder or under any other Loan Document or other instrument executed pursuant to this Agreement are cumulative and are in addition to and not in substitution for any rights or remedies provided by law or by equity; and any single or partial exercise by the Lenders, the Administrative Agent or any of them of any right or remedy for a default or breach of any term, covenant, condition or agreement contained in this Agreement or any other Loan Document shall not be deemed to be a waiver of or to alter, affect or prejudice any other right or remedy or other rights or remedies to which the Lenders, the Administrative Agent or any of them may be lawfully entitled for such default or breach. Any waiver by the Lenders, the Administrative Agent or any of them of the strict observance, performance or compliance with any term, covenant, condition or other matter contained herein or in any other Loan Document and any indulgence granted, either expressly or by course of conduct, by the Lenders, the Administrative Agent or any of them shall be effective only in the specific instance and for the purpose for which it was given and shall be deemed not to be a waiver of any rights and remedies of the Lenders, the Administrative Agent or any of them under this Agreement or any other Loan Document as a result of any other default or breach hereunder or thereunder.

10.5                        Suspension of Lenders’ Obligations

Without prejudice to the rights which arise out of this Agreement or by law, the occurrence of an Event of Default shall, while such Event of Default shall be continuing, relieve the Lenders of all obligations to make any Advances hereunder (whether or not any Drawdown Notice in respect of any such Advance shall have been received by the Administrative Agent prior to the occurrence of an Event of Default) or to accept or comply with any Drawdown Notice, Conversion Notice or Rollover Notice or accept or purchase drafts or Bankers’ Acceptances or Acceptance Notes in replacement of maturing Bankers’ Acceptances or Acceptance Notes. Without prejudice to the rights which arise out of this Agreement or by law, the occurrence of an Event of Default shall, while such Event of Default is continuing, relieve the Issuing Lender of all obligations to issue Letters of Credit hereunder (whether or not any Issuance Request in respect of any such Letter of Credit shall have been received by the Administrative Agent and the Issuing Bank prior to the occurrence of an Event of Default) or to comply with any Issuance Request.

10.6                        Application of Payments After an Event of Default

If any Event of Default shall occur and be continuing, all payments made by the Borrowers hereunder, payments made pursuant to any of the provisions of any of the Guarantees or the other Security Documents or from the proceeds of realization of the Security shall be applied in the following order:

(a)                                  to amounts due hereunder or under any other Loan Document as costs and expenses of the Administrative Agent;

(b)                                 to amounts due hereunder or under any other Loan Document as costs and expenses of the Lenders;

(c)                                  to amounts due hereunder or under any other Loan Document  as fees;

(d)                                 to any other amounts (other than amounts in respect of interest or principal due hereunder or under any other Loan Document;

(e)                                  to amounts due hereunder or under any other Loan Document as interest or  pursuant to any Eligible Hedging Agreement (other than in connection with an early termination of any Eligible Hedging Agreement); and

(f)                                    to amounts due hereunder or under any other Loan Document as principal or payable in connection with an early termination of any Eligible Hedging Agreement.

ARTICLE 11
THE ADMINISTRATIVE AGENT AND
ADMINISTRATION OF THE FACILITY

11.1                        Authorization of Action

Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to be its agent in its name and on its behalf and to exercise such rights or powers granted to the Administrative Agent under this Agreement and the Loan Documents to the extent specifically provided herein and therein and on the terms hereof and thereof, together with such rights, powers and discretions as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement or the Loan Documents, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected as against the Lenders in so acting or refraining from acting) upon the instructions of the Majority Lenders or the Super Majority Lenders, as applicable, and such instructions shall be binding upon all Lenders; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to liability in such capacity, which could result in the Administrative Agent incurring any costs and expenses or which is contrary to this Agreement or Applicable Law.

11.2                        Procedure for Making Advances

(a)                                  The Administrative Agent shall make Advances available to the relevant Borrowers as required hereunder by debiting the account of the Administrative Agent to which the Lenders’ Main Facility Rateable Portions of such Advances have been credited in accordance with Section 11.2(b) (or causing such account to be debited) and, in the absence of other arrangements agreed to by the Administrative Agent and Celestica in writing, by transferring (or causing to be transferred) like funds in accordance with the instructions of the Borrower as set forth in the Drawdown Notice in respect of each Advance; provided that the obligation of the Administrative Agent hereunder shall be limited to taking such steps as are commercially reasonable to implement such instructions, which steps once taken shall constitute conclusive and binding evidence that such funds were advanced hereunder in accordance with the provisions relating thereto and the Administrative Agent shall not be liable for any damages, claims or costs which may be suffered by the Borrower and occasioned by the failure of such Advance to reach the designated destination, except to the extent such damages, claims or costs are the result of the gross negligence or wilful misconduct (as determined by a final, non-appealable decision of a court of competent jurisdiction) of the Administrative Agent.

(b)                                 Unless the Administrative Agent has been notified by a Lender on the Banking Day prior to the Drawdown Date requested by a Borrower that such Lender will not make available to the Administrative Agent its Main Facility Rateable Portion of such Advance, the Administrative Agent may assume that such Lender has made such portion of the Advance available to the Administrative Agent on the Drawdown Date in accordance with the provisions hereof and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent such Lender shall not have so made its Main Facility Rateable Portion of the Advance available to the Administrative Agent, then such Lender shall pay to the Administrative Agent forthwith on demand such Lender’s Main Facility Rateable Portion of the Advance and all reasonable costs and expenses incurred by the Administrative Agent in connection therewith together with interest thereon (at the rate payable thereunder by the Borrower in respect of such Advance) for each day from the date such amount is made available to the Borrower until the date such amount is paid to the Agent; provided, however, that notwithstanding such obligation, if such Lender fails to so pay, the Borrower covenants and agrees that without prejudice to any rights such Borrower may have against such Lender, it shall reimburse such amount to the Administrative Agent forthwith after demand therefor by the Administrative Agent. The amount payable to the Administrative Agent pursuant hereto shall be as set forth in a certificate delivered by the Administrative Agent to such Lender and such Borrower (which certificate shall contain reasonable details of how the amount payable is calculated) and shall be conclusive and binding, for all purposes, in the absence of manifest error. If such Lender makes the payment to the Administrative Agent required herein, such Lender shall be considered to have made its Main Facility Rateable Portion of the Advance for purposes of this Agreement and the Administrative Agent shall make appropriate entries in the books of account maintained by the Administrative Agent.

(c)                                  The failure of any Lender to make its Main Facility Rateable Portion of any Advance shall not relieve any other Lender of its obligation, if any, hereunder to make its Main Facility Rateable Portion of such Advance on the Drawdown Date, but no Lender shall be responsible for the failure of any other Lender to make the Main Facility Rateable Portion of the Advance to be made by such other Lender on the date of any Advance.

(d)                                 Where a Drawdown under the Facility and a repayment of an Advance under the Facility are to occur on the same day, the Administrative Agent shall not make available to the relevant Borrower the amount of the Advance to be drawn down until the Administrative Agent is satisfied that it has received irrevocable and irreversible payment of the amount to be prepaid or repaid. Notwithstanding the foregoing, in the absence of gross negligence or wilful misconduct (as determined by a final, non-appealable decision of a court of competent jurisdiction) on the part of the Administrative Agent, the risk of non-receipt of the amount to be repaid is that of the Lenders and not of the Administrative Agent.

(e)                                  This Section 11.2 shall not apply to Swing Line Advances.

(f)                                    Any amount payable to a Defaulting Lender under this Agreement (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent,

(i)                                     first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder;

(ii)                               second, to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank hereunder;

(iii)                            third, to the funding of any Advance or the funding or cash collateralization of any participating interest in any Letter of Credit or Swing Line Advance; and

(iv)                           fourth, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement.

11.3                        Remittance of Payments

Forthwith after receipt of any repayment of principal or payment of interest or fees pursuant to any provision of this Agreement, the Administrative Agent which has received such repayment or payment shall remit to each Lender its Main Facility Rateable Portion thereof; provided, however, that the Administrative Agent shall be entitled to set off against and deduct from any amount payable to a Lender any outstanding amounts payable by such Lender to the Administrative Agent pursuant to Section 11.2(b). Forthwith after receipt of any payment of Facility Fees pursuant to Section 2.14(a), the Administrative Agent shall remit to each Lender its portion of such payment as determined in accordance with Section 2.14(a). If the Administrative Agent, on the assumption that it will receive on any particular date a payment of principal, interest or fees hereunder, remits such payment to the Lenders and the Borrowers fail to make such payment, each of the Lenders agrees to repay to the Administrative Agent forthwith on demand the amount received by it together with all reasonable costs and expenses incurred by the Administrative Agent in connection therewith to the extent not reimbursed by the Borrower and interest thereon at the rate and calculated in the manner applicable to the Advance in respect of which such payment was made for each day from the date such amount is remitted to the Lenders, the exact amount of the repayment required to be made by the Lenders pursuant hereto to be as set forth in a certificate delivered by the Administrative Agent to each Lender, which certificate shall be conclusive and binding for all purposes in the absence of manifest error. The Administrative Agent shall make appropriate entries in the register maintained by it to reflect the foregoing.

11.4                        Redistribution of Payment

(a)                                  If any Lender receives or recovers (whether by payment or combination of accounts or otherwise) an amount owed to it by a Borrower under this Agreement otherwise than through the Administrative Agent, then such Lender shall, within two Banking Days following such receipt or recovery, notify the Administrative Agent (who shall in turn notify the other Lenders) of such fact.

(b)                                 Subject to the other terms and conditions of this Agreement, if at any time the proportion which any Lender (a “Recovering Lender”) has received or recovered (whether by payment or combination of accounts or otherwise) in respect of its portion of any payment to be made under this Agreement by a Borrower for the account of such Recovering Lender and one or more other Lenders is greater (the amount of the excess being in this Section 11.4 called the “excess amount”) than the proportion thereof received or recovered by the Lender or Lenders receiving or recovering the smallest proportion thereof, then:

(i)                                  the Recovering Lender shall, within two Banking Days following such receipt or recovery, pay to the Administrative Agent an amount equal to the excess amount; and

(ii)                               the Agent shall treat the amount received by it from the Recovering Lender pursuant to paragraph (i) above as if such amount had been received by it from such Borrower pursuant to its obligations under this Agreement and shall pay the same to the Persons entitled thereto (including such Recovering Lender) pro rata to their respective entitlements thereto in which event, for all purposes in connection herewith, the Recovering Lender shall be deemed only to have received or recovered from such Borrower that portion of the excess amount which is actually paid to the Recovering Lender by the Administrative Agent pursuant to this Section 11.4(b)(ii).

(c)                                  If a Lender that has paid an excess amount to the Administrative Agent in accordance with Section 11.4(b)(i) is required to refund the whole (or a portion) of such excess amount to the Borrower, then each of the other Lenders shall pay to the Administrative Agent for the account of that Lender the whole (or that proportion) of the amount received by it as a result of the distribution in respect of that excess amount made by the Administrative Agent pursuant to Section 11.4(b)(ii).

11.5                        Duties and Obligations

(a)                                  None of the Agents nor any of their respective directors, officers, agents or employees (and, for purposes hereof, each of the Agents shall be deemed to be contracting for and on behalf of such Persons) shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement except for its or their own gross negligence or wilful misconduct, as determined by a final, non-appealable decision of a court of competent jurisdiction. Without limiting the generality of the foregoing, each Agent:

(i)                                  may assume that there has been no assignment or transfer by any means by any Lender of its rights hereunder, unless and until the Administrative Agent has received a duly completed and executed assignment in form satisfactory to it;

(ii)                               may consult with legal counsel (including the Lenders’ Counsel), independent public accountants and other experts of reputable standing selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts;

(iii)                            shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing believed by it to be genuine and signed or sent by the proper party or parties or by acting upon any representation or warranty of the Borrowers or any Guarantor made or deemed to be made hereunder;

(iv)                              may assume that no Event of Default has occurred and is continuing unless an appropriate officer charged with the administration of this Agreement has actual notice or knowledge to the contrary;

(v)                                 may rely as to any matters of fact which might reasonably be expected to be within the knowledge of any Person upon a certificate signed by or on behalf of such Person; and

(vi)                              shall incur no liability for its failure to distribute to any Lender the financial statements or other information provided to the Administrative Agent by the Borrowers or any Guarantor.

Further, each Agent (a) shall not have any duty to ascertain or to enquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any of the Borrowers or any Guarantor or to inspect the property (including the books and records) of any of the Borrowers or any Guarantor and (b) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any instrument or document furnished pursuant hereto.

(b)                                 No Agent makes any warranty or representation to any Lender nor shall any Agent be responsible to any Lender for the accuracy or completeness of the data made available to any of the Lenders in connection with the negotiation of this Agreement, or for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement.

(c)                                  Except as otherwise provided for herein, an Agent may, but is not obligated to, seek the approval of the Majority Lenders to any consents required to be given by an Agent hereunder.

11.6                        Prompt Notice to the Lenders

Subject to the provisions of Section 11.5(a)(vi), the Administrative Agent agrees to provide to the Lenders, copies where appropriate, of all information, notices and reports required to be given to the Administrative Agent by the Borrowers and the Guarantors hereunder or pursuant to any other Loan Document, promptly upon receipt of same, excepting therefrom information and notices relating solely to the role of the Administrative Agent hereunder.

11.7                        Agent’s Authority

With respect to its Commitment and the Advances made by it as a Lender, an Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not an Agent. An Agent may accept deposits from, lend money to, and generally engage in any kind of business with the Borrowers and the Subsidiaries or any corporation or other entity owned or controlled by any of them and any Person which may do business with any of them, all as if the Agent was not an Agent hereunder and without any duties to account therefor to the Lenders.

11.8                        Lender’s Independent Credit Decision

It is understood and agreed by each Lender that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of the Borrowers and its Subsidiaries. Accordingly, each Lender confirms with the Agents that it has not relied, and will not hereafter rely, on the Agents (i) to check or enquire on its behalf into the adequacy, accuracy or completeness of any information provided by the Borrowers or any other Person under or in connection with this Agreement, the other Loan Documents or the transactions herein or therein contemplated (whether or not such information has been or is hereafter distributed to such Lender by an Agent), or (ii) to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrowers or any Subsidiary. Each Lender acknowledges that a copy of this Agreement has been made available to it for review and each Lender acknowledges that it is satisfied with the form and substance of this Agreement.

11.9                        Indemnification

Each Lender hereby agrees to indemnify the Agents (to the extent not reimbursed by the Borrowers) in its Global Rateable Portion, from and against any and all liabilities, obligations, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against an Agent (in its capacity as agent for the Lenders) in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or admitted by an Agent under or in respect of this Agreement or any other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or wilful misconduct, as determined by a final, non-appealable decision of a court of competent jurisdiction. Without limiting the generality of the foregoing, each Lender agrees to reimburse such Agent promptly upon demand in the proportion specified herein in respect of any out-of-pocket expenses (including counsel fees) incurred by such Agent in connection with the preservation of any rights of the Agents or the Lenders under, or the enforcement of, or legal advice in respect of the rights or responsibilities under, this Agreement or any other Loan Documents, to the extent that the Agent is not reimbursed for such expenses by the Borrowers.

11.10                 Successor Agent

The Administrative Agent may, as hereinafter provided, resign at any time by giving not less than 30 days’ written notice thereof to the Lenders and the Borrowers. The Administrative Agent may, as hereinafter provided, be removed at any time on not less than 30 days’ written notice thereof by the Majority Lenders provided that the Majority Lenders have designated a successor who is prepared to act hereunder and which is acceptable to Celestica, acting reasonably. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a  successor agent (the “Successor Agent”) which shall be a Lender and which shall be acceptable to the Borrowers, acting reasonably. Upon the acceptance of any appointment hereunder by a Successor Agent, such Successor Agent shall thereupon become Administrative Agent hereunder and shall succeed to and become vested with all the rights, powers, privileges and duties of CIBC and CIBC shall thereupon be discharged from its further duties and obligations as Administrative Agent under this Agreement. After any resignation or removal of CIBC under this Section 11.10, the provisions of this Article 11 shall continue to enure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

11.11                 Taking and Enforcement of Remedies

(a)                                  Each of the Lenders hereby acknowledges that, to the extent permitted by Applicable Law, the remedies provided hereunder or under the Security Documents to the Lenders are for the benefit of the Lenders collectively and acting together and not severally and further acknowledges that its rights hereunder and thereunder are to be exercised not severally, but collectively by the Administrative Agent upon the decision of the Lenders, the Majority Lenders or the Super Majority Lenders, as applicable, regardless of whether declaration or acceleration was made pursuant to Section 10.2; accordingly, notwithstanding any of the provisions contained herein and therein, each of the Lenders hereby covenants and agrees that it shall not be entitled to take any action with respect to the Facility, including, without limitation, any declaration or acceleration under Section 10.2, but that any such action shall be taken only by the Administrative Agent with the prior written consent of the Lenders, the Majority Lenders or the Super Majority Lenders, as applicable, provided that, notwithstanding the foregoing:

(i)                                  in the absence of instructions from the Lenders, from the Majority Lenders or from the Super Majority Lenders, as applicable, and where in the sole opinion of the Administrative Agent the exigencies of the situation warrant such action, the Administrative Agent may without notice to or consent of the Lenders take such action on behalf of the Lenders as it deems appropriate or desirable in the interest of the Lenders; and

(ii)                               the commencement of litigation before any court shall be made in the name of each Lender individually unless the laws of the jurisdiction of such court permit such litigation to be commenced in the name of the Administrative Agent on behalf of the Lenders (whether pursuant to a specific power of attorney in favour of the Administrative Agent or otherwise) and the Administrative Agent agrees to commence such litigation in its name;

each of the Lenders hereby further covenants and agrees that upon any such written consent being given by the Lenders, the Majority Lenders or the Super Majority Lenders, as applicable, they shall co-operate fully with the Administrative Agent to the extent requested by the Administrative Agent in the collective realization including, without limitation, the appointment of a receiver and manager to act for their collective benefit; and each Lender covenants and agrees to do all acts and things and to make, execute and deliver all agreements and other instruments, including, without limitation, any instruments necessary to effect any registrations, so as to fully carry out the intent and purpose of this Section 11.11; and each of the Lenders hereby covenants and agrees that, other than as provided in this Agreement, it has not heretofore and shall not seek, take, accept or receive any security for any of the obligations and liabilities of the Borrowers or any Guarantor hereunder or under any other document, instrument, writing or agreement ancillary hereto and shall not enter into any agreement with any of the parties hereto or thereto relating in any manner whatsoever to the Facility, unless all of the Lenders shall at the same time obtain the benefit of any such agreement.

(b)                                 Notwithstanding any other provision contained in this Agreement, no Lender shall be required to be joined as a party to any litigation commenced against any Obligor by the Administrative Agent, the Majority Lenders or the Super Majority Lenders, as applicable, hereunder (unless otherwise required by any court of competent jurisdiction) if it elects not to be so joined in which event any such litigation shall not include claims in respect of the rights of such Lender against the Obligors hereunder until such time as such Lender does elect to be so joined; provided that if at the time of such subsequent election it is not possible or practicable for such Lender to be so joined, then such Lender may commence proceedings in its own name in respect of its rights against the Obligors hereunder.

11.12                 Reliance Upon Lenders

The Administrative Agent shall be entitled to rely upon any certificate, notice or other document provided to it by a Lender on behalf of all financial institutions and Affiliates which together constitute a Lender pursuant to this Agreement and the Administrative Agent shall be entitled to deal with the Lenders with respect to the matters under this Agreement which are such Administrative Agent’s responsibilities without any liability whatsoever to the Lenders for relying upon any certificate, notice or other document provided to it by such Lender notwithstanding any lack of authority of the Lender to provide the same or to bind the other financial institutions and Affiliates which together constitute a Lender.

11.13                 Reliance upon Administrative Agent

The Obligors shall be entitled to rely upon any certificate, notice or other document provided to any of them by the Administrative Agent pursuant to this Agreement or any other Loan Document and the Obligors shall be entitled to deal with the Administrative Agent (and, except as otherwise specifically provided, not to deal with any Lender prior to an Event of Default) with respect to all matters under this Agreement and the other Loan Documents without any liability whatsoever to the Lenders for relying upon any certificate, notice or other document provided to any of them by the Administrative Agent, notwithstanding any lack of authority of the Administrative Agent to provide the same. Without limiting the generality of the foregoing, but subject as herein otherwise specifically provided, none of the Lenders shall have any right to enforce directly any of the provisions of this Agreement or any other Loan Document or to communicate with the Obligors except through the Administrative Agent in accordance with the terms of this Agreement or as otherwise specifically provided in this Agreement. The provisions of this Article 11 are for the benefit of the Agents and the Lenders and, except for the provisions of Sections 11.2, 11.13, 11.14 and 11.15, may not be relied upon by the Obligors.

11.14                 Replacement of Cancelled Commitments

If, at any time prior to the Maturity Date, the Commitment of any Lender or Lenders is cancelled, or any Lender fails to perform its obligations hereunder, the Administrative Agent may, and at the request of the Borrowers, provided that no Default or Event of Default has occurred and is continuing, shall use its reasonable efforts to locate one or more other Persons (“Substitute Lenders”) satisfactory to the Borrowers (who may be an existing Lender) to become a Lender and to assume all or a portion of the Commitment so cancelled, provided that the Administrative Agent shall not be under any obligation to assume such cancelled Commitment itself if the Administrative Agent is unable to locate any Substitute Lenders.  Upon locating one or more Substitute Lenders, the Administrative Agent (on behalf of each of the parties hereto other than the Borrowers and the Lender or Lenders whose Commitment has been cancelled), the Borrowers and the Substitute Lender or Lenders shall make any appropriate amendments to this Agreement which are required to incorporate such Substitute Lender or Lenders hereunder. If any Substitute Lender is not an existing Lender, then Celestica shall pay to the Administrative Agent an administration fee of U.S.$3,500.

11.15                 Disclosure of Information

The Administrative Agent and each of the Lenders acknowledges the confidential nature of this Agreement, the financial, operational and other information and data provided and to be provided to it by the Borrowers pursuant hereto that is not at the time it is so provided or (other than through a breach of this Agreement) thereafter in the public domain and agrees not to disclose such information; provided, however, that:

(a)                                  the Administrative Agent and each Lender may disclose all or any part of such information to any proposed assignee or transferee or participant of any Lender or to any potential direct or indirect swap counterparty and its counsel, provided that such Person has executed and delivered to the Administrative Agent or such Lender a confidentiality agreement in a form satisfactory to the Administrative Agent or such Lender, which terms shall include an agreement to comply with this Section 11.15;

(b)                                 the Administrative Agent and each Lender may disclose all or any part of such information if, (A) in the sole reasonable opinion (stated in writing) of the Lenders’ Counsel, such disclosure is compellable by Applicable Law in connection with any threatened judicial, administrative or governmental proceeding or is required in connection with any actual judicial, administrative or governmental proceeding or (B) such disclosure is compellable by Applicable Law, provided that in any such event the Administrative Agent or the relevant Lender will make reasonable efforts to provide Celestica with prompt written notice of any such compellable disclosure so that Celestica may seek a protective order or other appropriate remedy or relief to prevent such disclosure from being made. The failure to deliver such notice or, where applicable, the giving of such notice, shall not preclude disclosure by the Administrative Agent or the Lender where legally required in the opinion of Lenders’ Counsel. In any event, the Administrative Agent or Lender will furnish only that portion of such information which, in the reasonable opinion of the Lenders’ Counsel, it is legally required to disclose and will request that confidential treatment will be accorded such information;

(c)                                  it shall incur no liability in respect of any disclosure of such information to any, or pursuant to the requirements of any, judicial authority, law enforcement agency, tax or regulatory authority which it is required to make in accordance with Applicable Law;

(d)                                 it shall inform the Borrowers, as soon as is practicable, of any disclosure of such information made by it unless such disclosure is in the ordinary course of its business or such tax or regulatory authority or such judicial authority or law enforcement agency requires the Administrative Agent or such Lender not to inform the Borrowers of the disclosure of such information to it;

(e)                                  the Administrative Agent and each Lender may disclose all or any part of such information to its auditors or to Lenders’ Counsel or other counsel of reputable standing for the purpose of seeking or obtaining accounting or legal advice, provided that any such auditors (except where such auditor is the Auditor General of Canada, in which case such disclosure may be made on a non-confidential basis) or counsel are bound by a professional duty of confidentiality;

(f)                                    the Administrative Agent and each Lender may disclose such information to any employees, agents, officers and directors of the Administrative Agent or any Lender, and of any Subsidiary or Affiliate of the Administrative Agent or any Lender (a “Representative”), if such disclosure is required in connection with the administration of the Facility, provided that the Administrative Agent or such Lender shall be responsible for a breach by any of its Representatives of the obligation not to disclose such information;

(g)                                 the Administrative Agent and each Lender may disclose such information to any nationally recognized rating agency that requires access to information about the Administrative Agent’s or such Lender’s  investment portfolio in connection with ratings issued with respect to the Administrative Agent or such Lender, provided that the Administrative Agent or such Lender will request that confidential treatment will be accorded such information; and

(h)                                 the Administrative Agent and each Lender may disclose all or any part of such information with the prior written consent of Celestica.

11.16                 Adjustments of Rateable Portions

(a)                                  In connection with any Drawdown (other than a Drawdown of a Swing Line Advance), Conversion or Rollover or any reimbursement or repayment of an Obligation, the Administrative Agent shall, in its sole and unfettered discretion, have the right (but not the obligation) to make adjustments of the amount of such Drawdown, Conversion or Rollover advanced or paid by such Lender or the amount of such reimbursement or repayment to be received by such Lender in order to maintain the balances of the Advances made by each Lender other than to a Consent Designated Subsidiary in the same portion as the Main Facility Rateable Portion of each Lender.

(b)                                 Upon the occurrence of an acceleration under Section 10.1(h), 10.1(i) or 10.2, if, with respect to any Lender, the aggregate of all outstanding Advances made by such Lender is less than its Global Rateable Portion (after giving effect to any adjustment made pursuant to Subsection 11.16(a)) of the aggregate of all outstanding Advances, the Administrative Agent may, by written notice, require such Lender to pay to the Administrative Agent, for the credit of the other Lenders, in such currency or currencies as the Administrative Agent may in its discretion determine, such amount as may be required so as to bring the aggregate of all outstanding Advances made by such Lender equal to its Global Rateable Portion of the aggregate of all outstanding Advances.  The Administrative Agent shall credit the funds received from such Lender to any other Lender or Lenders, as it may determine in its discretion, so as to render the aggregate of the outstanding Advances made by each Lender equal to the Global Rateable Portion of each Lender of all outstanding Advances.

ARTICLE 12
COSTS, EXPENSES AND INDEMNIFICATION

12.1                        Costs and Expenses

Each Borrower shall pay promptly, upon request by the Administrative Agent accompanied by reasonable supporting documentation or other evidence, all reasonable costs and expenses in connection with the due diligence pertaining to or the preparation, printing, execution and delivery of this Agreement and the other documents to be delivered hereunder including, without limitation, the reasonable fees and out-of-pocket expenses of the Lenders’ Counsel with respect thereto.  Except for ordinary expenses of the Administrative Agent relating to the day-to-day administration of this Agreement, each Borrower further agrees to pay all reasonable out-of-pocket costs and expenses (including reasonable fees and expenses of counsel, accountants and other experts) in connection with the syndication of the Facility and the interpretation, preservation or enforcement of rights of the Administrative Agent and the Lenders under this Agreement and the Loan Documents including, without limitation, all reasonable costs and expenses sustained by them as a result of any failure by any of the Borrowers or Guarantors to perform or observe its obligations contained in any of this Agreement and the Loan Documents and including the costs and expenses of any waivers, consents, amendments, discharges, releases or similar requirements related to any Loan Document.  The Borrowers further agree to pay all reasonable out-of-pocket expenses of the Issuing Bank with respect to the issuance and administration of Letters of Credit.

12.2                        Indemnification by the Borrowers

In addition to any liability of each Borrower to any Lender or any Agent under any other provision hereof, each Borrower shall indemnify the Lenders and the Agents and hold each Lender and each Agent harmless against any reasonable costs or expenses incurred by a Lender or an Agent as a result of (i) any failure by such Borrower to fulfil any of its obligations hereunder or under any Loan Document in the manner provided herein including, without limitation, any cost or expense incurred by reason of the liquidation or re-employment in whole or in part of deposits or other funds required by any Lender to fund or maintain any Advance as a result of the failure of such Borrower to complete a Drawdown or to make any repayment or other payment on the date required hereunder or specified by it in any notice given hereunder; or (ii) the failure of such Borrower to pay any other amount including, without limitation, any interest or fee due hereunder on its due date; or (iii) the prepayment or repayment by such Borrower of any LIBOR Advance or Bankers’ Acceptance Advance prior to its date of maturity or the last day of the then current Interest Period for such Advance; or (iv) any failure by a Borrower or Designated Subsidiary to fulfill any of its obligations under any interest rate swap agreements entered into during the term of this Agreement by such Borrower or Designated Subsidiary with any Person who was, at the time such interest rate swap agreement was entered into, a Lender.  The indemnity in Section 12.2, to the extent that it relates to clause (iv), shall survive the termination of this Agreement and the Commitments hereunder and shall remain in full force and effect until such time as the parties to such interest rate swap agreements have no obligations thereunder.

12.3                        Funds

Each amount advanced, made available, disbursed or paid hereunder shall be advanced, made available, disbursed or paid, as the case may be, in immediately available funds or, after notice from the Administrative Agent, in such other form of funds as may from time to time be customarily used in the jurisdiction in which the Advance is advanced, made available, disbursed or paid in the settlement of banking transactions similar to the banking transactions required to give effect to the provisions of this Agreement on the day such advance, disbursement or payment is to be made.

12.4                        General Indemnity

(a)                                  Indemnity.  Subject to paragraphs (b), (c) and (d) below, the Borrowers agree to indemnify and save harmless the Agents, the Lenders, their respective Affiliates involved in the syndication or administration of the Facility, their respective officers, directors, employees and agents (collectively, the “Indemnitees” and individually, an “Indemnitee”) from and against any and all liabilities, claims, damages and losses (including reasonable legal fees and disbursements of counsel but excluding loss of profits and special or consequential damages) (collectively, the “Losses”) as a result of any claims, actions or proceedings (“Claims”) asserted against the Indemnitees, by a Person other than the Indemnitees in connection with the agreement of the Lenders to provide the Facility, the Commitments of the Lenders and the Advances made by the Lenders including, without limitation: (i) the costs of defending and/or counterclaiming or claiming over  against third parties in respect of any Claim; and (ii) subject to the provisions set forth in paragraph (d) below, any Losses arising out of a settlement of any Claim made by the Indemnitees.

(b)                                 Limitations to Indemnity.  The foregoing obligations of indemnification shall not apply to (i) any Losses suffered by the Indemnitees or any of them or to any Claim asserted against the Indemnitees or any of them to the extent such Loss or Claim has resulted from the gross negligence or wilful misconduct (as determined by a final, non-appealable decision of a court of competent jurisdiction) of the Indemnitees or any of them; or (ii) any Losses with respect to Taxes for which an Indemnitee may claim an indemnity from an Obligor pursuant to Section 5.5(b) of this Agreement.

(c)                                  Notification.  Whenever a Lender or an Agent shall have received notice that a Claim has been commenced or threatened, which, if successful, would subject a Borrower (the “Indemnifying Party”) to the indemnity provisions of this Section

12.4, the Lender or the Agent shall as soon as reasonably possible notify (to the extent permitted by law) the Indemnifying Party in writing of the Claim and of all relevant information the Lender or the Agent possesses relating thereto; provided, however, that failure to so notify the Indemnifying Party shall not release it from any liability which it may have on account of the indemnity set forth in this Section 12.4, except to the extent that the Indemnifying Party shall have been materially prejudiced by such failure.

(d)                                 Defence and Settlement.  The Indemnifying Party shall have the right, but not the obligation, to assume the defence of any Claim in any jurisdiction with legal counsel of reputable standing in order to protect the rights and interest of the Indemnitees.  In such respect, (i) the Indemnifying Party shall require the consent of the Indemnitees to the choice of legal counsel in connection with the Claim, which consent shall not be unreasonably withheld or delayed; and (ii) without prejudice to the rights of the Indemnitees to retain counsel and participate in the defence of the Claim, the Indemnifying Party and the Indemnitees shall make all reasonable efforts to co-ordinate their course of action in connection with the defence of such Claim. The related costs and expenses sustained in such respect by the Indemnitees shall be at the expense of the Indemnifying Party, provided that the Indemnifying Party shall only be liable for the costs and expenses of one firm of separate counsel in addition to the cost of any local counsel that may be required.  If the Indemnifying Party fails to assume defence of the Claim, the Indemnitees will (upon further notice to the Borrowers) have the right to undertake, at the expense of the Indemnifying Party, the defence, compromise or settlement of the Claim on behalf and for the account and risk of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defence of the Claim at any time prior to settlement, compromise or final determination thereof.

Notwithstanding the foregoing, in the event the Indemnitee, acting reasonably, does not agree with the manner or timeliness in which the legal counsel of the Indemnifying Party is  carrying on the defence of the Claim, or, pursuant to the opinion of a reputable counsel retained by  the Indemnitee, there may be one or more legal defences available different from the one carried on by the legal counsel of the Indemnifying Party, the Indemnitee shall have the right to assume its own  defence in the Claim by appointing its own legal counsel. The costs and the expenses sustained by the Indemnitee shall be at the expense of the Indemnifying Party provided that the Indemnifying Party shall only be liable for the costs and expenses of one firm of separate counsel, in addition to the costs of any local counsel that may be required.

The Indemnifying Party shall not be liable for any settlement of any Claim effected without its written consent (which shall not be unreasonably withheld or delayed). In addition, the Indemnifying Party will not, without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed), settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any Claim or threatened Claim in respect of which indemnification or contribution may be sought hereunder.

If an offer for settlement made to any Indemnitee which the Indemnifying Party has recommended for acceptance is rejected by the Indemnitee and the final liability of the Indemnitee in respect of such action and all related damages is greater than such offer, the liability of the Indemnifying Party will only be to indemnify the Indemnitee up to the amount of such offer.

12.5                        Environmental Claims

(a)                                  Indemnity.  Subject to paragraphs (b), (c) and (d) below, the Borrowers agree to indemnify and save harmless the Indemnitees from and against any and all Losses as a result of any Claims asserted against the Indemnitees by a Person other than the Indemnitees with respect to any material presence or Release on, into, onto, under or from any property owned, leased or operated by any of the Borrowers or any Subsidiary (the “Property”) of any Hazardous Material regardless of whether caused by, or within the control of, the Borrower or any Subsidiary or which arises out of or in connection with any action of, or failure to act by, the Borrowers or any Subsidiary or any predecessor or successor thereof in contravention of any present or future applicable Environmental Laws, whether or not having the force of law, including, without limitation: (i) the costs of defending and/or counterclaiming or claiming over against third parties in respect of any such Claim; and (ii) subject to the provisions set forth in paragraph (d) below, any Losses arising out of a settlement made by the Indemnitees of any Claim.

(b)                                 Limitations to Indemnity.  The foregoing obligations of indemnification shall not apply to any Losses suffered by the Indemnitees or any of them or to any Claim asserted against the Indemnitees or any of them which relates directly to any action or omission taken by any of the Indemnitees while in possession or control of the Property which is grossly negligent or constitutes wilful misconduct (as determined by a final, non-appealable decision of a court of competent jurisdiction) but shall apply to any Claim occurring during such period that relates to a continuation of conditions previously in existence or of a practise previously employed by any Obligor.

(c)                                  Notification.  Whenever an Indemnitee shall have received notice that a Claim has been commenced or threatened, which, if successful, would subject the Borrowers to the indemnity provisions of this Section 12.5, the Indemnitee shall as soon as reasonably possible and in any event on or before the expiry of the date (the “Notification Date”) which is the earlier of (i) the tenth Banking Day after the receipt of such notice by the Indemnitee, and (ii) such date as will afford sufficient time for the Borrowers to prepare and file a timely answer to the Claim, notify the Borrowers of the Claim and of all relevant information the Indemnitee possesses relating thereto. If the Indemnitee shall fail to so notify the Borrowers and provide it with such information on or before the Notification Date, the Borrowers shall not have any liability hereunder in respect of any Losses suffered by the Indemnitee in respect of such Claim to the extent such Losses may be reasonably attributable to such failure by the Indemnitee.

(d)                                 Defence and Settlement.  The provisions of Section 12.4(d) shall apply to any Claims under this Section 12.5.

ARTICLE 13
GENERAL

13.1                        Term

The Facility shall expire on the Maturity Date.

13.2                        Survival

All covenants, agreements, representations and warranties made herein or in certificates delivered in connection herewith by or on behalf of each Obligor shall survive the execution and delivery of this Agreement and the making of the Drawdowns hereunder and shall continue in full force and effect so long as there is any obligation of an Obligor to the Agents and the Lenders hereunder or under any other Loan Document.

13.3                        Benefit of the Agreement

This Agreement shall enure to the benefit of and be binding upon the successors and  permitted assigns of the Borrowers and the successors and permitted assigns of the Agents and the Lenders.

13.4                        Notices

All notices, requests, demands or other communications to or from the parties hereto shall be in writing and shall be given by overnight delivery service, by hand delivery or by telecopy to the addressee as follows:

(a)                                  If to the Borrowers:

12 Concorde Place,
5th Floor
Toronto, Ontario, Canada
M3C 3R8

Attention:              Vice President and Treasurer
Telecopier:            416-448-2280

with a copy to:

12 Concorde Place,
5th Floor
Toronto, Ontario
M3C 3R8

Attention:              Senior Vice President and Chief Legal Officer
Telecopier:            416-448-2817

(b)                                 If to the Administrative Agent:

Canadian Imperial Bank of Commerce
161 Bay Street

BCE Place, 8th Floor
Toronto, Ontario
M5J 2S8

Attention:              Director, Agency
Telecopier:            (416) 956-3830

(c)                                  if to a Lender, at the addresses set out in Schedule A or in the relevant Transfer Notice;

or at such other address or to such other individual as the Borrowers may designate by notice to the Administrative Agent and as the Administrative Agent or a Lender may designate by notice to the Borrowers and the Lenders or the Administrative Agent, as the case may be.

13.5                        Amendment and Waiver

This Agreement and any Loan Documents collateral hereto may be modified or amended and a waiver of any breach of any term or provision of this Agreement shall be effective only if the Borrowers, the Administrative Agent and the Majority Lenders so agree in writing, provided that in all cases the Borrowers shall be entitled to rely upon the Administrative Agent, without further inquiry in respect of any amendments or waivers agreed to by the Administrative Agent and which the Administrative Agent has confirmed have been agreed to by the Majority Lenders; provided further, however, that:

(a)                                  no amendment, waiver or consent, unless in writing and signed by all of the Lenders that are not, as at the effective date of the amendment, waiver or consent a Defaulting Lender, shall: (i) increase the Commitment of any Lender or subject any Lender to any additional obligation, provided however, that in no event shall any Lender have the ability to increase the Commitment of a Defaulting Lender; (ii) reduce the principal of, or interest on, the Advances or reduce any fees hereunder; (iii) postpone any date fixed for any payment of principal of, or interest on, the Advances or any other amounts payable hereunder; (iv) amend the definition of Majority Lenders or Super Majority Lenders; (v) amend this Section 13.5; or (vi) release, in one transaction or a series of transactions, all or substantially all of the Guarantees or the Security (other than in accordance with Section 9.1(p)(v));

(b)                                 except as otherwise expressly provided herein, the amendment at any time of any Security Document or the release at any time of any Guarantee or Security, in each case where Section 13.5(a)(vi) does not apply, by the Administrative Agent, on behalf of itself and the Lenders, will require the consent of the Super Majority Lenders, except that: (i) to the extent that a release of a Guarantee or any Security, as applicable, may be effected pursuant to a transaction subject to Section 13.12 only, the consent of the Administrative Agent and the Majority Lenders will be required; (ii) to the extent that a release of a Guarantee or any Security, as applicable, may be effected pursuant to Section 7.3(b) only, the consent of the Administrative Agent will be required; (iii) the consent to the release of a Guarantee or any Security, as applicable, granted by a Material Restricted Subsidiary shall be deemed to have been given by the Super Majority Lenders or the Majority Lenders, as applicable, if the Super Majority Lenders or the Majority Lenders, as applicable, provided consent to the sale of the Shares of a Material Restricted Subsidiary or a Domestic Restricted Subsidiary or the sale of all or substantially all of the undertaking, property and assets of a Material Restricted Subsidiary or Domestic Restricted Subsidiary used in conducting a business, as applicable, pursuant to Section 9.2(b)(ix); and (iv) to the extent that an amendment, as determined by the Administrative Agent and Lenders’ Counsel, each acting reasonably, does not materially impair the enforceability or unconditionality of such Guarantee or such Security, the consent of the Administrative Agent is required; and

(c)                                  no amendment, waiver or consent, unless in writing and signed by the Administrative Agent, Swing Line Lender or Issuing Bank, as applicable, in addition to the Lenders required herein above to take such action, affects the rights or duties of the Administrative Agent, Swing Line Lender or Issuing Bank, as applicable, under this Agreement or any Advance.

A waiver of any breach of any term or provision of this Agreement shall be limited to the specific breach waived.

13.6                        Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. The Agents, Lenders and Borrowers agree that any legal suit, action or proceeding arising out of this Agreement or any Loan Document may be instituted in the courts of Ontario, and the Agents, Lenders and Borrowers hereby accept and irrevocably submit to the nonexclusive jurisdiction of said courts and acknowledge their competence and agree to be bound by any judgment thereof.

13.7                        Further Assurances

Each Obligor shall promptly cure any default in its execution and delivery of this Agreement or in any of the other instruments referred to or contemplated herein to which it is a party. Each Obligor, at its expense, will promptly execute and deliver, or cause to be executed and delivered, to the Administrative Agent, upon request, all such other and further documents, agreements, certificates and instruments in compliance with, or accomplishment of the covenants and agreements of such Obligor hereunder or more fully to state the obligations of such Obligor as set out herein or to make any recording, file any notice or obtain any consents, all as may be necessary or appropriate in connection therewith.

13.8                        Enforcement and Waiver by the Lenders

Subject to Section 11.11, the Administrative Agent and the Lenders shall have the right at all times to enforce the provisions of this Agreement and the other Loan Documents in strict accordance with the terms hereof and thereof, notwithstanding any conduct or custom on the part of the Administrative Agent or the Lenders in refraining from so doing at any time or times. The failure of the Administrative Agent or the Lenders at any time or times to enforce their rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner, modified or waived the same. All rights and remedies of the Administrative Agent and the Lenders are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

13.9                        Execution in Counterparts

This Agreement may be executed in counterparts, each of which shall be considered an original and all of which taken together shall constitute a single agreement.

13.10                 Assignment by the Borrowers

The rights and obligations of the Borrowers under this Agreement are not assignable to any other Person, except in accordance with Article 7, without the prior written consent of all of the Lenders, which consent shall not be unreasonably withheld.

13.11                 Assignments and Transfers by a Lender

(a)                                  With the prior written consent of the Administrative Agent and Celestica, such consent not to be unreasonably withheld or delayed, any Lender may, at any time, assign all or any of its rights and benefits hereunder or transfer in accordance with Section 13.11(b) all or any of its rights, benefits and obligations hereunder; provided that in the event that such assignment would give rise to a claim for increased costs pursuant to Article 5, it shall not be unreasonable for Celestica to withhold its consent to such assignment. Any assignment or transfer shall be with respect to a minimum Commitment of U.S.$10,000,000 and integral multiples of U.S.$1,000,000 in excess thereof. A lesser amount may be assigned or transferred by any Lender if such amount represents the remaining balance of such Lender’s Commitment. Notwithstanding the foregoing, the consent of the Administrative Agent and Celestica is not required in connection with the assignment or transfer of all or any of the rights, benefits and obligations hereunder (i) to any Subsidiary or Affiliate of a Lender or to any other Lender hereunder provided that notice is given to the Administrative Agent and Celestica, and provided that, in either case, any such assignment or transfer does not give rise to a claim for increased costs pursuant to Article 5 or any obligation on the part of an Obligor to deduct or withhold any Taxes from or in respect of any sum payable hereunder to the Administrative Agent or the Lenders, in either case, in excess of what would have been the case without such assignment, or such assignee waives the rights to any benefits under Section 5.5; or (ii) to any Person if an Event of Default has occurred and is continuing.

(b)                                 If any Lender assigns all or any of its rights and benefits hereunder in accordance with Section l3.11(a), then, unless and until the assignee has agreed with the Administrative Agent and the other Lenders (in a Transfer Notice or otherwise) that it shall be under the same obligations towards each of them as it would have been under if it had been an original party hereto as a Lender, none of the Administrative Agent or any of the other Lenders or the Borrowers shall be obliged to recognize such assignee as having the rights against each of them which it would have had if it had been such a party hereto.

(c)                                  If any Lender wishes to assign all or any of its rights, benefits and/or obligations  hereunder as contemplated in Section l3.11(a), then such transfer may be effected upon:

(i)                                     receipt of the written consent of the Administrative Agent and Celestica as referred to in Section 13.11(a) delivered to the relevant assignee by  the Administrative Agent unless an Event of Default has occurred and is continuing in which case consent of Celestica shall not be required;

(ii)                                  the delivery to and countersignature by the relevant Lender of a duly completed and duly executed Transfer Notice; and

(iii)                               if any Lender wishes to assign any of its rights, benefits and/or obligations hereunder to a financial institution which is not a Lender or a Subsidiary or Affiliate of a Lender, such Lender shall have paid to the Administrative Agent a fee in the amount of U.S.$3,500;

in which event, on the later of the effective date, if any, specified in such Transfer Notice and the fifth Banking Day after the date of delivery of such Transfer Notice to the Administrative Agent (unless the Administrative Agent agrees to a shorter period):

(iv)                              to the extent that in such Transfer Notice the Lender party thereto seeks to transfer its rights and obligations hereunder, each of the Obligors and such  Lender shall be released from further obligations towards one another hereunder and their respective rights against one another shall be cancelled (such rights and obligations being referred to in this Section 13.11(c) as “discharged rights and obligations”);

(v)                                 each of the Obligors and the assignee party thereto shall assume obligations towards one another and/or acquire rights against one another which differ from such discharged rights and obligations only insofar as such Obligor and such Assignee have assumed and/or acquired the same in place of such Obligor and such Lender; and

(vi)                              the Administrative Agent, such assignee and the other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had such assignee been an original party hereto as a Lender with the rights and/or obligations acquired or assumed by it as a result of such transfer.

(d)                                 Each of the parties hereto confirms that:

(i)                                     the delivery to an assignee of a Transfer Notice signed by a Lender constitutes an irrevocable offer (subject to the conditions of Section 13.11(c)) by each of the parties hereto to accept such transferee (subject to the conditions set out herein) as a Lender party hereto with the rights and obligations so expressed to be transferred;

(ii)                               such offer may be accepted by such assignee by the execution of such Transfer Notice by such assignee and upon fulfilment of the conditions set forth in Section 13.11(c); and

(iii)                            the provisions of this Agreement shall apply to the contract between the parties thereto arising as a result of acceptance of such offer.

(e)                                  The Administrative Agent shall not be obliged to accept any Transfer Notice received by it hereunder and no such Transfer Notice may take effect on any day on or after the receipt by the Administrative Agent of a Drawdown Notice and prior to the date for the making of the proposed Advance.

(f)                                    No transfer pursuant to this Section 13.11 shall, unless the Administrative Agent otherwise decides in its absolute discretion and notifies the parties to such transfer accordingly, be effective if the date for effectiveness of such transfer on the day on which the Administrative Agent receives the applicable Transfer Notice is on, or less than five Banking Days before, the day for the payment of any interest or fee hereunder.

(g)                                 Any Lender may participate all or any part of its interest hereunder, provided that any such participation does not give rise to a claim for increased costs pursuant to Article 5 or any obligation on the part of an Obligor to deduct or withhold any Taxes from or in respect of any sum payable hereunder to an Agent or the Lenders, or such Lender and participant waive the right to any benefits under Section 5.5 and, in such case, notice of such participation has been given to the Administrative Agent and Celestica. Such participant shall not be entitled to any vote as a Lender. The Borrowers shall not be obligated to deal with any participant and shall be entitled to deal solely with the Lender and the Lender shall not be released from any of its obligations to the Borrowers as a result of such participation except to the extent that the participant has fulfilled such obligations. Such participants shall be bound to the same confidentiality provisions with respect to the Facility, the Borrowers and the Subsidiaries as are applicable to the Lenders.

13.12                 Certain Requirements in Respect of Merger, Etc

No Borrower shall, and the Borrowers shall not permit any Restricted Subsidiary (in each case, a “Predecessor Corporation”) to, enter into any transaction (whether by way of liquidation, dissolution, amalgamation, merger, transfer, sale or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other Person other than in accordance with Section 9.2(b)(vii) or Section 9.2(b)(ix) or, in the case of any such amalgamation or merger, of the continuing company resulting therefrom, or whereby the obligation of the Predecessor Corporation to pay amounts under this Agreement would become subject to novation or assumed or undertaken by any other such Person or continuing company (a “Corporate Reorganization”), provided that it may do so (and if the Predecessor Corporation is a Borrower or a Material Restricted Subsidiary or a Grantor such Person or continuing company shall become a party to this Agreement or to the Guarantee provided by such Material Restricted Subsidiary or the other Security Documents, as applicable, provided by such Grantor as the case may be) if:

(a)                                  such other Person or continuing company (herein referred to as a “Successor Corporation”) is a Borrower or Restricted Subsidiary;

(b)                                 where required in the reasonable opinion of Lenders’ Counsel, a Successor Corporation which is a Borrower or Material Restricted Subsidiary or Grantor shall execute and/or deliver to the Administrative Agent an agreement supplemental hereto or to the Guarantee or Guarantees or the Security Documents, as applicable, executed by a Predecessor Corporation or Predecessor Corporations, as the case may be, in form reasonably satisfactory to the Administrative Agent and  execute and/or deliver such other instruments, if any, which to the reasonable satisfaction of the Administrative Agent and in the opinion of Lenders’ Counsel are necessary to evidence (i) the assumption by the Successor Corporation of liability under each Loan Document to which the Predecessor Corporation is a party for the due and punctual payment of all money payable by the Predecessor Corporation thereunder, (ii) the covenant of the Successor Corporation to pay the same, (iii) the agreement of the Successor Corporation to observe and perform all the covenants and obligations of the Predecessor Corporation under each Loan Document to which the Predecessor Corporation was a party and to be bound by all the terms of each such Loan Document so far as they relate to the Predecessor Corporation, and (iv) if applicable, that the Security granted by the Predecessor Corporation continues to secure all of the Obligations and Eligible Hedging Obligations of the Successor Corporation pursuant to or in connection with any Loan Document, which instruments, if any, shall be in form reasonably satisfactory to the Administrative Agent;

(c)                                  such transaction would not have a Material Adverse Effect;

(d)                                 all Other Taxes payable as a result of such transaction have been paid;

(e)                                  such transaction will not result in any claim for increased costs pursuant to Section 5.2 or result in any Tax being levied on or payable by the Administrative Agent or any Lender (except for Taxes on the overall net income or capital of the Administrative Agent or a Lender provided there is no increase in such Taxes as a result of such transaction);

(f)                                    such transaction will not cause, or have the result of the Administrative Agent, the Lenders or any of them being in default under, noncompliance with, or violation of, any Applicable Law;

(g)                                 an opinion of Borrowers’ counsel, substantially in the form and as to matters addressed in the opinion of Borrowers’ Counsel delivered pursuant to Section 6.1 and as to the matters addressed in the opinion of the Borrowers’ Counsel delivered pursuant to Section 9.1(p)(ii), as applicable, shall have been delivered to the Administrative Agent;

(h)                                 each of the covenants set forth in Section 9.3 shall be satisfied on an actual and pro forma basis after giving effect to such transaction;

(i)                                  evidence of the due registration, recording and/or filing of the Security Documents in all jurisdictions necessary to protect, perfect and preserve as first ranking security (subject to Permitted Encumbrances) the Security created thereby; and

(j)                                  no Default or Event of Default shall have occurred and be continuing or will occur as a result of such transaction.

Sections 13.12(a), (b) and (g) shall not apply (i) to the liquidation or dissolution of the Restricted Subsidiaries listed in Schedule R; (ii) to the merger of the Restricted Subsidiaries listed in Schedule S; and (iii) in connection with the reorganization of the Celestica Liquidity Management Hungary Limited Liability Company holding structure, to the dissolution of Celestica Liquidity Management Hungary Limited Liability Company, Celestica (Gibraltar) Limited, Celestica (Luxembourg) S.ar.l and 1282087 Ontario Inc. through a series of transactions with the ultimate effect of transferring the assets of such entities to Celestica.

This Section 13.12 shall not apply to permit any consolidation, amalgamation or merger by or of Celestica unless, as the result thereof, the Successor Corporation is Celestica.

A Successor Corporation shall not be required to comply with Section 13.12(b), (g) and (i) in respect of a Corporate Reorganization where (i) no Security Document has been delivered by a Predecessor Corporation or is required to be delivered by a Successor Corporation, and (ii) one or more of the participants in the subject Corporate Reorganization is a Predecessor Corporation which is a Borrower or Restricted Subsidiary existing under the laws of an Exempted Jurisdiction and which, prior to the completion of such Corporate Reorganization, delivered a Guarantee in accordance with Section 9.1(m)(i) and the Guarantee delivered by such Predecessor Corporation (the “Predecessor Guarantee”) has not been terminated or released.  In this paragraph, “Exempted Jurisdiction” means:

(i)                                  the Province of Ontario, unless, following the date hereof, the laws of such Province change in a manner that would adversely affect the enforceability of the Predecessor Guarantee against the Successor Corporation;

(ii)                               Canada, unless following the date hereof, the laws of Canada or the laws of the Province of Canada which govern such Guarantee change in a manner that would adversely affect the enforceability of the Predecessor Guarantee against the Successor Corporation; and

(iii)                            the State of Delaware, unless, following the date hereof, the laws of such State change in a manner that would adversely affect the enforceability of the Predecessor Guarantee against the Successor Corporation.

13.13                 Set-Off

If an Event of Default has occurred, the Administrative Agent and each Lender shall have the right to set off against any accounts, credits or balances maintained by the Obligors with the Administrative Agent or any Lender, any amount due hereunder.

13.14                 Time of the Essence

Time shall be of the essence in this Agreement.

13.15                 Advertisements

The Administrative Agent and the Lenders agree that prior to any advertisement with respect to this transaction, the Administrative Agent shall obtain the written consent of Celestica as to the form and content of such advertisement, such consent not to be reasonably withheld and to be provided as soon as practicable.

13.16                 Judgement Currency

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due to the Administrative Agent or a Lender in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Administrative Agent or such Lender could purchase the Original Currency with the Other Currency on the Banking Day preceding the day on which final judgment is given or, if permitted by Applicable Law, on the day on which the judgment is paid or satisfied.

The obligations of an Obligor in respect of any sum due in the Original Currency from it to the Administrative Agent or any Lender under any of the Loan Documents shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Banking Day following receipt by the Administrative Agent or such Lender of any sum adjudged to be so due in the Other Currency, the Administrative Agent or such Lender may, in accordance with normal banking procedures, purchase the Original Currency with such Other Currency.  If the amount of the Original Currency so purchased is less than the sum originally due to the Administrative Agent or such Lender in the Original Currency, such Borrower agrees, as a separate obligation and notwithstanding the judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against any loss, and, if the amount of the Original Currency so purchased exceeds the sum originally due to the Administrative Agent or such Lender in the Original Currency, the Administrative Agent or such Lender shall remit such excess to such Borrower.

IN WITNESS WHEREOF the parties hereto have executed this Agreement.

CELESTICA INC.

By:	/s/ Paul Nicoletti
Name:
Title:

By:
Name:
Title:

DESIGNATED SUBSIDIARY

CELESTICA INTERNATIONAL INC.

By:	/s/ Todd Melendy
Name:
Title:

By:
Name:
Title:

CANADIAN IMPERIAL BANK OF COMMERCE, as Administrative Agent

By:	/s/ Warren Lobo
Name: Warren Lobo
Title: Director

By:	/s/ Robert Tempelhagen
Name: Robert Tempelhagen
Title: Managing Director

BANK OF AMERICA N.A., CANADA BRANCH

By:	/s/ Medina Sales de Andrade
Name: Medina Sales de Andrade
Title: Vice President

ROYAL BANK OF CANADA

By:	/s/ Thomas E. Patton
Name: Thomas E. Patton
Title: Authorized Signatory

By:
Name:
Title:

EXPORT DEVELOPMENT CANADA

By:	/s/ Dan O’Blenis
Name: Dan O’Blenis
Title: Financing Manager

By:	/s/ Deepak Dave
Name: Deepak Dave
Title: Senior Financing Manager

DEUTSCHE BANK AG, CANADA BRANCH

By:	/s/ Rod O’Hara
Name: Rod O’Hara
Title: Director

By:	/s/ Marcellus Leung
Name: Marcellus Leung
Title: Assistant Vice President

CITIBANK N.A., CANADIAN BRANCH

By:	/s/ John Hastings
Name: John Hastings
Title: Authorized Signer